Exhibit 10.1

$75,000,000

SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

EMERGE ENERGY SERVICES LP,
as Parent Guarantor,

EMERGE ENERGY SERVICES OPERATING LLC,
SUPERIOR SILICA SANDS LLC,
AND CERTAIN OF THEIR SUBSIDIARIES,
as Borrowers,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

and

THE FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTY HERETO,

as Lenders

January 5, 2018

i

	4.3.	Protection of Collateral	76
	4.4.	Preservation of Collateral	76
	4.5.	Ownership of Collateral	77
	4.6.	Defense of Agent’s and Lenders’ Interests	77
	4.7.	Books and Records	78
	4.8.	Compliance with Laws	78
	4.9.	Access to Premises	78
	4.10.	Insurance	78
	4.11.	Failure to Pay Insurance	79
	4.12.	Payment of Taxes	79
	4.13.	Payment of Leasehold Obligations	80
	4.14.	Receivables	80
	4.15.	Inventory	83
	4.16.	Maintenance of Equipment	83
	4.17.	Exculpation of Liability	83
	4.18.	Environmental Matters	83
	4.19.	Financing Statements	85
	4.20.	Voting Rights in Respect of Subsidiary Stock	85
	4.21.	Dividend and Distribution Rights in Respect of Subsidiary Shares	85

V.	REPRESENTATIONS AND WARRANTIES		85

	5.1.	Authority	85
	5.2.	Formation and Qualification	86
	5.3.	Survival of Representations and Warranties	86
	5.4.	Tax Returns	86
	5.5.	Financial Statements	86
	5.6.	Entity Names	87
	5.7.	O.S.H.A.; Environmental Compliance; Flood Laws	87
	5.8.	Solvency	88
	5.9.	Litigation	88
	5.10.	Compliance with Laws; ERISA	88
	5.11.	Patents, Trademarks, Copyrights and Licenses	89
	5.12.	Licenses and Permits	89
	5.13.	No Burdensome Restrictions	90
	5.14.	No Labor Disputes	90
	5.15.	Margin Regulations	90
	5.16.	Investment Company Act	90
	5.17.	Disclosure	90
	5.18.	Perfection of Security Interest in Collateral	90
	5.19.	Swaps	91
	5.20.	Application of Certain Laws and Regulations	91
	5.21.	No Brokers or Agents	91
	5.22.	Commercial Tort Claims	91
	5.23.	Letter of Credit Rights	91
	5.24.	Deposit Accounts	91
	5.25.	Bid Letters	91
	5.26.	Second Lien Documents	91
	5.27.	Personal Properties	91
	5.28.	Reserved	91
	5.29.	Real Property	91

VI.	AFFIRMATIVE COVENANTS		92

	6.1.	Payment of Fees	92
	6.2.	Conduct of Business and Maintenance of Existence and Assets	92
	6.3.	Violations	93
	6.4.	Government Receivables	93
	6.5.	Financial Covenants	93
	6.6.	Perfection: Further Assurances	94
	6.7.	Payment of Obligations	95
	6.8.	Standards of Financial Statements	95
	6.9.	Use of Proceeds	95
	6.10.	Keepwell	95
	6.11.	Post-Closing Deliveries	95
	6.12.	Compliance with Laws; Anti-Terrorism Law; International Trade Law Compliance	95
	6.13.	Information Regarding Collateral	96
	6.14.	Flood Insurance	96

VII.	NEGATIVE COVENANTS		96

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	97
	7.2.	Creation of Liens	98
	7.3.	Guarantees	98
	7.4.	Investments	98
	7.5.	Dividends and Distributions	99
	7.6.	Indebtedness	100
	7.7.	Nature of Business	101
	7.8.	Transactions with Affiliates	101
	7.9.	Subsidiaries	102
	7.10.	Fiscal Year and Accounting Changes	102
	7.11.	Pledge of Credit	102
	7.12.	Amendment of Certain Documents	102
	7.13.	Compliance with ERISA	103
	7.14.	Prepayment of Indebtedness and Certain Other Obligations	103
	7.15.	Management Fees	104
	7.16.	Bank Accounts	104
	7.17.	Passive Holding Company	105

VIII.	CONDITIONS PRECEDENT		105

	8.1.	Conditions to Initial Advances	105
	8.2.	Conditions to Each Advance	108

IX.	INFORMATION AS TO CREDIT PARTIES		109

	9.1.	Disclosure of Material Matters	109
	9.2.	Borrowing Base Certificate; Schedules	109
	9.3.	Compliance Certificate	109
	9.4.	Litigation	109
	9.5.	Material Occurrences	110
	9.6.	Government Receivables	110

	9.7.	Annual Financial Statements	110
	9.8.	Quarterly, Monthly and Weekly Reporting	110
	9.9.	Additional Information	111
	9.10.	Projected Operating Budget	111
	9.11.	MD&A	111
	9.12.	Notice of Suits, Adverse Events	111
	9.13.	ERISA Notices and Requests	111
	9.14.	Notice of Leases	112
	9.15.	Second Lien Notice	112
	9.16.	Reserve Reports	112
	9.17.	SEC Filings	112
	9.18.	Additional Documents	113

X.	EVENTS OF DEFAULT		113

	10.1.	Nonpayment	113
	10.2.	Breach of Representation	113
	10.3.	Financial Information	113
	10.4.	Judicial Actions	113
	10.5.	Noncompliance	113
	10.6.	Judgments	114
	10.7.	Bankruptcy	114
	10.8.	Inability to Pay	114
	10.9.	Cash Management Liabilities and Hedge Liabilities	114
	10.10.	Lien Priority	114
	10.11.	Cross Default	114
	10.12.	Breach of Guaranty, Security Agreement or Pledge Agreement	114
	10.13.	Change of Control	115
	10.14.	Invalidity	115
	10.15.	Licenses	115
	10.16.	Pension Plans	115
	10.17.	Reportable Compliance Event	115

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		115

	11.1.	Rights and Remedies	115
	11.2.	Agent’s Discretion	117
	11.3.	Setoff	117
	11.4.	Rights and Remedies not Exclusive	117
	11.5.	Allocation of Payments After Event of Default	117

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		118

	12.1.	Waiver of Notice	118
	12.2.	Delay	118
	12.3.	Jury Waiver	118

XIII.	EFFECTIVE DATE AND TERMINATION		119

	13.1.	Term	119
	13.2.	Termination	119

XIV.	REGARDING AGENT		120

	14.1.	Appointment	120
	14.2.	Nature of Duties	120
	14.3.	Lack of Reliance on Agent and Resignation	121
	14.4.	Certain Rights of Agent	122
	14.5.	Reliance	122
	14.6.	Notice of Default	122
	14.7.	Indemnification	122
	14.8.	Agent in its Individual Capacity	123
	14.9.	Delivery of Documents	123
	14.10.	Borrowers’ Undertaking to Agent	123
	14.11.	No Reliance on Agent’s Customer Identification Program	123
	14.12.	Other Documents	123
	14.13.	Withholding Tax	123
	14.14.	Collateral and Guaranty Matters	124

XV.	BORROWING AGENCY		124

	15.1.	Borrowing Agency Provisions	124
	15.2.	Waiver of Subrogation	126

XVI.	MISCELLANEOUS		126

	16.1.	Governing Law	126
	16.2.	Entire Understanding; Amendments; No Waiver by Course of Conduct	127
	16.3.	Successors and Assigns; Participations.	128
	16.4.	Application of Payments	131
	16.5.	Indemnity	131
	16.6.	Notice	132
	16.7.	Survival	134
	16.8.	Severability	134
	16.9.	Expenses	134
	16.10.	Injunctive Relief	135
	16.11.	Consequential Damages	135
	16.12.	Captions	135
	16.13.	Counterparts; Facsimile Signatures	135
	16.14.	Construction	135
	16.15.	Confidentiality; Sharing Information	136
	16.16.	Publicity	136
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	136
	16.18.	Anti-Terrorism Laws	137
	16.19.	Concerning Joint and Several Liability of Borrowers	137
	16.20.	Non-Applicability of Chapter 346	139
	16.21.	BORROWERS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT	139
	16.22.	Amendment and Restatement	139
	16.23.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	140

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.1	Perfection Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2(b)	Guaranty
Exhibit 1.2(c)	Pledge Agreement
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.14(a)	Swing Loan Note
Exhibit 2.15	Lender Joinder and Assumption Agreement
Exhibits 3.10-1-4	Non-Bank Tax Certificates
Exhibit 8.1(f)	Financial Condition Certificate
Exhibit 8.1(u)	Capital Expenditure Budget
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Commitments
Schedule 1.2(b)	Existing Letters of Credit
Schedule 1.2(c)	Permitted Encumbrances
Schedule 1.2(d)	Specified Obligations
Schedule 1.2(e)	Specified Other Obligations
Schedule 1.2(f)	Specified Documents
Schedule 1.2(g)	Specified Assets
Schedule 5.10(b)	Plans
Schedule 5.12	Licenses and Permits
Schedule 5.13	No Burdensome Restrictions
Schedule 5.14	Labor Disputes
Schedule 6.11	Post-Closing Deliveries
Schedule 7.4	Existing Investments
Schedule 7.6	Existing Indebtedness

SECOND AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT

This Second Amended and Restated Revolving Credit and Security Agreement, dated as of January 5, 2018, among EMERGE ENERGY SERVICES LP, a Delaware limited partnership (“Parent Guarantor”), EMERGE ENERGY SERVICES OPERATING LLC, a Delaware limited liability company (“Emerge”), SUPERIOR SILICA SANDS LLC, a Texas limited liability company (“SSS” and together with Emerge and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers,” and each individually a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Agent”).

WHEREAS, the Borrowers, Parent Guarantor, the lenders party thereto, and PNC, as agent for the lenders, entered into that certain Amended and Restated Revolving Credit and Security Agreement, dated as of June 27, 2014 (as amended, supplemented and otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”) providing for a $180,000,000 revolving credit facility to the Borrowers;

WHEREAS, the Credit Parties have requested the Lenders amend and restate the Existing Credit Agreement as set forth herein;

WHEREAS, the Lenders agree to amend and restate the Existing Credit Agreement subject to the terms and conditions in this Agreement;

WHEREAS, the liens, security interests and guaranties securing and supporting the Existing Credit Agreement shall continue to secure and support the Obligations as amended and restated pursuant to this Agreement; and

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

I.                                        DEFINITIONS.

1.1.         Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  If at any time (i) any change in GAAP or (ii) any change in the application of GAAP concurred by the Credit Parties’ independent public accountants, would affect the computation of any financial ratio, requirements or covenants set forth in this Agreement or any Other Document, including, without limitation, any change as to whether leases are required to be capitalized for financial reporting purposes, and either the Borrowing Agent or the Required Lenders shall so request, Agent, Lenders and the Credit Parties shall negotiate in good faith to amend such ratio or requirement, including, without limitation, the Total Leverage Ratio and the Indebtedness negative covenant, to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.2.         General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean a transaction or series of transactions resulting, directly or indirectly, in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Credit Party or any Subsidiary thereof with another Person that is not a Credit Party.

“Activation Notice” shall have the meaning set forth in Section 4.14(g) hereof.

“Advance Rates” shall mean the Receivables Advance Rate and the Inventory Advance Rates.

“Advances” shall mean all advances made under this Agreement, including Revolving Advances, Swing Loans and Letters of Credit.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Second Amended and Restated Revolving Credit and Security Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, bribery or corruption, including, without limitation, any sanctions imposed by the U.S. Government (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, and Her Majesty’s Treasury.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including as to any Collateral located in Canada, the PPSA.

“Applicable Margin” shall mean (a) as of the Closing Date and through and including the date on which Agent receives the financial statements and Compliance Certificate for the fiscal year ending December 31, 2017, as required under Section 9.8 hereof, an amount equal to (i) 1.25 percentage points for Revolving Advances consisting of Domestic Rate Loans and (ii) 2.25 percentage points for Revolving Advances consisting of LIBOR Rate Loans, and (b) thereafter, effective as of the first Business Day following the date on which Agent receives the quarterly (or annual, as applicable) financial statements of Parent Guarantor and its Subsidiaries and related Compliance Certificate, commencing with the financial statements delivered for the fiscal year ending December 31, 2017, as required under Section 9.8 (or 9.7, as applicable) (each such first day of the applicable calendar quarter an “Adjustment Date”), the Applicable Margin for each type of Revolving Advance shall be adjusted, if necessary, to the applicable amount of percentage points set forth in the pricing table below corresponding to the Total Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

Level	Total Leverage Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Domestic Rate Loans
I	Less than or equal to 3.00:1.00	1.75	0.75
III	Greater than 3.00:1.00 but less than or equal to 4:00:1.00	2.00	1.00
IV	Greater than 4.00:1.00	2.25	1.25

If the Credit Parties shall fail to deliver the financial statements and Compliance Certificates required under Section 9.8 (or 9.7, as applicable) by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements and Compliance Certificate, at which time the Applicable Margin will be adjusted based upon the Total Leverage Ratio reflected in such statements.  Notwithstanding anything to the contrary contained herein, and without affecting the Agent’s or Required Lenders’ right to implement the Default Rate, at the option of Agent or the direction of the Required Lenders, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing.

If, as a result of any restatement of, or other adjustment to, the financial statements of Parent Guarantor and its Subsidiaries, the Agent determines that (a) the Total Leverage Ratio as previously calculated for any Calculation Period was inaccurate, and (b) a proper calculation of the Total Leverage Ratio for such Calculation Period would have resulted in a different Applicable Margin for such Calculation Period, then (i) if the proper calculation of the Total Leverage Ratio would have resulted in a higher Applicable Margin for such Calculation Period, automatically and immediately without the necessity of any demand or notice by the Agent or any other affirmative act of any party, the interest and Letter of Credit Fees accrued on the applicable Advances for such Calculation Period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to the Agent for the ratable benefit of the Lenders, an amount equal to the excess of the amount of interest and Letter of Credit Fees that should have been paid for such Calculation Period over the amount of interest and Letter of Credit Fees actually paid for such Calculation Period; and (ii) if the proper calculation of the Total Leverage Ratio would have resulted in a lower Applicable Margin for such Calculation Period, then the interest and Letter of Credit Fees accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or Letter of Credit Fees to the Borrowers; provided that, if as a result of any restatement or other event a proper calculation of the Total Leverage Ratio would have resulted in a higher Applicable Margin for one or more Calculation Periods and a lower Applicable Margin for one or more other Calculation Periods (due to the shifting of income or expenses from one Calculation Period to another Calculation Period or any other reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and Letter of Credit Fees that should have been paid for all applicable Calculation Periods over the amounts of interest and Letter of Credit Fees actually paid for such Calculation Periods.

“Applicable Number” shall mean (a) with respect to Field Examinations and appraisals of Inventory no more than one (1) for any period of four fiscal quarters; provided, however that (i) if Excess Availability is less than the lesser of (I) $22,500,000 and (II) 30.0% of the Line Cap at any time during any four (4) fiscal quarter period, the Applicable Number shall not be more than two (2) for any period of four fiscal quarters, and (ii) if an Event of Default has occurred and is continuing, the Applicable Number shall not be more than four (4) and (b) with respect to appraisals of Sand Reserves, no more than one (1) above ground appraisal and one (1) discounted cash flow appraisal for any period of four fiscal quarters; provided, however if an Event of Default has occurred and is continuing, the Applicable Number shall not be more than one (1) for each fiscal quarter.

“Authority” shall have the meaning set forth in Section 4.18(b) hereof.

“Authorized Officer” of any Person shall mean the Chairman, Chief Financial Officer, Chief Executive Officer, Vice President, or other authorized officer of such Person designated by Borrowing Agent.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.10(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.14(g) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.7 hereof.

“Borrowing Agent” shall mean Emerge.

“Borrowing Base Certificate” shall mean a certificate in form reasonably satisfactory to the Agent duly executed by an Authorized Officer of the Borrowing Agent reasonably acceptable to Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the end of the month ending immediately prior to the date on which the certificate is delivered.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Dollars” shall mean lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person for (i) the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person, other than expenditures made utilizing the proceeds of insurance, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds and (ii) the Specified Purchase.

“Capital Expenditure Budget” has the meaning set forth in Section 8.1(u).

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP but in any case shall exclude any operating leases that are recharacterized as a Capital Leases due to a change in GAAP after the Closing Date.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean any Indebtedness of Parent Guarantor and its applicable Subsidiaries, on a consolidated basis, represented by obligations under Capital Leases.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to Agent, for the benefit of each applicable Issuer, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to Agent, each applicable Issuer and the Borrowing Agent (which documents are hereby consented to by the Lenders).  Such cash collateral shall be maintained in blocked deposit accounts at the Agent.  Agent will invest such Cash Collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowing Agent mutually agree and the net return on such investments shall be credited to such account and constitute additional Cash Collateral.  At the option of the applicable Issuer, in lieu of cash collateral, the applicable Letter of Credit Obligations may be supported by one or more back-to-back letters of credit in form and from institutions reasonably satisfactory to such Issuer, and such arrangement shall be within the meaning of Cash Collateralize.  The term “Cash Collateral” shall have a correlative meaning.

“Cash Equivalents” shall have the meaning set forth in Section 7.4 hereof.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements to provide any of the following products or services to any of any of the Credit Parties:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges.  The indebtedness, obligations and liabilities of any Credit Party to the provider of any Cash Management Products and Services that was Agent or a Lender or an Affiliate of Agent or a Lender at the date of entering into such Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Security Agreements, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents (other than any Lender-Provided Hedge).  The Liens securing the Cash Management Products and Services shall be pari passu (without regard to control of remedies) with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§ 1 et seq.).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980,  42 U.S.C. §§ 9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:  (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Permitted Holder) shall have acquired (i) beneficial ownership of 50% or more on a fully diluted basis of the voting or economic Equity Interests of the

General Partner in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the General Partner; (b) the Permitted Holders shall cease to beneficially own and control, directly, at least 10% of the common units representing limited partnership interests in the Parent Guarantor; (c) the General Partner shall cease to be the sole general partner of the Parent Guarantor; (d) (i) the Parent Guarantor shall cease to beneficially own and control, directly, 100% on a fully diluted basis, of the economic and voting interest in the Equity Interests of Emerge or (ii) except as permitted by Section 7.1(a), the Parent Guarantor shall cease to beneficially own and control, directly or indirectly, 100%, on a fully diluted basis, of the economic and voting interest in the Equity Interests of each Borrower (other than Emerge); or (e) a “change of control” (or similarly defined event) as defined in the documentation governing any other Indebtedness of the Parent Guarantor or any of its Subsidiaries of more than $5,000,000 in principal amount shall occur.

“CIP Regulations” shall have the meaning set forth in Section 14.11 hereof.

“Closing Date” shall mean January 5, 2018.

“Closing Date Refinancing” shall mean the repayment in full and the termination of commitments to make extensions of credit under the Existing Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean and include all right, title and interest of each Credit Party in all of the following property and assets of such Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)           all Receivables;

(b)           all Equipment;

(c)           all General Intangibles;

(d)           all Inventory;

(e)           all Investment Property;

(f)            all Subsidiary Stock;

(g)           all Intellectual Property;

(h)           all Real Property that is, or is required to be under the terms of this Agreement, subject to a Mortgage;

(i)            all Leasehold Interests that are, or are required to be under the terms of this Agreement, subject to a Mortgage;

(j)            all Cash and Cash Equivalents;

(k)           all of each Credit Party’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Credit Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Credit Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Credit Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, money, fixtures and as-extracted collateral; (vi) each commercial tort claim described on Schedule 12 to the Perfection Certificate (including those described on any updates to such Schedule delivered with any Compliance Certificate) or in which a security interest is otherwise hereafter granted to Agent by a Credit Party, whether pursuant to the provision of Section 4.1 or otherwise; (vii) if and when obtained by any Credit Party, all real and personal property of third parties in which such Credit Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Credit Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Credit Party;

(l)            all of each Credit Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Credit Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) above; and

(m)          all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) above in whatever form, including, but not limited to:  cash, Cash Equivalents, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

but excluding for all purposes any Excluded Collateral.

“Collection Accounts” shall have the meaning set forth in Section 4.14(g) hereof.

“Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Commitment Amount (if any) of such Lender.

“Commitment Amount” shall mean as to any Lender, as of the Closing Date, the Commitment Amount (if any) set forth across such Lender’s name on Schedule 1.2(a) hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Percentage” shall mean, as to any Lender, the Commitment Amount of such Lender divided by the Maximum Revolving Advance Amount, expressed as a percentage to four (4) decimal places.  The initial Commitment Percentage of each Lender as of the Closing Date is set forth across such Lender’s name on Schedule 1.2(a) hereto.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders (other than Swing Loans) to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by an Authorized Officer of Parent Guarantor, which (a) shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, shall specify such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the applicable Credit Parties with respect to such default and, such certificate shall have appended thereto calculations which set forth the Credit Parties’ compliance with the requirements or restrictions imposed by Section 6.5 and (b) shall include any updates to Schedule 5.10(b), 5.12 and 5.14 hereto and a supplement to the Perfection Certificate in the form attached as Annex 6.13(b) to the Compliance Certificate (the “Perfection Certificate Supplement”).

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Credit Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated” or “consolidated” with reference to any term defined herein, shall mean that term as applied to the accounts of Parent Guarantor and all of its consolidated Subsidiaries or its consolidated Restricted Subsidiaries, as indicated in such reference, in each case, consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” shall mean for any Test Period interest expense of Parent Guarantor and its Restricted Subsidiaries, to the extent paid or payable for such period in cash, as determined in accordance with GAAP, including, without limitation, commitment fees, charges and related expenses in connection with Funded Indebtedness and interest attributable to Capitalized Lease Obligations.

“Consolidated EBITDA” shall mean, for any Test Period, for Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) depreciation, depletion and amortization for such period, (ii) all Consolidated Interest Expense (net of interest income) for such period, (iii) all federal, state, local and excise Tax expense, including franchise Taxes, for such period, (iv) non-cash charges (including non-cash compensation charges resulting from stock, equity option and related grants or any other long-term incentive arrangement, non-cash impairment charges, non-cash losses as a result of changes in the fair value of derivatives and non-cash charges as a result of Equity Investments and any warrants issued in connection therewith) for such period, (v) non-capitalized fees and expenses paid during such period which were incurred in connection with (1) the initial public offering of the Parent Guarantor, (2) the closing of the Existing Term Loan Agreement, the Osburn Acquisition and the execution and delivery of any amendment to the Existing

Credit Agreement in an aggregate amount not to exceed $4,000,000 and paid during such period and prior to the Closing Date, (3) the closing of the Transactions, the Equity Investments as of the Closing Date and the execution and delivery of the Second Lien Note Documentation in an aggregate amount not to exceed $4,000,000 and paid within ninety (90) days of the Closing Date, (4) the execution and delivery of Amendment No. 3 (as defined in the Existing Credit Agreement) and documentation relating to the Specified Obligations and the Specified Other Obligations and, in each case, paid during such period and prior to the Closing Date, (5) the execution and delivery of any amendment to the Existing Credit Agreement on or before the Amendment No. 11 Effective Date (as defined in the Existing Credit Agreement), the Specified Documents and documentation relating to the Fuels Division Sale (including legal expenses) in an aggregate amount under this subclause (5) not to exceed $1,000,000 and paid during such period and prior to the Closing Date, (vi) extraordinary charges for such period, (vii) non-recurring charges for such period, (viii) all non-capitalized transaction expenses paid in such period related to or resulting from each Permitted Acquisition and each Investment permitted under Section 7.4, not to exceed 3% of the aggregate cash consideration paid for such Permitted Acquisition or Investment, and in each case, paid on or within ninety (90) days of the applicable closing date of such Permitted Acquisition or Investment, (ix) all non-capitalized transaction expenses paid in such period related to or resulting from each issuance of Indebtedness permitted under Section 7.6, not to exceed 1.5% of the gross amount of such Indebtedness, and in each case, paid on or within ninety (90) days of the applicable closing date of such issuance, (x) all non-capitalized transaction expenses paid in such period related to or resulting from each equity issuance, not to exceed 3.5% of the gross amount of the proceeds of such equity issuance, and in each case, paid on or within ninety (90) days of the applicable closing date of such equity issuance, (xi) non-capitalized expenses in respect of Specified Other Obligations for any fiscal periods ending prior to March 31, 2017, and (xii) solely for purposes of Section 6.5, non-cash expenses in respect of such period for Railcar Leases and Transload Facilities, provided, that the aggregate amount of all charges and expenses pursuant to clauses (v)(3), (vi), (vii), (viii), (ix) and (x) shall not exceed $7,500,000 in any Test Period, minus (c) (i) to the extent included in determining Consolidated Net Income for such period, (A) Tax benefits for such period, (B) extraordinary or non-recurring gains for such period and (C) non-cash items of income for such period and (ii) solely for purposes of Section 6.5, cash payments made in respect of such period under Railcar Leases and Transload Facilities in excess of the amount of expenses in respect of such Railcar Leases and Transload Facilities already included in determining Consolidated Net Income for such period.

“Consolidated Fixed Charges” shall mean, for any Test Period, the sum (without duplication) of (a) Consolidated Cash Interest Expense paid during such Test Period (other than commitment fees paid pursuant to this Agreement); and (b) all scheduled principal payments (and payments required under or in respect of the Midwest Frac Agreement, the Specified Other Obligations and the Specified Note) made in respect of Funded Indebtedness (other than in respect of any Revolving Advances to the extent there is not an equivalent permanent reduction in the Commitment Amount) and all voluntary payments of the Permitted Second Lien Notes during such Test Period (provided, for the avoidance of doubt, prepayments consisting of the “Applicable Restricted Payment Redemption Amount” under (and as defined in) the Second Lien Note Documentation shall be deemed voluntary payments of the Permitted Second Lien Notes for purposes of this definition.

“Consolidated Interest Expense” shall mean for any Test Period interest expense of Parent Guarantor and its Restricted Subsidiaries as determined in accordance with GAAP, including, without limitation, commitment fees, charges and related expenses in connection with Funded Indebtedness and interest attributable to Capitalized Lease Obligations.

“Consolidated Net Income” shall mean for any Test Period, the consolidated net income (or loss) of Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any such Subsidiary accrued prior to the date it becomes a Restricted Subsidiary of Parent Guarantor or is merged into or consolidated with Parent Guarantor or any of its Restricted Subsidiaries except to the extent included for any calculation of Consolidated EBITDA on a Pro Forma Basis, (b) the net income (or deficit) of any Person (other than a Restricted Subsidiary of Parent Guarantor) in which Parent Guarantor or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent Guarantor or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any such Restricted Subsidiary of Parent Guarantor (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the time prohibited by the terms of any agreement to which such Person is a party or by which it or any of its property is bound, any of such Person’s organizational documents or other legal proceedings binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Controlled Group” shall mean, at any time, each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Credit Party, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 412 and 430 of the Code and Title IV of ERISA, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Controlled Investment Affiliates” means, with respect to any Person, any fund or investment vehicle that is organized by such Person or an Affiliate of such Person for the purpose of, or in connection with, making investments in one or more companies, and is controlled by such Person or an Affiliate of such Person or has the same principal fund advisor as such Person or an Affiliate of such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Covered Entity” shall mean (a) each Credit Party, each Credit Party’s Subsidiaries and each pledgor of Collateral, and (b) to the knowledge of the Credit Parties, each Person which, directly or indirectly, is in control of, a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect, ownership, or power (x) to vote 25% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) the direct or indirect power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise; provided that no owner of the Equity Interests of the Parent Guarantor shall be deemed to have control of the Parent Guarantor unless such owner is considered to have control of the Parent Guarantor pursuant to clause (y).

“Credit Parties” shall mean the Borrowers and the Guarantors, and “Credit Party” shall mean any of them.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that:  (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Advances, (ii)if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to the Agent, the Issuer, the Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent and the Borrowing Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowing Agent or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding Advances under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent or the Borrowing Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s and Borrowing Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.10(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Pro Rata Share of such payments due and payable to all of the Lenders.

“Deposit Account Control Agreements” shall mean the deposit account control agreements or blocked account agreements in a form that is reasonably satisfactory to the Agent to be executed by each institution maintaining a deposit account or securities account for any of the Credit Parties, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations to the extent required by Section 4.14(g) or any other provision of this Agreement or any Other Document.

“Direct Fuels” shall mean Direct Fuels LLC, a Delaware limited liability company formerly known as Insight Equity Acquisition Partners, LP.

“Disposition” shall have the meaning set forth in Section 7.1(b) hereof.

“Disqualified Stock” shall mean any Equity Interests of a Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the Maturity Date hereunder as in effect at the time of issuance and (ii) upon payment in full of the Obligations (provided that only the portion of Equity Interests which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Equity Interests of the Borrowers (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1)                                 any Equity Interests issued to any plan for the benefit of employees of the Credit Parties or any of their Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Credit Parties or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(2)                                 any Equity Interests held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Credit Parties or any of their Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Credit Parties or their Subsidiaries.

“Documents” shall have the meaning set forth in Section 8.1(i) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean Swing Loans and any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia other than any such Subsidiary that is owned directly or indirectly by an entity that is not incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Dominion Event” shall mean, as of any date of determination, (a) an Event of Default has occurred and is continuing or (b) Excess Availability is less than the lesser of (i) $9,375,000 and (ii) 12.5% of the Line Cap.

“Dominion Period” shall mean each period commencing upon the occurrence of a Dominion Event and ending on the first date thereafter on which either (a) if such Dominion Event was the occurrence of an Event of Default, such Event of Default (i) is no longer continuing or (ii) has been waived in writing in accordance with the terms of this Agreement or (b) in all other cases, Borrowers’ average Excess Availability for thirty (30) consecutive days following the occurrence (or re-occurrence) of any event described in clause (b) of the definition of “Dominion Event,” is greater than the lesser of (i) $9,375,000 and (ii) 12.5% of the Line Cap.

“Drawing Date” shall have the meaning set forth in Section 2.8(b)(i) hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway or any other state that is a member of the European Economic Area.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap if this Agreement or any Other Document is then in effect with respect to such Credit Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Credit Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible In-Transit Fuel Inventory” shall mean all Eligible Inventory of a Borrower consisting of petroleum fuel products (including, without limitation, Blendstock) (a) which is in-transit to a facility of a Borrower, (b) for which a Borrower has retained title or title has passed to a Borrower, (c) which is insured to the full value thereof in accordance with the provisions of this Agreement and the Other Documents and (d) if such Inventory has been acquired pursuant to a Permitted Acquisition, Agent has completed its due diligence with respect thereto, the results of which are satisfactory to it in its Permitted Discretion.

“Eligible In-Transit Inventory” shall mean Eligible In-Transit Sand Inventory.

“Eligible In-Transit Sand Inventory” shall mean all Eligible Inventory of a Borrower consisting of sand (a) which is in-transit to a facility of a Borrower, (b) for which a Borrower has retained title or title has passed to a Borrower, (c) which is insured to the full value thereof and (d) if such Inventory has been acquired pursuant to a Permitted Acquisition, Agent has completed its due diligence with respect thereto, the results of which are satisfactory to it in its Permitted Discretion.

“Eligible Inventory” shall mean and include sand Inventory with respect to each Borrower, valued at the lower of cost (on a weighted average basis) or current market value, which is not obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Agent has completed due diligence satisfactory to it in its Permitted Discretion with respect to any new Inventory acquired pursuant to a Permitted Acquisition.  In addition, Inventory shall not be Eligible Inventory if it (i) is not subject to a perfected, first priority security interest in favor of Agent and any other Lien (other than a Permitted Encumbrance) exists on such Inventory, (ii) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use, transport or sale thereof; (iii) except for Eligible In-Transit Inventory, is in transit; (iv) is located outside the continental United States or Alberta, Canada (or any other province in Canada with respect to which Agent has perfected its Lien on any Inventory located there under the PPSA) or at a location that is not otherwise in compliance with this Agreement; (v) constitutes Consigned Inventory; or (vi) is subject to an agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the ordinary course of business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion, including without limitation, completion of due diligence satisfactory to it in its Permitted Discretion with respect to any new Receivables acquired pursuant to a

Permitted Acquisition.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances) exists on such Receivable, and is evidenced by an invoice or other documentary evidence satisfactory to Agent in its Permitted Discretion.  In addition, no Receivable shall be an Eligible Receivable if:

(a)           it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower (other than any operating portfolio company of any holder of Equity Interests in the General Partner or the Parent Guarantor);

(b)           it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c)           fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables under clause (b) hereunder;

(d)           any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(e)           an Insolvency Event shall have occurred with respect to such Customer;

(f)            the sale is not payable in Dollars or Canadian Dollars or is to a Customer outside the United States of America or a province of Canada (other than Quebec or any other province or territory thereof that has not adopted the PPSA), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g)           the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)           the Customer is the United States of America, Canada, any state, province or territory thereof or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment, if the Receivable is subject to such an assignment, of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) or has otherwise complied with other similar applicable statutes or ordinances, but only to the extent the aggregate amount of all such Receivables not subject to such an assignment exceeds 10% of the Formula Amount as of any date of determination;

(i)            the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(j)            the aggregate amount of outstanding Receivables of the Customer exceeds twenty-five (25%) of all Eligible Receivables, to the extent such Receivable exceeds such limit;

(k)           the Receivable is subject to any offset, deduction, defense, dispute or counterclaim or is contingent in any respect (including by virtue of the Customer also being a creditor or supplier of Borrower) with respect to the Receivable, but only to the extent of the maximum potential amount of such offset, deduction, defense, dispute, counterclaim or contingency against the applicable Receivable;

(l)            the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts, deductions, allowances or sales rebates made in the ordinary course of business for prompt payment, all of which discounts or allowances or sales rebates are reflected in the calculation of the face value of each respective invoice related thereto, but, with respect to a Receivable subject to discounts, deductions, allowances or sales rebates, only to the extent of the maximum potential amount of such discount or allowance against the applicable Receivables are reflected in Borrowers’ calculation of the Formula Amount;

(m)          any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(n)           such Receivable is not payable to the applicable Borrower; or

(o)           such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Emerge” shall have the meaning set forth in the preamble hereto.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(b) hereof.

“Environmental Indemnity Agreements” shall mean any and all environmental indemnity agreements provided by any Credit Party to Agent, for the benefit of the Secured Parties, with respect to Real Property subject to a Mortgage.

“Environmental Laws” shall mean all applicable federal, state and local environmental, land use, chemical use, mining, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment or natural resources governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, legally binding policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto (including, for the avoidance of doubt, the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq. and the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq).

“Equipment” shall mean and include, as to each Credit Party, all “equipment,” as such term is defined in the Uniform Commercial Code, of such Credit Party, and, in any event, shall include all of such Credit Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located, including all equipment, machinery, apparatus, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean, with respect to any Person, any and all Capital Stock and all rights to purchase, options, warrants, participation or other equivalents of or interest in (regardless of how designated) equity of such Capital Stock, but excluding debt securities exchangeable for or convertible into Capital Stock.  For purposes of the definition of “Change of Control,” Equity Interests include all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be:  (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner,” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests, but in any case, excluding debt securities convertible into or exchangeable for Equity Interests.

“Equity Investments” shall mean an issuance of Equity Interests (other than Disqualified Stock) by, or a contribution to the common equity capital of, the Parent Guarantor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” shall mean, as of any date of determination, (a) the Line Cap minus (b) the Revolving Facility Usage.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Collateral” shall mean (i) all motor vehicles and other rolling stock and goods covered by a certificate of title, (ii) Excluded Deposit Accounts described in clauses (b) and (c) of the definition thereof, (iii) Equipment owned by any Credit Party that is subject to a Lien permitted pursuant to clause (g) of the definition of “Permitted Encumbrances” (but only to the extent that and only for so long as such Permitted Purchase Money Indebtedness restricts the granting of a Lien therein to Agent), (iv) any lease, license, contract, property right or agreement (or any Credit Party’s rights or interests thereunder) if and to the extent that the grant of the security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, or any legally effective option to purchase or similar right of a third party (other than another Credit Party) thereunder, under any lease, license, contract, or agreement giving rise thereto, or (B) a breach or termination pursuant to the terms of, or a default under, or a violation of any legally enforceable provision requiring consent (which has not been obtained) of another party (other than a Credit Party) to any such lease, license, contract, property right or agreement, (v) any intent-to-use trademark applications for which no statement of use has been filed and (vi) any stock of any Person that does not constitute Subsidiary Stock, to the extent and for so long as the granting of security interests in such stock would be prohibited by an agreement governing such stock, in the case of clauses (iii), (iv) and (vi), after giving effect to applicable anti-non-assignment provisions of the Uniform Commercial Code or any other Applicable Law; provided that the exclusion in such clauses shall not apply to proceeds and receivables of the applicable assets, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other Applicable Law notwithstanding such prohibition.

“Excluded Deposit Accounts” shall mean (a) those deposit accounts identified as “Excluded Deposit Accounts” on Schedule 5(a) to the Perfection Certificate and any other deposit accounts established after the Closing Date, so long as (i) at any time the balance in any such “Excluded Deposit Account” or other deposit account established after the Closing Date does not exceed $50,000 and the aggregate balance in all such “Excluded Deposit Accounts” or other deposit accounts established after the Closing Date does not exceed $100,000 and (ii) such deposit account does not receive remittances from Customers or other proceeds of Receivables and is not an operating account; (b) other deposit accounts established solely as, and containing no funds other than in respect of, payroll, employee benefits, health care reimbursement and other zero balance accounts; and (c) deposit accounts maintained in bank accounts outside of the United States for Foreign Subsidiaries.

“Excluded Hedge Liabilities” shall mean, with respect to each Credit Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Credit Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos:  (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of “Excluded Hedge Liabilities” with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made to such Recipient by or on account of any Obligations:  (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, Swing Loan Lender or Issuer, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, Swing Loan Lender or Issuer, any U.S. federal withholding Tax that is imposed on amounts payable to such Recipient at the time such Recipient becomes a party hereto or acquires a participation (or designates a new lending office), except to the extent that such Recipient (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), or (d) any U.S. federal Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” shall mean those letters of credit identified on Schedule 1.2(b).

“Existing Term Loan Agreement” shall mean (i) the Second Lien Credit and Security Agreement, dated as of April 12, 2017, among the Credit Parties, U.S. Bank, National Association, as disbursing agent and collateral agent, and the lenders from time to time party thereto and (ii) the “Other Documents” as defined in the agreement referred to in clause (i).

“Extraordinary Receipt” means (a) litigation receipts not received as reimbursements for cash or property losses or payments to third parties previously made or incurred (or reasonably expected to be made or incurred) by Parent Guarantor or any Subsidiary thereof, (b) settlement proceeds to the extent not received as reimbursement for cash losses or payments to third parties previously made or incurred (or reasonably expected to be made or incurred) by Parent Guarantor or any Subsidiary thereof, in the case of clause (a) and (b), net of (x) any Taxes paid or reasonably expected to be payable in respect of such receipts or withheld or paid (or reasonably expected to be withheld or payable) in respect of a distribution of such receipts and (y) costs and expenses incurred in connection with the collection of such receipts, but only to the extent actually paid or payable to a Person that is not an Affiliate of Parent Guarantor or such Subsidiary and properly attributable to such event and (c) any refunds of Taxes paid in the current or any prior fiscal year.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the fair market value thereof as determined in good faith by an Authorized Officer or by the board of directors (or similar governing body) of the Parent Guarantor, in each case as such Person has the appropriate authority as permitted by the corporate policies of the Parent Guarantor or, with respect to any transaction in respect of any asset or group of assets with a value in excess of $10,000,000, such determination shall be made by the board of directors (or similar governing body) of the Parent Guarantor.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing Date (or any amended or successor version as described above) and any applicable intergovernmental agreements entered into with respect thereto (together with any law implementing such agreements).

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date; provided that, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.  Notwithstanding anything to the contrary, if the Federal Funds Effective Rate determined pursuant to the foregoing would be less than 0.00% on any day, the Federal Funds Effective Rate shall be deemed to be 0.00% on such day.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC

(an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error)); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  Notwithstanding anything to the contrary, if the Federal Funds Open Rate determined pursuant to the foregoing would be less than 0.00% on any day, the Federal Funds Open Rate shall be deemed to be 0.00% on such day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated as of the Closing Date among the Parent Guarantor, PNC Capital Markets LLC and PNC.

“Field Examinations” shall mean, whether as to any one Borrower or all Borrowers and whether in one visit or a series of related visits, the audit, inspection and review by Agent or its agents of any Borrower’s (a) books, records, audits, correspondence and all other papers relating to the Collateral, (b) the operations of such Borrower and/or (c) the Collateral.

“Financial Condition Certificate” shall have the meaning set forth in Section 8.1(f) hereof.

“Financial Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“First Lien/Second Lien Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, among the Agent and the notes agent and collateral agent under the Second Lien Note Documentation and agreed to and acknowledged by the Credit Parties.

“Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) (i) Consolidated EBITDA minus (ii) the sum of (A) Unfinanced Capital Expenditures, (B) the cash portion of Tax expense paid during such Test Period, (C) Restricted Payments pursuant to Section 7.5(b) paid during such Test Period, each for such Test Period, and (D) commitment fees paid pursuant to Section 3.3 to (b) Consolidated Fixed Charges for such Test Period.

“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (vi) any other regulations or requirements that are associated with the National Flood Insurance Program.

“Foreign Lender” shall mean any Lender, Swing Loan Lender or Issuer that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Formula Amount” shall have the meaning set forth in Section 2.1 hereof.

“Fraudulent Transfer Laws” shall have the meaning set forth in Section 15.1(d) hereof.

“Fuels Division Sale” shall mean the sale of the fuels division of the Borrowers.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, the Permitted Second Lien Notes, the Revolving Facility Usage (calculated on a daily average basis for such period), the amount of Capitalized Lease Obligations, Purchase Money Indebtedness, the Specified Obligations (until the payment of the Specified Other Obligations in accordance with the Termination of LTSA Agreement), the Specified Other Obligations, the Specified Note, amounts payable under the Midwest Frac Agreement and obligations (including earn-outs once accrued) in respect of the deferred purchase price of property or services (other than current unsecured trade accounts payable which arise in the ordinary course of business and that are not overdue more than 120 days unless the same are being Properly Contested).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Credit Party all of such Credit Party’s “general intangibles,” as such term is defined in the Uniform Commercial Code, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trade names, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, Tax refunds, Tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Credit Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“General Partner” shall mean Emerge Energy Services GP LLC, a Delaware limited liability company.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Parent Guarantor and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean collectively all such Persons.

“Guaranty” shall mean (a) that certain Amended and Restated Guaranty and Suretyship Agreement, dated as of the Closing Date, by Parent Guarantor (and any other Guarantor joined as a party thereto) in favor of Agent for its benefit and for the ratable benefit of Lenders, substantially in the form of Exhibit 1.2(b) attached hereto and (b) any other guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent in its Permitted Discretion.

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials or any other substance, material or waste defined as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning or regulatory effect as defined in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge” shall mean an interest rate, currency or commodity exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Credit Party in order to provide protection to, or minimize the impact upon, such Credit Party and/or its respective Subsidiaries of changes in interest rates, currency exchange rates or commodity prices; provided that such agreement is entered into for hedging (rather than speculative purposes).

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Hedge”.

“Historical Statements” shall have the meaning set forth in Section 5.5(a) hereof.

“Inactive Subsidiary” shall mean any Subsidiary that does not (a) conduct any business operations (including the operations of a holding company), (b) have any assets or (c) own any Capital Stock of any Credit Party or any other Subsidiary (except another Inactive Subsidiary) of any Credit Party.

“Inadvertent Overadvances” shall mean the making of any Revolving Advance or the issuance, renewal or amendment of a Letter of Credit by an Issuer which did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate received by the Agent prior to the making of such Revolving Advance or the issuance, renewal or amendment of a Letter of Credit but which has, on the relevant date of determination, become an Overadvance as the result of any of the following which are beyond the reasonable control of the Agent or the Lenders:  (i) a decline in the value of the Formula Amount or the Collateral, (ii) inaccuracy of any Borrowing Base Certificate, (iii) components of the Formula Amount being deemed ineligible after the making of such Revolving Advance or the issuance, renewal or amendment of such Letter of Credit, (iv) the return of uncollected checks or other items of payment applied to the reduction of the Obligations or other similar involuntary or unintentional actions, (v) the imposition or modification of any reserve or a reduction in Advance Rates after the making of such Revolving Advance or the issuance, renewal or amendment of such Letter of Credit or (iv) any other circumstance beyond the reasonable control of the Agent or the Lenders that results in the reduction of the realizable value of the Formula Amount.

“Indebtedness” shall mean, with respect to any Person, as of the date of determination thereof (without duplication), (i) all obligations of such Person for borrowed money,  (ii) all obligations evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current unsecured trade accounts payable which arise in the ordinary course of business and that are not overdue more than 120 days unless the same are being Properly Contested), (iv) all Capitalized Lease Obligations, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, provided that for the purpose of determining the amount of Indebtedness of the type described in this clause (vii), if recourse with respect to such Indebtedness is limited to the assets of such Person, then the amount of Indebtedness shall be limited to the Fair Market Value of such assets, (viii) all obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a long-term liability on the consolidated balance sheet of such Person, (x) all obligations of such Person under hedging agreements or arrangements therefor, (xi) all guarantees by such Person of Indebtedness of others, (xii) the Specified Other Obligations, the Specified Obligations and amounts payable under the Midwest Frac Agreement, (xiii) all obligations in respect of Disqualified Stock and (xiv) all earn-outs (once accrued), seller notes and similar obligations; provided that (x) operating leases shall not be considered Indebtedness, and (y) any Equity Investments and warrants to purchase Equity Interests issued in connection therewith shall not be considered Indebtedness so long as such investment does not constitute Disqualified Stock.  For purposes of this definition, the “principal amount” of the obligations of any Person in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such hedging agreement were terminated at such time.

“Indemnified Party” shall have the meaning set forth in Section 16.5 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or an account of any Obligation of a Credit Party under this Agreement or any Other Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, copyright application, trademark, trademark application, service mark,

corporate and trade names, mask work, trade secret or license, in each case whether registered or unregistered, or other right to use any of the foregoing and all goodwill connected with any Credit Party’s business, together with any and all (i) rights and privileges arising under Applicable Law with respect to any Credit Party’s use of any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Inventory” shall mean and include as to each Credit Party all “inventory,” as such term is defined in the Uniform Commercial Code, of such Credit Party, and, in any event, shall include all of such Credit Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Credit Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rates” shall mean the Sand Inventory Advance Rate, the NOLV Advance Rate and the Sand Reserve Advance Rate.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) the purchase or other acquisition of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, or (d) otherwise, other than (i) the acquisition of inventory in the ordinary course of business, including through bulk purchases, (ii) the Specified Purchase and (iii) acquisition or investment in equipment in the ordinary course of business that are Capital Expenditures made in compliance with Section 6.5(c). For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.  For the purpose of clarity, a Hedge shall not be considered an Investment.

“Investment Property” shall mean and include as to each Credit Party, all “investment property,” as such term is defined in the Uniform Commercial Code, of such Credit Party, and, in any event, shall include all of such Credit Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts and financial assets.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer” shall mean (i) PNC Bank, N.A. in its capacity as an issuer of a Letter of Credit and (ii) any other Lender selected by the Borrowing Agent and reasonably acceptable to the Agent that agrees to issue, and issues a Letter of Credit, in its capacity as such.  If there is one more than one Issuer, references to the Issuer shall be to the applicable Issuer(s).

“Junior Lien Intercreditor Agreement shall mean the Junior Lien Intercreditor Agreement, dated as of March 1, 2016, among the Credit Parties, the Agent, the holders of the Specified Obligations and the representative of the holders of the Specified Obligations, as amended by that certain Supplement No. 1 dated as of April 12, 2017 and as amended by Supplement No. 2, pursuant to which the collateral agent under the Second Lien Note Documentation became a party as of the Closing Date as a “Senior Lien Representative” thereunder and the Permitted Second Lien Notes became “Senior Lien Class Debt” thereunder.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, federal or local.

“LC Disbursement” shall mean a payment made by the Issuer pursuant to a Letter of Credit.

“Leasehold Interests” shall mean all of each Credit Party’s right, title and interest in and to, and as lessee of, any real property on which any Credit Party conducts mining operations, including, without limitation, the premises identified as Leasehold Interests on Schedule 11(b) to the Perfection Certificate.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.  For the purpose of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Hedge” shall mean a Hedge which at the date of entering into such Hedge was provided by Agent, any Lender or Affiliate of Agent or any Lender and with respect to which Agent confirms meets the following requirements:  such Hedge (i) is documented in a standard International Swap Dealer Association Agreement or other customary agreement reasonably satisfactory to Agent, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The indebtedness, obligations and liabilities to the provider of any Lender-Provided Hedge that was Agent or a Lender or an Affiliate of Agent or a Lender at the date of entering into such Lender-Provided Hedge (the “Hedge Liabilities”) of the Credit Party or Subsidiary thereof that is party to such Lender-Provided Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Credit Party except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of “Excluded Hedge Liabilities”).  The Liens securing the Hedge Liabilities shall be pari passu (without regard to control of remedies) with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit” shall have the meaning set forth in Section 2.8(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.8(b)(iii) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Obligations” shall mean, as of any date of determination, the Maximum Face Amount of all outstanding Letters of Credit plus the aggregate outstanding Reimbursement Obligations and Letter of Credit Borrowings on such date.  The Letter of Credit Obligations of any Lender at any time shall be its Commitment Percentage of the total Letter of Credit Obligations at such time.

“Letter of Credit Sublimit” shall mean $20,000,000.

“Letter of Credit Maturity Date” shall mean the date which is 5 Business Days prior to the Maturity Date.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Reserve Percentage.  The LIBOR Rate may also be expressed by the following formula:

LIBOR Rate =	Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1 or appropriate substitute Bloomberg page or Alternate Source
1.00 — Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  Notwithstanding anything to the contrary, if the LIBOR Rate determined pursuant to the foregoing would be less than 0.00% for any period, the LIBOR Rate shall be deemed to be 0.00% for such period.

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), tax, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Line Cap” shall mean an amount equal to lesser of (i) the Maximum Revolving Advance Amount at such time and (ii) the Formula Amount at such time.

“Liquidity” shall mean the sum of (a) Excess Availability plus (b) Unrestricted Cash.

“Material Acquisition/Disposition” shall mean any Investment, Permitted Acquisition or Disposition that involves (a) an Investment, or an Acquisition or Disposition of assets, the Fair Market Value of which assets, exceeds $25,000,000 or (b) a change in Consolidated EBITDA that exceeds $25,000,000 per four fiscal quarter period.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, business or liabilities of the Credit Parties taken as a whole, (b) any Credit Party’s ability to perform its non-monetary Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable) or the ability of the Credit Parties taken as a whole to pay or perform the Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable), (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean (a) any agreement, document, instrument, contract or other arrangement to which a Credit Party or any of its Restricted Subsidiaries is a party (other than this Agreement and the Other Documents (i) which accounts for more than 10.0% of the consolidated gross revenues of the Parent Guarantor and its Subsidiaries, (ii) that is a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the Securities Exchange Act of 1934, as amended or (iii) for which the nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect), or (b) the Design/Build Contract dated December 2017 between SSS and Market & Johnson, Inc. with respect to the Phase III expansion of the Osburn Facility dry plant and the Design/Build Contract to be entered into between SSS and a counterparty to be determined with respect to the Phase III expansion of the Osburn Facility wet plant.

“Maturity Date” shall mean the earlier to occur of (i) the fourth anniversary of the Closing Date or (ii) the occurrence of the “maturity date” under the Permitted Second Lien Notes (whether via acceleration thereof or otherwise).

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $75,000,000, as such amount may, as of any date of determination, be decreased pursuant to Section 2.11 hereof.

“Maximum Swing Loan Advance Amount” shall mean the amount that is 10% of the then effective Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Midwest Frac Agreement” shall mean that certain Agreement of Purchase and Sale dated as of May 29, 2014 between Midwest Frac and Sands LLC, as Seller, and SSS, as purchaser, as amended by the First Amendment to Agreement of Purchase and Sale dated as of July 7, 2014, as amended from time to time.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Mortgages” shall mean any and all mortgages or deeds of trust on any of the Real Property securing the Obligations.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required, by any Credit Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean, with respect to any event described in Section 2.17, proceeds received by any Credit Party or any Restricted Subsidiary from or in respect of such event, less (i) any foreign, federal, state or local income Taxes paid or payable in respect of such event, (ii) any customary and reasonable transaction fees and expenses incurred in connection with such event (including financial advisory fees, legal fees and accountants’ fees), and (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities associated with the assets that are the subject of such event and retained by any Credit Party or any Restricted Subsidiary thereof.

“Non-Bank Tax Certificate” shall have the meaning set forth in Section 3.10(e) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Credit Party that fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Swing Loan Note and the Revolving Credit Note.

“Obligations” shall mean and include (a) any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Credit Party to any Secured Party of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Credit Party under the terms of this Agreement or any Other Document and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, in any such case to the extent advanced to or owing by any Credit Party or any Subsidiary of any Credit Party under, in each case, arising under or out of and/or related to (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including, subject to Section 16.9, all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing (including but not limited to reasonable attorneys’ fees and expenses) and all obligations of any Credit Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action and (b) all Hedge Liabilities and all Cash Management Liabilities.  Notwithstanding anything to the contrary contained in the foregoing (but subject to the final sentence of the definition of “Excluded Hedge Liabilities”), as to each Credit Party, the Obligations shall not include any Excluded Hedge Liabilities of such Person.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles of organization and its operating agreement.  In the event any term or condition of this Agreement or any Other Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Osburn Acquisition” shall mean the acquisition of the assets of Osburn Materials, Inc. pursuant to the Osburn Acquisition Agreement.

“Osburn Acquisition Agreement” means that certain Asset Purchase Agreement dated as of April 12, 2017 by and among Materials Holding Company, Inc., a Texas corporation, Osburn Materials, Inc., a Texas corporation, Osburn Sand Co., a Texas corporation, South Lehr, Inc., a Texas corporation, Clay M. Tooke, an individual, and SSS.

“Osburn Facility” shall mean the Real Property acquired pursuant to the Osburn Acquisition.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in its Commitment or any Advances, this Agreement or any Other Document).

“Other Documents” shall mean the Notes, the Perfection Certificates, the Guaranty, the Security Documents, the Environmental Indemnity Agreements, any Lender-Provided Hedge, any and all other agreements, instruments, certificates, statements and documents, including any acknowledgment and waivers, intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed or provided by any Credit Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document, but excluding any and all such Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.11) by any Recipient of an interest in its Commitment or any Advances, this Agreement or any Other Document.

“Overadvance” shall mean the existence of any Revolving Advance or Letter of Credit, or the making of any Revolving Advance or the issuance, renewal or amendment of a Letter of Credit, which causes Excess Availability to be less than zero.

“Parent Guarantor” shall have the meaning set forth in the preamble hereto.

“Participant” shall mean each Person who pursuant to Section 16.3(b) shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.8(b)(iii) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation in the Letters of Credit issued hereunder and the Swing Loans.

“Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of Parent Guarantor, dated May 14, 2013 as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Parent Guarantor.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group.

“Perfection Certificate Supplement” shall have the meaning set forth in the definition of “Compliance Certificate.”

“Perfection Certificates” shall mean collectively, the Perfection Certificate(s) and the responses thereto provided by each Credit Party and delivered to Agent, substantially in the form of Exhibit 1.1 or such other form approved by Agent, as amended or supplemented by each Perfection Certificate Supplement.

“Permitted Acquisition” shall mean any Acquisition by a Credit Party which is consented to by Agent and the Required Lenders.

“Permitted Discretion” shall mean, a determination made by Agent in good faith in the exercise of its reasonable business judgment based on how a lender with similar rights providing a secured credit facility of the type set forth herein would act, in the circumstances then applicable to the Credit Parties at the time with the information then available to it.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and the other Secured Parties; (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against any Credit Party or any Subsidiary, or any property of any Credit Party or any Subsidiary, of any judgment, writ, order, or decree which does not, and could not reasonably be expected to, constitute an Event of Default; (f) mechanics’, workers’, materialmen’s, carrier’s, repairmens’ or other like Liens arising in the ordinary course of business with respect to obligations which are not yet due and payable or which are being Properly Contested; (g) Liens securing Capitalized Lease Obligations permitted by Section 7.6(b) or Permitted Purchase Money Indebtedness, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the asset financed with such Indebtedness (or substantially simultaneously with the incurrence of the Capitalized Lease Obligation or Permitted Purchase Money Indebtedness, if later), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property; (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; (i) Liens disclosed on Schedule 1.2(c), provided that such Liens shall secure only those obligations which they secure on the Closing Date (and Permitted Refinancing in respect thereof) and shall not subsequently apply to any other property or assets of any Credit Party (except as to any after-acquired property expressly provided for in the agreements creating such liens), (j) Liens on Real Property (i) which is subject to a Mortgage as of the Closing Date and which are disclosed on any title commitments and surveys provided to Agent with respect to such Mortgage or (ii) which consist of easements, rights-of-way, covenants, zoning, building, and land-use laws, rules and restrictions, or other restrictions on the use of real property which do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, (k) statutory Liens in favor of landlords, warehousemen, processors and bailees arising in the ordinary course of business, (l) other Liens incidental to the conduct of any Credit Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or the other Secured Parties’ rights in and to the Collateral or the value of any Credit Party’s or any Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of any Credit Party’s or any Subsidiary’s business or otherwise impair the Liens granted thereon to Agent for the benefit of the Secured Parties, (m) licenses or sublicenses of patents, trademarks and other intellectual property rights granted by any Credit Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary course of business of such Credit Party or Subsidiary, (n) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases, bailment arrangements and consignment arrangements entered into by any Credit Party, (o) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law, (p) other Liens not specifically listed above securing obligations not to exceed $10,000,000 in the aggregate outstanding at any one time, so long as such Liens do not attach to any portion of Eligible Inventory or Eligible Receivables, (q) Liens to renew, extend, refinance or refund a Lien referred to in clauses (g) and (p) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the amount necessary to effect a Permitted Refinancing of such Indebtedness, (r) Liens on Collateral securing the Specified Obligations as in effect on the Closing Date; provided that (x) the representative of the holders of the Specified Obligations shall be party to, and such representative and the holders of the Specified Obligations shall be bound by, the Junior Lien Intercreditor Agreement and (y) no holders of Specified Obligations (or any representative of such holders) shall be party to any control agreements over deposit accounts or securities accounts of any Credit Party or any Subsidiary of any Credit Party and (s) Liens on Collateral securing Permitted Second Lien Notes and any Permitted Refinancing thereof.

“Permitted Holders” shall mean any of (a) Insight Equity I LP, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP, and/or (b) any of their Controlled Investment Affiliates.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of any Credit Party or any Subsidiary thereof which is incurred after the Closing Date and which is secured by no Lien or only by a Lien permitted by clause (g) of the definition of “Permitted Encumbrance” as defined herein; provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed.

“Permitted Refinancing” shall mean Indebtedness incurred to Refinance other Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) of the Permitted Refinancing shall not exceed the sum of the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced plus accrued and unpaid interest thereon, any stated premium thereon due upon such Refinancing pursuant to the terms of the documentation governing such Indebtedness and fees and expenses reasonably incurred in connection with such Refinancing, (ii) the terms and conditions of any such Permitted Refinancing, taken as a whole, shall not be materially more restrictive on the Credit Parties than the Indebtedness being Refinanced, (iii) the Permitted Refinancing shall not be guaranteed by any Person that is not a guarantor of, or be secured by any assets that are not securing, the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to the Obligations on terms taken as a whole at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, and (v) except with respect to Indebtedness incurred pursuant to Sections 7.6(b) and (c), such Permitted Refinancing shall have (A) a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, and (B) an Average Life at the time such Permitted Refinancing is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced.

“Permitted Second Lien Notes” shall mean notes issued on the Closing Date pursuant to the Second Lien Note Documentation; provided that (i) the aggregate principal amount of such notes shall not exceed the Junior Lien Obligations Cap (as defined in the First Lien/Second Lien Intercreditor Agreement), (ii) the proceeds thereof shall be used to (A) refinance Indebtedness under the Existing Credit Agreement and the Existing Term Loan Agreement and pay related fees and expenses, (B) permanent repayment of a portion of the obligations under the Existing Credit Agreement, and (C) finance Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto), with the remainder for general corporate purposes, (iii) the obligors in respect thereof shall not include any Person other than a Borrower or a Guarantor, (iv) such notes shall not be secured by any asset that is not Collateral, (v) such notes shall be subject to the First Lien/Second Lien Intercreditor

Agreement and (vi) the Second Lien Note Documentation shall not require any payments in respect of such notes prior to the fifth anniversary of the Closing Date other than payments permitted by Section 7.14(e).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is a Pension Benefit Plan, a Multiemployer Plan or a Welfare Plan (as defined in Section 3(2) of ERISA) which provides self-insured benefits and which is maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean, collectively, (a) that certain Amended and Restated Pledge Agreement, dated as of the Closing Date, among the Parent Guarantor, the Borrowers, each other Guarantor from time to time party thereto and Agent, substantially in the form of Exhibit 1.2(c) attached hereto and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act (Alberta) or similar personal property security legislation as in effect from time to time in any province or territory of Canada applicable to any Collateral.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean, as of any date of determination:  (a) the full amount of the liabilities of any Borrower at such time which, except for liabilities associated with Permitted Encumbrances (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a security interest, pledge, hypothec, charge or other Lien ranking or capable of ranking senior to or pari passu with the Liens granted to Agent on the Collateral under federal, provincial, municipal or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with such Obligations under local or federal law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes (including sales tax, goods and services taxes, harmonized sales taxes and withholding taxes), wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, severance and termination pay, workers’ compensation obligations, government royalties, pension fund obligations or any amounts representing any unfunded liability (whether or not due), solvency deficiency or wind up deficiency with respect to any defined benefit plan for Canadian employees which could become subject to a trust, deemed trust or statutory lien, in each case, to the extent such trust, deemed trust, statutory lien, security interest, hypothec, charge or other Lien has been or could reasonably be expected to be imposed as determined by Agent in its sole discretion; and (b) the amount equal to the percentage applicable to Inventory located in Canada that is part of the Formula Amount which Agent, in its Permitted Discretion, considers as being, or is reasonably likely to become, subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over Agent’s Liens securing such Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any

applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Pro Forma Basis” shall mean:

(1)                                 any Material Acquisition/Disposition and any dividend or distribution on, or repurchases or redemptions of, Capital Stock of the Borrowers made or to be made by the Borrowers or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if it had occurred on the first day of the applicable reference period;

(2)                                 any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(3)                                 any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(4)                                 Total Leverage Ratio shall be calculated after giving pro forma effect to incurrences and repayments of Indebtedness (other than ordinary course working capital borrowings and repayments under revolving credit facilities unless accompanied by a permanent reduction of the commitments with respect thereto) during the applicable reference period or subsequent to such reference period and on or prior to the date of determination to the extent in connection with any transaction referred to in clause (1) above, as if they had occurred on the first day of the applicable reference period;

(5)                                 Consolidated Interest Expense for purposes of calculating the Fixed Charge Coverage Ratio shall not give pro forma effect to incurrences and repayments of Indebtedness during the applicable reference period or subsequent to such reference period and on or prior to the date of determination; and

(6)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Lender-Provided Hedge applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrowing Agent and in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of an Authorized Officer of the Borrowing Agent (with supporting calculations) and reasonably acceptable to the Agent, which for purposes of the pro forma calculations made in connection with a Restricted Payment pursuant to Section 7.5, may be included in the Compliance Certificate.  Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrowing Agent to be the rate of interest implicit in such Capital Lease in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (to the extent required to be computed on a pro forma basis) shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrowing Agent may designate.  Notwithstanding anything to the contrary contained herein, when calculating the Fixed Charge

Coverage Ratio, Total Leverage Ratio and Consolidated EBITDA for purposes of (i) the definition of “Applicable Margin” and (ii) determining actual compliance and not pro forma compliance (or compliance on a Pro Forma Basis) with any covenant pursuant to Section 6.5, the events described in this definition that occurred after the last day of the most recently completed reference period shall not be given pro forma effect.

“Properly Contested” shall mean, in the case of any Indebtedness, obligation or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof:  (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Protective Advance” shall mean an Advance that is made, or is permitted to remain outstanding, by the Agent, in its Permitted Discretion, to:  (a) maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under this Agreement and the Other Documents or which is otherwise for the benefit of the Secured Parties; or (b) enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or (c) pay any other amount chargeable to the Borrowers under this Agreement and the Other Documents.

“PTL Acquisition” shall mean the acquisition of assets by SSS pursuant to that certain Asset Purchase Agreement, dated September 17, 2015, between PTL Prop Solutions, L.L.C. and SSS.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by Agent).

“Pro Rata Share” shall have the meaning set forth in Section 16.9(h) hereof.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Obligations) of any Credit Party or Subsidiary thereof for the payment of all or any part of the purchase price of any Equipment, real property or other fixed assets, (ii) any Indebtedness (other than the Obligations) of any Borrower incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any Equipment, real property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any Permitted Refinancing thereof outstanding at the time.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Credit Party” shall mean each Credit Party that (a) has total assets exceeding $10,000,000 on the Eligibility Date, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Railcar Lease and Transload Facilities” shall mean an operating lease of railcars or with respect to transloading facilities in the ordinary course of business of the Borrowers, including any such operating lease of railcars that is recharacterized as a Capital Lease due to a change in GAAP after the Closing Date.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property (including fixtures and improvements thereon) owned or leased by any Credit Party.

“Receivables” shall mean and include, as to each Credit Party, all of such Credit Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Credit Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(b)(i) hereof.

“Recipient” shall mean the Agent, any Lender, Swing Loan Lender, a Participant or Issuer.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.8(b)(i) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Notice” shall have the meaning set forth in Section 3.11 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than an event for which the 30-day notice period has been waived by regulation).

“Required Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such) or any Defaulting Lender) holding fifty-one percent (51%) or more of either (a) the aggregate of the Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all Commitments of the Lenders hereunder, the sum of (i) the outstanding Revolving Advances and (ii) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans (in each case, excluding any such Obligations held by a Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Restricted Payment Conditions” shall have the meaning set forth in Section 7.5(a) hereof.

“Restricted Subsidiaries” shall mean each Subsidiary of the Parent Guarantor.

“Revolving Advances” shall mean Swing Loans and Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1 hereof.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Advances and its Letter of Credit Obligations and Swingline Exposure at such time.

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Advances and the Letter of Credit Obligations.

“Revolving Interest Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Domestic Rate Loans plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin for LIBOR Rate Loans plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any Person, group, regime, entity or thing (a) listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred Person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, (b) located, organized or resident in a Sanctioned Country, or (c) owned or controlled by any Person or Persons referenced in the foregoing clause (a) or (b).

“Sand Reserve Advance Rate” shall mean twenty-five percent (25%).

“Sand Reserve Appraisal” shall mean the appraisal of the Borrowers’ mining locations provided to Agent by John T. Boyd Company as of June 20, 2017, as updated by such appraiser (or any other third party appraiser reasonably acceptable to Agent in form, scope and methodology reasonably acceptable to Agent) pursuant to the terms of this Agreement.

“Sand Reserve Value” shall mean, as of any date of determination, the “DCF/NPV” (as defined in the Sand Reserve Appraisal) of the Sand Reserves less the working capital adjustment provided for in the Sand Reserve Appraisal so long as the locations of such Sand Reserves are (a) subject to Mortgages providing for a first-priority Lien in favor of Agent, subject only to Permitted Encumbrances that have priority as a matter of Applicable Law, and for which Agent has received all documentation required under Section 6.6(a) and (b) permitted pursuant to all applicable Consents to conduct any current or future mining operations thereon.

“Sand Reserves” shall mean, as of any date of determination, the sand reserve position of the Borrowers as set forth in the third party reports referenced in the Sand Reserve Appraisal.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Note Documentation” shall mean (i) the Second Lien Note Purchase Agreement, dated as of the Closing Date, among the Credit Parties, HPS Investment Partners, LLC, as notes agent and collateral agent, and the lenders from time to time party thereto and (ii) the “Other Documents” as defined in the agreement referred to in clause (i).

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Person to whom any Hedge Liabilities or Cash Management Liabilities are owed and each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the provisions of Article IV hereof (which Article IV hereof, for the avoidance of doubt, amends and restates the Security Agreement as defined in the Existing Credit Agreement which amended and restated that certain Security Agreement, dated as of May 14, 2013, by and among Emerge as Parent Guarantor and PNC as Secured Party) and any other security agreement in form and substance reasonably satisfactory to Agent executed and delivered by a Credit Party in favor of Agent pursuant to this Agreement or any Other Document.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, any Deposit Account Control Agreements, the Junior Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, intellectual property agreements, and each other agreement, security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in any property as Collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Obligations, and amendments, supplements or joinders to the foregoing.

“Services Agreement” shall mean that certain Administrative Services Agreement, dated as of May 14, 2013, among Insight Equity Management Company LLC, Parent Guarantor and the General Partner.

“Settlement” shall have the meaning set forth in Section 2.10(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.10(d) hereof.

“Specified Assets” shall mean the assets described on Schedule 1.2(g).

“Specified Documents” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Event of Default” shall mean an Event of Default occurring under Section 10.1 or Section 10.7 hereof.

“Specified Leases” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Note” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Obligations” shall have the meaning set forth on Schedule 1.2(d) hereto.

“Specified Other Obligations” shall have the meaning set forth on Schedule 1.2(e) hereto.

“Specified Purchase” shall mean the purchase of intellectual property from an entity previously identified to the Lenders relating to self-suspending proppants in order to improve oil and gas well efficiency.

“SSS” shall have the meaning set forth in the preamble hereto.

“Stated Maturity” shall mean, with respect to any security or other Indebtedness, the date specified in such security or the documents governing such Indebtedness as the fixed date on which the final payment of principal of such security or other Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or other Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” of any Person shall mean a corporation or other entity whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean:

(a)                                 all of the issued and outstanding Equity Interests of each issuer at any time owned or otherwise acquired by any Credit Party, in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following; provided that, in the case of any issuer that is a Foreign Subsidiary of a Credit Party, and only to the extent a pledge in excess of 65% would result in adverse tax consequences, such Equity Interests shall be limited to sixty-five percent (65%) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and one hundred percent (100%) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each such Foreign Subsidiary of a Credit Party (but only to the extent that the pledge of such Non-Voting Equity would not cause the Obligations to be treated as “United States property” of such Foreign Subsidiary within the meaning of Treas. Reg. Section 1.956-2) (collectively, the “Pledged Capital Stock”):

(x)                                 subject to the percentage restrictions described above, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(y)                                 without affecting the obligations of the Credit Parties under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;

(b)                                 subject to the percentage restrictions described above, any and all other Equity Interests owned by any Credit Party in any Domestic Subsidiary or any Foreign Subsidiary; and

(c)                                  all proceeds and products of the foregoing, however and whenever acquired and in whatever form.

“Supermajority Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such) or any Defaulting Lender) holding 66 2/3% or more of either (a) the aggregate of the Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all Commitments of the Lenders hereunder, the sum of (i) the outstanding Revolving Advances and (ii) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans (in each case, excluding any such Obligations held by a Defaulting Lender).

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall have the meaning set forth in Section 2.14(a) hereof.

“Swing Loans” shall have the meaning set forth in Section 2.14(a) hereof.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Termination Agreement” has the meaning given in Schedule 1.2(d).

“Termination Date” shall mean the date on which (a) all of the Obligations (excluding contingent indemnification obligations with respect to which no claims have been made) have been paid in full in cash and all Letters of Credit have been terminated or Cash Collateralized, (b) all Commitments have been terminated and (c) all agreements under which Cash Management Products and Services or Lender-

Provided Hedges are provided have been terminated unless, at the option of the Secured Party providing such Obligations, either Obligations under such agreement have been cash collateralized pursuant to arrangements satisfactory to such Secured Party or other arrangements satisfactory to such Secured Party have been made; provided, however, if at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the Termination Date shall be deemed to have not occurred.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of any Credit Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such Person was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA or any termination under Section 4042 of ERISA, or of the appointment of a trustee to administer a Pension Benefit Plan, and with respect to which any Credit Party has liability (including liability in its capacity as a member of the Controlled Group of another entity); (iv) the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, which termination could reasonably result in material liability to any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (v) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan, which withdrawal could reasonably result in liability of any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (vi) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Termination of LTSA Agreement” shall mean the Termination of Lease Termination Settlement Agreement dated as of the Closing Date, among THE CIT GROUP/EQUIPMENT FINANCING, INC., CIT BANK, N.A., Emerge, the Borrowers, PNC and U.S. Bank National Association.

“Test Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Parent Guarantor most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Sections 9.7 or 9.8; provided, that for purposes of calculating Consolidated EBITDA for the Test Period ending March 31, 2018 for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall be equal to Consolidated EBITDA for the three fiscal quarter period ending March 31, 2018 multiplied by 4/3.

“Total Leverage Ratio” shall mean, as of any date, the ratio of (a) all Indebtedness of the type described in clauses (i), (ii) (including, without limitation, the Specified Note), (iv), (vii), (viii) (to the extent constituting unreimbursed amounts in respect of drawings thereunder), (xi) (to the extent the underlying Indebtedness is of the foregoing described types) and (xii) of the definition “Indebtedness” of the Parent Guarantor and its consolidated Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any other applicable Federal or state laws now in force or hereafter enacted that regulate toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean (a) the entering into this Agreement, (b) the borrowing of Advances hereunder on the Closing Date, (c) the granting of Liens to secure the Obligations, (d) the Closing Date Refinancing, (e) the consummation of any other transactions in connection with the foregoing, (f) the payment of fees and expenses in connection therewith and (g) the financing of Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto).

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Unfinanced Capital Expenditures” means, for any Test Period, Capital Expenditures made during such Test Period which are not financed from the proceeds of any Indebtedness (other than Revolving Advances that are repaid within 30 days of the initial advance thereof); provided, however, that any Capital Expenditures with respect to the Phase III expansion of the Osburn Facility in amounts not to exceed the amounts set forth in the Capital Expenditure Budget pursuant to Section 8.1(u) shall not be considered to be “Unfinanced Capital Expenditures”.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time,in such other jurisdiction for purposes of the provisions hereof, any Security Agreement and any Other Document relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash” shall mean the aggregate amount of all cash or Cash Equivalents on the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries that is not “restricted” for purposes of GAAP, and is pledged to secure the Obligations and subject to a Deposit Account Control Agreement.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Write-down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3.                            Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts,” “as-extracted collateral,” “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “financial asset,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “payment intangibles,” “proceeds,” “promissory note” “securities,” “software” and “supporting obligations” as and when used in the description of Collateral or the capitalized terms used within the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.                            Certain Matters of Construction.

(a)                                 The following rules of construction shall apply in this Agreement and the Other Documents:

(i)                                     The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(ii)                                  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(iii)                               Any pronoun used shall be deemed to cover all genders.

(iv)                              Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.

(v)                                 All references to Laws shall include any amendments of same and any successor Laws.

(vi)                              Unless otherwise provided, all references to any instruments or agreements, including references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto, and any and all restatements, amendment and restatements, extensions or renewals thereof, in each case, in accordance therewith and herewith.

(vii)                           All references herein to the time of day shall mean the time in New York, New York.

(viii)                        Unless otherwise provided, all calculations shall be performed with Inventory valued at the lower of cost (on a weighted average basis) or current market value.

(ix)                              All amounts which constitute any portion of the Formula Amount and are originated in Canadian Dollars shall be converted, in accordance with Agent’s normal banking procedures, to Dollars for purposes of any calculation hereunder.

(x)                                 Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.

(xi)                              A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or cured to the satisfaction of the Required Lenders.

(xii)                           Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Secured Parties.

(xiii)                        Wherever the phrase “to the best of Credit Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (x) the actual knowledge of an Authorized Officer of any Credit Party or (y) the knowledge that an Authorized Officer would have obtained if he had engaged in good faith and diligent performance of his duties.

(b)                                 All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

(c)                                  All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.  Notwithstanding the foregoing, with respect to any covenant or any representation and warranty relating to ERISA and environmental matters, such covenant and representation and warranty shall control over any non-specific compliance with law covenant or representation to the extent that there is a direct conflict. All references to filing, registering or recording financing statements or other required documents under the Uniform Commercial Code shall be deemed to include filings and registrations under the PPSA

1.5.                            Accounting for Derivatives.  In making any computation pursuant to Section 6.5 by reference to any item appearing on the balance sheet or other financial statement of Parent Guarantor and its Subsidiaries, all adjustments to such computation resulting from the application of Statement of Financial Accounting Standards No. 133 shall be disregarded, except to the extent a gain or loss is actually realized with respect to any such item.

II.                                   ADVANCES; PAYMENTS.

2.1.                            Revolving Advances.  Subject to the terms and conditions set forth in this Agreement including this Section 2.1, each Lender, severally and not jointly, will make Revolving Advances to Borrowers; provided that, after giving effect to any Revolving Advance, (i) such Lender’s Revolving Exposure shall not exceed such Lender’s Commitment Amount and (ii) the Revolving Facility Usage (other than as a result of any Protective Advance) does not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) an amount equal to the sum of:

(i)                                     85%, subject to the provisions of this Section 2.1 (“Receivables Advance Rate”), of Eligible Receivables; plus

(ii)                                  the lesser of (A) 65%, subject to the provisions of this Section 2.1 (the “Sand Inventory Advance Rate”), of the value of Eligible Inventory consisting of sand and or (B) 85%, subject to the provisions of this Section 2.1 (the “NOLV Advance Rate”), of the net orderly liquidation value (as evidenced by the most recent appraisal accepted by Agent in its Permitted Discretion) of Eligible Inventory consisting of sand; plus

(iii)                               with respect to Sand Reserves, the lesser of (A) the Sand Reserve Advance Rate, subject to the provisions of this Section 2.1, multiplied by the Sand Reserve Value and (B) thirty-five percent (35%) of the Maximum Revolving Advance Amount; minus

(iv)                              such reserves as Agent may reasonably deem proper and necessary from time to time in the exercise of its Permitted Discretion, including without limitation (A) a dilution reserve in connection with any write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Receivables, (B) as to Cash Management Liabilities and Hedge Liabilities with respect to which the provider thereof has requested that a reserve be implemented against the Formula Amount and (C) if Borrower maintains any operations or has any employees in Canada, amounts for applicable Priority Payables; provided, however, that reserves shall not be required for processing, transportation or other bailee fees or costs related to Eligible In-Transit Inventory or for absence of lien waiver agreements from pipeline owners or landlords.

The amount derived from the sum of (x) Sections 2.1(b)(i) — (iii) minus (y) Section 2.1(b)(iv) at any time and from time to time shall be referred to as the “Formula Amount.”  The Formula Amount applicable at any time shall be calculated as set forth in the Borrowing Base Certificate delivered pursuant to Section 9.2 and approved by Agent in its Permitted Discretion.

The Revolving Advances (other than Swing Loans) shall be evidenced, if requested by such Lender, by one or more promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

2.2.                            Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)                                 Borrowing Agent on behalf of any Borrower may notify Agent prior to 10:00 a.m. (New York time) on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)                                 Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $500,000 and in integral multiples of $100,000 in excess thereof thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  At the election of Agent or the Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default.  After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than eight (8) LIBOR Rate Loans, in the aggregate.

(c)                                  Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above or subsection (e) below provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Maturity Date.

(d)                                 Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be.  Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)                                  Provided that no Event of Default shall have occurred and be continuing with respect to which Agent or the Required Lenders have elected to suspend Borrower’s ability to incur LIBOR Rate Loans, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount; provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(f)                                   At its option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment.  In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)                                  Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all actual losses or expenses (including, without limitation, any loss or expense arising from the reemployment of funds obtained by Agent or any Lender or from fees payable to terminate the deposits from which such funds were obtained) that Agent and Lenders may sustain or incur as a consequence of any prepayment (whether voluntary, as a result of acceleration or otherwise), conversion of or to, continuation of, or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to, or continuation of a LIBOR Rate Loan on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder, or after notice thereof has been given.  A certificate in reasonable detail as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.  Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this section shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided that, Borrowers shall not be required to compensate Agent or a Lender pursuant to this section for any amounts incurred more than one hundred eighty (180) days prior to the date that Agent or such Lender, as the case may be, notifies a Borrower of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.

(h)                                 Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type (either on the last day of the Interest Period therefor, if Lenders may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if Lenders may not lawfully continue to maintain such LIBOR Rate Loans).  If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any actual loss or expense sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan.  A certificate in reasonable detail as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.  Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this section shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided that, Borrowers shall not be required to compensate Agent or a Lender pursuant to this section for any amounts incurred more than one hundred eighty (180) prior to the date that Agent or such Lender, as the case may be, notifies a Borrower of such losses or expenses and of Agent’s or such Lender’s intention to claim compensation therefor.  A certificate as to any amounts that a Lender is entitled to receive under this Section 2.2 submitted by such Lender, through Agent, to Borrowing Agent shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by Borrowers promptly upon demand by such Lender.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

2.3.                            Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books.  Prior to the Maturity Date, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4.                            [Reserved].

2.5.                            Repayment of Advances.

(a)                                 The Revolving Advances shall be due and payable in full on the Maturity Date subject to earlier prepayment as herein provided.

(b)                                 Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent.  Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”).  Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid.  Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date.  Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (x) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (y) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.  All proceeds received by Agent during a Dominion Period shall be applied to the Obligations in accordance with Section 4.14(g).

(c)                                  All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)                                 Borrowers, jointly and severally, shall pay principal, interest, and all other amounts payable hereunder, or under any Other Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6.                            Repayment of Excess Revolving Facility Usage.  If at any time the Revolving Facility Usage exceeds the Line Cap (other than as a result of a Protective Advance), including (for the avoidance of doubt) as a result of the reduction of the Maximum Revolving Advance Amount pursuant to Section 2.11 or pursuant to the definition of Maximum Revolving Advance Amount, the Borrower shall (i) first, repay Revolving Advances and (ii) second, Cash Collateralize any outstanding Letters of Credit (consistent with the procedures set forth in Section 2.8(j)) to eliminate such excess.  Such amounts shall be immediately due and payable, without the necessity of any demand, at the Payment Office.

2.7.                            Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within sixty (60) days after such statement is received by Borrowing Agent.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8.                            Letters of Credit.

(a)                                 Issuance of Letters of Credit.  The Borrowing Agent may at any time prior to the Maturity Date request the issuance of a standby or trade letter of credit denominated in Dollars (each, a “Letter of Credit”), for its own account or the account of another Credit Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Credit Party deliver or transmit electronically to the Issuer (with a copy to the Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuer may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuer, in advance of the proposed date of issuance, amendment or extension.  The Borrowing Agent shall authorize and direct such Issuer to name such Credit Party as the “Applicant” or “Account Party” of such Letter of Credit.  Promptly after receipt of any letter of credit application, the Issuer shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit application and if not, such Issuer will provide the Agent with a copy thereof. The Existing Letters of Credit shall be deemed to be “Letters of Credit” issued under this Agreement for all purposes of this Agreement and the Other Documents.

(i)                  Unless the Issuer has received notice from any Lender, the Agent or any Credit Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 8.2 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8(a), the Issuer or any of the Issuer’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall not expire later than (A) twelve (12) months from the date of issuance, or (B)  the Letter of Credit Maturity Date; provided further that (x) in no event shall the Letter of Credit Obligations exceed, at any one time, the Letter of Credit Sublimit or (y) the Revolving Facility Usage exceed, at any one time, the Maximum Revolving Advance Amount.  Each request by the Borrowing Agent for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowing Agent that they are in compliance with the preceding sentence and with Section 8.2 after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment or extension to a Letter of Credit to the beneficiary thereof, the applicable Issuer will also deliver to the Borrowing Agent and the Agent a true and complete copy of such Letter of Credit or amendment.

(ii)               Notwithstanding Section 2.8(a)(i), no Issuer shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated under Section 3.9) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense (for which such Issuer is not otherwise compensated under Section 3.7) which was not applicable on the Closing Date and which such Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.

(b)                                 Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(i)                                     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuer will promptly notify the Borrowing Agent and the Agent thereof.  Provided that the Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuer shall sometimes be referred to as a “Reimbursement Obligation”) the Issuer prior to 12:00 noon on each date that an amount is paid by the Issuer under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Agent for the account of the Issuer an amount equal to the amount so paid by the Issuer.  In the event the Borrowers fail to reimburse the Issuer (through the Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Agent will promptly notify each Lender thereof, and the Borrowing Agent shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Line Cap and subject to, other than any notice requirement, Section 8.2 hereof.  Any notice given by the Agent or Issuer pursuant to this Section 2.8(b)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.8(b)(i) make available to the Agent for the account of the Issuer an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(b)(i)) be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to the applicable Borrower in that amount.  If any Lender so notified fails to make available to the Agent for the account of the Issuer the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date.  The Agent and the Issuer will promptly give notice (as described in Section 2.8(b)(i) above) of the occurrence of the Drawing Date, but failure of the Agent or the Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(b)(ii).

(iii)                               With respect to any unreimbursed drawing that is not converted into Revolving Advances maintained as Domestic Rate Loans to the Borrowers in whole or in part as contemplated by Section 2.8(b)(i), because of a Borrower’s failure to satisfy the conditions set forth in Section 8.2 other than any notice requirements, or for any other reason, the applicable Borrower shall be deemed to have incurred from the Issuer a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Advances maintained as Domestic Rate Loans.  Each Lender’s payment to the Agent for the account of the Issuer pursuant to Section 2.8(b)(ii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(b).

(c)                                  Repayment of Participation Advances.

(i)                                     Upon (and only upon) receipt by the Agent for the account of the Issuer of immediately available funds from a Borrower (i) in reimbursement of any payment made by the Issuer under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Issuer under such a Letter of Credit, the Agent on behalf of the Issuer will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender’s Commitment Percentage of such funds (and to the extent that any of the other Lenders have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.13, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender), except the Agent shall retain for the account of the Issuer the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuer.

(ii)                                  If the Agent is required at any time to return to any Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of any payment made by any Credit Party to the Agent for the account of the Issuer pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent for the account of the Issuer the amount of its Commitment Percentage of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(d)                                 Documentation. Each Credit Party agrees to be bound by the terms of the Issuer’s application and agreement for letters of credit and the Issuer’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Credit Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), the Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Credit Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(e)                                  Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(f)                                   Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances, as contemplated by Section 2.8(b), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 (and Section 3.2) under all circumstances, including the following circumstances:

(i)                                               any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuer or any of its Affiliates, the Credit Parties or any other Person for any reason whatsoever, or which any Credit Party may have against the Issuer or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)                                            the failure of any Credit Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1, 2.2 or 8.2 or as otherwise set forth in this Agreement for the making of a Revolving Advances, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(b);

(iii)                                         any lack of validity or enforceability of any Letter of Credit;

(iv)                                        any claim of breach of warranty that might be made by any Credit Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Credit Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuer or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party or Subsidiaries of a Credit Party and the beneficiary for which any Letter of Credit was procured);

(v)                                           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuer or any of its Affiliates has been notified thereof;

(vi)                                        payment by the Issuer or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)                                     the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)                                  any failure by the Issuer or any of its Affiliates to issue any Letter of Credit in the form requested by any Credit Party, unless the Issuer has received written notice from such Credit Party of such failure within three Business Days after the Issuer shall have furnished such Credit Party and the Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)                                        any Material Adverse Effect;

(x)                                           any breach of this Agreement or any Other Document by any party thereto;

(xi)                                        the occurrence or continuance of an Insolvency Event with respect to any Credit Party;

(xii)                                     the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii)                                  the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)                                  Indemnity. In addition to the amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuer and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuer or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction.

(h)                                 Liability for Acts and Omissions. As between any Credit Party and the Issuer, or the Issuer’s Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit, other than as a result of the gross negligence or willful misconduct of the Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, the Issuer shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuer or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Credit Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuer or its Affiliates, as applicable, including any act or omission of any Governmental Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuer’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve an Issuer from liability for such Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall an Issuer or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuer or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuer or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuer or its Affiliates under any resulting liability to the Borrowers or any Lender.

(i)                                     Issuer Reporting Requirements. Each Issuer shall, on the first Business Day of each month, provide to Agent and Borrowing Agent a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Agent may request.

(j)                                    Cash Collateral. If any Borrower requests the issuance, extension or renewal of any Letter of Credit and such Letter of Credit would have an expiration date which is after the Letter of Credit Maturity Date, no Issuer shall be required to issue, extend or renew such Letter of Credit, but may elect to do so if the requirements of this Section 2.8(j) are satisfied.  Such Borrower shall, on or before the issuance, extension or renewal of such Letter of Credit, deposit and pledge Cash Collateral for each such Letter of Credit in an amount equal to 105% of the Maximum Undrawn Amount of such outstanding Letter of Credit.  Such Cash Collateral shall be deposited pursuant to documentation reasonably satisfactory to the Agent and such Issuer and the Borrowing Agent and shall be maintained in blocked deposit accounts at such Issuer.  Each Borrower hereby grants to each Issuer a security interest in all Cash Collateral pledged to such Issuer pursuant to this Section or otherwise under this Agreement.  The Cash Collateral related to a particular Letter of Credit shall be released by the applicable Issuer upon termination or expiration of such Letter of Credit and the reimbursement by the Borrowers of all amounts drawn thereon and the payment in full of all fees accrued thereon through the date of such expiration or termination.  After the Maturity Date, the Borrowing Agent shall pay any and all fees associated with any such Letter of Credit with an expiration date that extends beyond the Maturity Date directly to the applicable Issuer.

2.9.                            Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.9, 4.11, 4.12, 4.13, 4.14(d) and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.10.                     Making and Settlement of Advances.

(a)                                 Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of the Lenders holding the Commitments (subject to any contrary terms of Section 2.13).  Each borrowing of Swing Loans shall be advanced by the Swing Loan Lender alone.

(b)                                 Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.14(a), Agent shall notify the Lenders holding the Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof.  Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.10(c) hereof.

(c)                                  Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Commitment that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.10(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its applicable Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans.  If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance.  Any payment by Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to Agent.  A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)                                 Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with the Lenders holding the Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying the Lenders holding the Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”).  Subject to any contrary provisions of Section 2.13, each Lender holding a Commitment shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day.  Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Commitments shall have otherwise been terminated at such time.  All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans.  If any such amount is not transferred to Agent by any Lender holding a Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.10(c).

(e)                                  If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.11.                     Reduction of Maximum Revolving Advance Amount.

(a)                                 Borrowing Agent may, on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Maximum Revolving Advance Amount, minimum increments of $10,000,000 to an amount not less than the greater of (i) $25,000,000 or (ii) the amount of the then Revolving Facility Usage.

(b)                                 The Maximum Revolving Advance Amount shall be reduced by an aggregate amount equal to the net proceeds of all notes issued pursuant to Section 7.6(m), effective upon the closing of such issuance.

(c)                                  Upon the prepayment of Advances pursuant to Section 2.17, the Maximum Revolving Advance Amount shall be reduced in accordance with Section 2.17(e).

(d)                                 All reductions of the Maximum Revolving Advance Amount shall be applied ratably among the Lenders according to their respective Commitment Amounts.

2.12.                     Use of Proceeds.

(a)                                 Credit Parties shall apply the proceeds of Advances to (i) consummate the Transactions and pay related fees and expenses and (ii) provide for the Borrowers’ general business purposes, including working capital requirements, making capital expenditures, making Permitted Acquisitions, making debt payments when due and making distributions and dividends, in each case, to the extent not prohibited under this Agreement.

(b)                                 Without limiting the generality of Section 2.12(a) above, neither a Credit Party nor any other Person which may in the future become party to this Agreement or the Other Documents as a Credit Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Anti-Terrorism Laws.

2.13.                     Defaulting Lender.

(a)                                 Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.13 so long as such Lender is a Defaulting Lender.

(b)                                 (i)                                     Except as otherwise expressly provided for in this Section 2.13, Revolving Advances shall be made pro rata from Lenders holding Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any Pro Rata Share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Commitment in accordance with their Commitment Percentages; provided that Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrowers the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)                                  Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender while such Person is a Defaulting Lender.

(iii)                               If any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Commitment becomes a Defaulting Lender, then:

(A)                               the Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders holding Commitments in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving

Advances made by any such Non-Defaulting Lender holding a Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Commitment Amount of any such Non-Defaulting Lender, and (y) the conditions in Section 8.2 would be met;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of the Issuer the Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)                               if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are Cash Collateralized;

(D)                               if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders holding Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders holding Commitments in accordance with such reallocation; and

(E)                                if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or Cash Collateralized; and

(iv)                              so long as any Lender holding a Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders holding Commitments and/or Cash Collateral for such Letters of Credit will be provided by the Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.13(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 16.2(b)(i).

(d)                                 Other than as expressly set forth in this Section 2.13, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event that the Agent, the Borrowers, Swing Loan Lender and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Commitment, then Participation Commitments of the Lenders holding Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage.

(f)                                   If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.14.                     Swing Loans.

(a)                                 Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, the Lenders holding Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.14 at any time or from time to time after the Closing Date to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the Revolving Facility Usage shall not at any time exceed the Line Cap (other than as a result of any Protective Advance).  All Swing Loans shall be Domestic Rate Loans only.  Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.14 during the period between Settlement Dates.  All Swing Loans, if requested by the Swing Loan Lender, shall be evidenced by a promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.14(a).  Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)                                 Upon either (x) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (y) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Commitments have been terminated for any reason.

(c)                                  Upon the making of a Swing Loan (whether before or after the occurrence of a Default or Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Commitment Percentage.  Swing Loan Lender or Agent may, at any time, require the Lenders holding Commitments to fund such participations by means of a Settlement as provided for in Section 2.10(d).  From and after the date, if any, on which any Lender holding a Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.13) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.15.                     [Reserved].

2.16.                     Protective Advances.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if the Borrowing Agent shall request that the Lenders make, or permit to remain outstanding, any Revolving Advance or Letters of Credit which shall cause an Overadvance or an Advance during a Default or Event of Default, the Agent may, in its sole discretion (subject to the proviso to Section 8.2(b)), elect to make, or permit to remain outstanding, such Overadvance or Advance to the extent such Overadvance or Advance constitutes a Protective Advance.  If a Protective Advance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Advance based upon their Commitment Percentage in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 8.2 have been met.  A Protective Advance may be made as a Revolving Advance or as an issuance, extension or renewal of a Letter of Credit and each Lender and each Issuer, as applicable, agrees to make any such requested Revolving Advance or Letter of Credit available to the Borrowers.  The obligation of each Lender and each Issuer, as applicable, to participate in each Protective Advance shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Person may have against any other Credit Party, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition.  The making of any such Protective Advance on any one occasion shall not obligate the Agent or any Lender to make or permit any Protective Advance on any other occasion. No funding of a Protective Advance or sufferance of an Overadvance shall constitute a waiver by Agent or the Lenders of any Default or Event of Default.  In no event shall any Borrower or other Credit Party be deemed a beneficiary of this Section 2.16 nor authorized to enforce any of its terms.

(b)                                 No Protective Advance shall modify or abrogate any of the provisions of Section 2.8(b) regarding the Lenders’ obligations to purchase participations with respect to LC Disbursements or to reimburse any LC Disbursement.  Notwithstanding anything herein to the contrary, no event or circumstance shall result in any claim or liability against the Agent (regardless of the amount of any Overadvances or Protective Advances) for any Overadvances or Protective Advances.

(c)                                  All Protective Advances shall be payable by the Borrowers on demand by Agent or the Required Lenders.  All other Overadvances (other than Protective Advances) shall be payable in accordance with the requirements of Section 2.6. All Protective Advances and other Overadvances shall constitute Obligations secured by the Collateral and entitled to all benefits of this Agreement and the Other Documents.

2.17.                     Mandatory Prepayments.

(a)                                 Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral described in Section 7.1(b)(v), (xiii) - (xv) (including pursuant to a sale and leaseback transaction) or (xvi) (if the aggregate Net Cash Proceeds with respect to all such Dispositions exceed $1,000,000), Borrowers shall repay the Advances in an amount equal to the Net Cash Proceeds of such Dispositions, such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be deposited into a Collection Account.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied to the outstanding Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b)) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)                                 In the event of any issuance or other incurrence of Indebtedness (other than Indebtedness permitted by Section 7.6), Borrowers shall, no later than one (1) Business Day after the receipt by Borrowers of (i) the Net Cash Proceeds from any such incurrence of Indebtedness, repay the Advances in an amount equal to the cash proceeds of such incurrence of Indebtedness.  Such repayments will be applied in the same manner as set forth in Section 2.17(a) hereof.

(c)                                  All Net Cash Proceeds received by Borrowers or Agent in respect of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Borrower’s property or asset (if the Net Cash Proceeds with respect to such event exceed $1,000,000) shall, no later than three (3) Business Days after the receipt thereof, prepay the Advances and be applied as set forth in Section 2.17(a) hereof.

(d)                                 The receipt by any Credit Party of any Extraordinary Receipt (if the Net Cash Proceeds with respect to such Extraordinary Receipt exceeds $2,500,000) the Borrowers shall, no later than three (3) Business Days after the receipt thereof, prepay the Advances and be applied as set forth in Section 2.17(a) hereof.

(e)                                  Upon the prepayment of Advances under this Section 2.17, the Maximum Revolving Advance Amount shall be permanently reduced by an amount equal to such prepayment; provided that in the case of a prepayment pursuant to Sections 2.17(a), (c) or (d) , such prepayment of

Advances and corresponding permanent reduction in the Maximum Revolving Advance Amount shall be applied only to the extent such Net Cash Proceeds are not reinvested (which investment may include the repair, restoration or replacement of the affected assets or reimbursement of the Credit Parties for amounts already expended in connection with such Disposition, condemnation or similar proceeding or Extraordinary Receipt, as applicable) within one hundred eighty (180) days following the receipt of such Net Cash Proceeds; provided further that for any prepayment under Section 2.17(a) in respect of a Disposition described in Section 7.1(b)(xvi), the reference in the preceding proviso to one hundred eighty (180) days shall be replaced with three hundred sixty five (365) days.

III.                              INTEREST AND FEES.

3.1.                            Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and at the end of each Interest Period with respect to LIBOR Rate Loans.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month preceding the payment date in the case of Domestic Rate Loans and during the Interest Period in the case of LIBOR Rate Loans at a rate per annum equal to the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon the occurrence of a Specified Event of Default, or at the option of the Agent or direction of the Required Lenders upon the occurrence of any Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Revolving Interest Rate plus two (2%) percent per annum (the “Default Rate”).  Agent shall notify Borrowers of any accrual of interest at the Default Rate, provided, that, any failure to notify shall not impact or affect any of Agent’s rights and remedies hereunder.

3.2.                            Letter of Credit Fees.

(a)                                 Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the then Applicable Margin for LIBOR Rate Loans, and (y) to the applicable Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all customary administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all reasonable and documented out-of-pocket fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be due and payable quarterly in arrears on the first day of each quarter and on the Maturity Date or earlier termination of the Commitments, be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Upon the occurrence of a Specified Event of Default, or at the option of the Agent or direction of the Required Lenders upon the occurrence of any Event of Default, and during the continuation thereof, the Letter of

Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)                                 On demand after the occurrence and during the continuation of an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Agent, as Cash Collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit.  Borrowers hereby irrevocably authorize Agent, in its discretion, on Borrowers’ behalf and in Borrowers’ names, to open such an account and to make and maintain deposits therein, or in an account opened by Borrowers, in the amounts required to be made by Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrowers coming into any Lender’s possession at any time.  Agent will invest such Cash Collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional Cash Collateral.  Such Cash Collateral shall be returned to the Borrowing Agent upon the earliest to occur of (i) expiration of the Letters of Credit so Cash Collateralized, or (ii) the applicable Events of Default are waived in accordance with the terms of this Agreement.

3.3.                            Commitment Fee. If, for any calendar quarter prior to the Maturity Date, the average daily unpaid balance of the Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to 0.375% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance of the Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter.  Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.  For purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its commitment to make Revolving Advances, but shall be excluded in the calculation of the fee under this Section 3.3 for any other Lender.

3.4.                            Collateral Monitoring Fee, Collateral Evaluation Fee and Fee Letter.

(a)                                 Borrowers shall pay Agent a collateral monitoring fee equal to $3,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the term of this Agreement.  The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b)                                 Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent, including, without limitation, any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit, a collateral evaluation fee in an amount equal to $1,000 per day for each person employed to perform such evaluation (based on an eight (8) hour day, and subject to adjustment if additional hours are worked), plus all costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its sole discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrowers and shall not be subject to the foregoing limits.

(c)                                  Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5.                            Computation of Interest and Fees. Interest hereunder computed at the Alternate Base Rate shall be computed on the basis of a year of 365 or 366 (as applicable) days and for the actual number of days elapsed.  All other fees and interest hereunder shall be computed on the bases of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate during such extension.

3.6.                            Maximum Charges. It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in this Agreement or in any Other Document, all agreements which either now are or which shall become agreements among Borrowers, Agent and Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Other Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Borrowers and Agent.  This provision shall never be superseded or waived and shall control every other provision of this Agreement or any Other Document and all agreements among Borrowers, Agent and Lenders, or their respective successors and assigns.  Unless preempted by federal law or as permitted under the sentence immediately following this sentence, the applicable Revolving Interest Rate from time to time in effect under this Agreement may not exceed the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”).  If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lenders by reason thereof shall be payable in accordance with Section 2.5 hereof.  If by operation of this provision, Borrowers would be entitled to a refund of interest paid pursuant to this Agreement, each Lender agrees that it shall pay to Borrowing Agent, upon Agent’s request, such Lender’s Commitment Percentage of such interest to be refunded, as determined by Agent.  As provided in Section 16.1 hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law provisions.  The provisions of this Section 3.6 with respect to the Texas Finance Code are included solely out of an abundance of caution and shall not be construed to mean that any provisions of Texas law are in any way applicable to this Agreement, the Other Documents or any of the Obligations.

3.7.                            Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                 subject Agent, Swing Loan Lender, any Lender or Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.10 and any Excluded Tax);

(b)                                 impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender or such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate.  Agent, Swing Loan Lender or such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.  Failure or delay on the part of Agent, Swing Loan Lender, Issuer or any Lender to demand compensation pursuant to this section shall not constitute a waiver of such Person’s right to demand such compensation; provided that Borrowers shall not be required to compensate Agent, Swing Loan Lender, Issuer or a Lender pursuant to this section for any amounts incurred more than one hundred eighty (180) days prior to the date that such Person notifies Borrowing Agent of such losses or expenses and of such Person’s intention to claim compensation therefor.

3.8.                            Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)                                 reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR

Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9.                            Capital Adequacy.

(a)                                 In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy or liquidity, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy and liquidity) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction.  In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)                                 A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c)                                  If Agent or any Lender requests compensation under Section 3.7 or Section 3.9 or if Borrowers are required to pay any additional amount to Agent or any Lender pursuant to Section 3.7 or Section 3.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of Agent or such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 3.7 or Section 3.9, as the case may be, in the future, (ii) would not subject Agent or such Lender to any unreimbursed cost or expense, (iii) would not require Agent or such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to Agent or such Lender.

3.10.                     Taxes.

(a)                                 Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes except to the extent required by Applicable Law; provided that if any Credit Party or any applicable withholding agent shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)                                 Without limiting the provisions of Section 3.10(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)                                  The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two (2) duly completed valid originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty,

(ii)                                  two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.10-1 (together with Exhibits 3.10-2, 3.10-3 and 3.10-4, each a “Non-Bank Tax Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to any Borrower described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate substantially in the form of Exhibit 3.10-2 or Exhibit 3.10-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit 3.10-4 on behalf of each such direct and indirect partner,

(v)                                 any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(vi)                              in the case of a Lender that is a United States person within the meaning of section 7701(a)(30) of the Code, two duly completed valid (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Lender is exempt from United States federal backup withholding tax.

Notwithstanding any other provisions of this Section 3.10(e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(f)                                                 If a payment made to a Lender under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent and the Borrowers at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine whether such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)                                                Each Recipient agrees that if any form or certification it previously delivered pursuant to clauses (e) or (f) above expires or becomes inaccurate in any respect, or if Borrowing Agent or Agent should request an updated form or certification, it shall update such form or certification or promptly notify the Borrowing Agent and the Agent in writing of its legal ineligibility to so.

(h)                                 Notwithstanding anything to the contrary in this Agreement, with respect to any claim for compensation under this Section 3.10, the Credit Parties shall not be required to compensate any Person for any interest or penalties incurred unless such Person notifies the Credit Parties within one hundred eighty (180) days following the date that such Person is first assessed by any taxing authority for such amount or otherwise first pays such amount.  If the Borrowers determine in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded or additional amounts have been payable hereunder, the Person claiming compensation hereunder shall cooperate with the Borrowers in a reasonable challenge of such Taxes if so requested by the Borrowers.

(i)                                     If a Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.10, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of such Recipient, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body.  This Section 3.10(i) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(j)                                    Each Recipient agrees that, upon the occurrence of any event giving rise to the operation of Section 3.10(a) or (c) with respect to such Recipient, it will, if requested by the Borrowers in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event by designating another lending office for any Commitment or Advance affected by such event if that would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid, provided that doing so would not subject such Recipient to any unreimbursed cost or expense or be otherwise be prejudicial to such Recipient, in such Recipient’s reasonable discretion.

(k)                                 For purposes of this Section 3.10, the term “Lender” shall include any Swing Loan Lender and any Issuer.

(l)                                     The agreements in this Section 3.10 shall survive the termination of this Agreement and the Commitments and the payment of all amounts payable hereunder and under any Other Document.

3.11.                     Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent for a supplemental agreement referred to in the proviso of Section 16.2(b) hereof and for which the consent of the Required Lenders has been obtained, the Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request for a consent to a supplemental agreement pursuant to the proviso of Section 16.2(b) hereof, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Commitment Percentage, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.  If any Affected Lender does not execute an assignment in accordance with Section 16.3 within five (5) Business Days after receipt of notice to do so by Agent or Borrowing Agent, then such assignment shall become effective for purposes of Section 16.3 and this Agreement upon execution by Agent and Borrowing Agent.

IV.                               COLLATERAL:  GENERAL TERMS.

4.1.                            Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Secured Party of the Obligations (other than any Obligations under Environmental Indemnity Agreements which by their terms are unsecured), each Credit Party hereby assigns, pledges and grants to Agent for its benefit and for the benefit of each Secured Party a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Each Credit Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest.  Contemporaneously with the delivery of the financial statements required by Section 9.7 or 9.8(a), each Borrower shall identify all commercial tort claims with a value in excess of $1,000,000 in the Compliance Certificate for such period, and Borrowers shall include the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such Compliance Certificate, such Credit Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof.  The Liens securing the Obligations shall be first priority perfected Liens subject only to Permitted Encumbrances that have priority as a matter of Applicable Law.

4.2.                            Perfection of Security Interest. Each Credit Party hereby authorizes Agent to file against such Credit Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA and other Applicable Laws in form and substance satisfactory to Agent in its Permitted Discretion (which statements may have a description of collateral which is broader than that set forth herein, including “all assets now owned or hereafter acquired by the Credit Party or in which Credit Party otherwise has rights”).  Each Credit Party hereby further authorizes Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Credit Party hereunder, naming such Credit Party, as debtor, and Agent, as secured party.

4.3.                            Protection of Collateral. No Credit Party shall sell, lease, transfer or otherwise dispose of any Collateral, except as permitted in Section 7.1 hereof.

4.4.                            Preservation of Collateral. Each Credit Party will safeguard and protect all Collateral for Agent’s and the other Secured Parties’ general account.  In addition to the rights and remedies set forth in Section 11.1 hereof, Agent:  (a) may at any time take such steps as Agent deems necessary in the exercise of its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including upon the occurrence and during the continuance of an Event of Default, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) upon the occurrence and during the continuance of an Event of Default, may employ and maintain at any of each Credit Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) upon the occurrence and during the continuance of an Event of Default, may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) upon the occurrence and during the continuance of an Event of Default, may use any Credit Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Credit Parties’ owned or leased property, subject to the rights of the landlords of any leased Real Property.  Subject to the other provisions of this Agreement regarding Credit Parties’ maintenance of Collateral, each Credit Party shall cooperate with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct in its Permitted Discretion.  Subject to Section 16.9, all of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5.         Ownership of Collateral.

(a)           With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) each Credit Party is, and shall remain the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law) in each and every item of its respective Collateral; (ii) except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens; and (iii) each Credit Party’s Equipment and Inventory shall be located as set forth on Schedule 15 to the Perfection Certificate and shall not be removed from such location(s) without the prior written consent of Agent, except (1) as may be moved from one location on such schedule to another location on such schedule, (2) Inventory in-transit, (3) Equipment out for repair in the ordinary course of business, (4) the sale, transfer or disposition of assets permitted under this Agreement to a Person that is not a Credit Party and (5) as may be located at locations not set forth on Schedule 15 to the Perfection Certificate to the extent the aggregate value of Equipment and Inventory at such locations does not exceed $10,000,000 for any one location or $25,000,000 in the aggregate for all such locations.

(b)           (i) Schedule 15 to the Perfection Certificate contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory having a value in excess of $10,000,000 of any Credit Party is stored; none of the receipts received by any Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns and (ii) Schedule 3 to the Perfection Certificate sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Credit Party and (B) the chief executive office of each Credit Party.

4.6.         Defense of Agent’s and Lenders’ Interests.  Until the Termination Date, Agent’s security interests in the Collateral shall continue in full force and effect.  Each Credit Party shall use all commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations upon the occurrence of and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, upon the occurrence of and during the continuance of an Event of Default, Credit Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and each other Secured Parties shall be entitled to all of the rights and remedies set forth herein and further provided to a secured party on default by the Uniform Commercial Code, the PPSA or other Applicable Law.  Each Credit Party shall, and Agent may, at its option upon the occurrence and during the continuance of an Event of Default, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Credit Party’s possession, they, and each of them, shall be held by such Credit Party in trust as Agent’s trustee, and such Credit Party will immediately deliver them to Agent in their original form together with any necessary endorsement.  For the purpose of enabling Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Agreement and each Other Document at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Credit Party hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Credit Party, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

4.7.         Books and Records.  Each Credit Party shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP.

4.8.         Compliance with Laws.  Each Credit Party shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Each Credit Party may, however, if applicable, Properly Contest any Lien or obligation arising under Applicable Law.

4.9.         Access to Premises.  Without limiting Agent’s rights with respect to appraisals as set forth herein and without limiting Agent’s rights under Section 4.4, during normal business hours and upon reasonable notice and mutual agreement (except that, upon the occurrence and continuance of an Event of Default, no notice shall be required and Agent may exercise such right during any hours), Agent and its agents may conduct Field Examinations and in connection therewith (i) enter upon any premises of any Credit Party and access any tangible assets, (ii) access and make abstracts and copies from each Credit Party’s books, records, audits, correspondence and all other papers relating to the Collateral and (iii) discuss the affairs, finances and business of Credit Parties with any officer, employee or director thereof or with their Accountants or auditors, all of whom are hereby authorized to disclose to Agent all financial statements and other information relating to such affairs, finances or business; provided, however, that unless an Event of Default has occurred and is then continuing, Borrowers shall have the opportunity to be present at all such meetings.  At the sole cost of Borrowers and upon reasonable notice to Borrowing Agent,Agent will conduct no more than the Applicable Number of Field Examinations and require no more than the Applicable Number of appraisals of the Sand Reserves (including discounted cash flow analyses) and no more than the Applicable Number of appraisals of Borrowers’ Inventory (in each case, at such times as shall be mutually agreed among the Agent and the Borrowing Agent and in any event not to be within the two week period prior to the date in which the Parent Guarantor is required to file an annual report on Form 10-K or a quarterly report on Form 10-Q with the SEC).

4.10.       Insurance.  The assets and properties of each Credit Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Credit Party so that such insurance shall remain in full force and effect.  Each Credit Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Credit Party’s own cost and expense in amounts and with licensed and reputable carriers, each Credit Party shall (a) keep all its insurable properties and properties in which such Credit Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party’s including business interruption insurance for Credit Parties that are operating companies; (b) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party is engaged in business; and (d) furnish Agent with (i) certificates therefor that are reasonably satisfactory to Agent and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate lender loss payable endorsements in form and substance reasonably satisfactory to Agent in its Permitted Discretion, naming Agent as an additional insured, lender loss payee or mortgagee, as applicable, as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds relating to Collateral thereunder shall be payable to Agent upon the occurrence and during the continuation of an Event of Default, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is endeavored to be given to Agent (but only if the applicable carrier provides such written notice to its customers’ lenders generally, and, to the extent it does not, Credit Parties shall promptly (but in any event within three (3) Business Days) provide Agent with written notice of any cancellation, amendment or termination after an Authorized Officer of the Borrowing Agent obtains knowledge thereof from such carrier).  In the event of any loss relating to the Collateral upon the occurrence and during the continuation of an Event of Default, the carriers named therein hereby are directed by Agent and the applicable Credit Party to make payment for such loss to Credit Parties and Agent jointly; provided, however, for the avoidance of doubt, proceeds of business interruption insurance shall be deposited into Borrowing Agent’s operating account with Agent, rather than applied to the Obligations, so long as the Advances outstanding hereunder do not exceed the  Line Cap.  If any insurance losses relating to Collateral are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may, upon the occurrence and during the continuation of an Event of Default, endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Upon the occurrence and during the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  Each Credit Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral (if any), including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.11.       Failure to Pay Insurance.  If any Credit Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium (but only after first providing Borrowing Agent with notice and one (1) Business Day to cure the same) therefor on behalf of such Credit Party, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.  Failure or delay on the part of Agent to provide notice pursuant to this section shall not constitute a waiver of Agent’s rights and remedies hereunder, other than as qualified in this Section 4.11.

4.12.       Payment of Taxes.  Each Credit Party will pay, when due and payable, (i) all federal income tax and all other material federal, state, local and foreign (if applicable) Taxes and all other material franchise, income, employment, social security benefits, withholding and sales Taxes, lawfully levied or assessed upon such Credit Party or any of the Collateral including real and personal property Taxes unless the same are being Properly Contested, and (ii) all other Taxes lawfully levied or assessed upon any Credit Party or any of the Collateral, unless the same are being Properly Contested or failure to pay could not reasonably be expected to result in a Material Adverse Effect, an Event of Default or material liability to any Credit Party.  If any Taxes are delinquent, or if any claim shall be made which creates a valid Lien on the Collateral (other than Permitted Encumbrances), Agent may (after first providing notice to such Credit Party and a reasonable opportunity to cure the same), but shall not be required to, pay the Taxes and each Credit Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any Taxes to the extent that any applicable Credit Party has Properly Contested such Taxes and provided notice of same to Agent.  The amount of any payment by Agent under this Section 4.12 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Credit Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent in its Permitted Discretion that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Credit Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.  Failure or delay on the part of Agent to provide notice pursuant to this section shall not constitute a waiver of Agent’s rights and remedies hereunder, other than as qualified in this Section 4.12.

4.13.       Payment of Leasehold Obligations.  Each Borrower shall at all times pay, when and as due and payable, its rental obligations under all Leasehold Interests containing Sand Reserves that are included in the Formula Amount under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep all such leases in full force and effect (unless it would be prudent not to keep such leases in full force and effect in the exercise of Borrower’s reasonable business judgment).

4.14.       Receivables.

(a)           Nature of Receivables.  Each of the Receivables at any time reported to Agent (whether pursuant to Section 9.2 or otherwise) shall, except as noted therein, be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum (subject to customary discounts or reductions permitted in the ordinary course of business and in accordance with past practices) as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Credit Party, or work, labor or services theretofore rendered by a Credit Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Credit Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Credit Parties to Agent.

(b)           Location of Credit Parties.  Each Credit Party’s chief executive office address are as set forth on Schedule 3 to the Perfection Certificate and each other location of books and records pertaining to Receivables are as set forth on Schedules 1, 3 or 11 to the Perfection Certificate.

(c)           Collection of Receivables.  Until any Credit Party’s authority to do so is terminated by Agent, during a Dominion Period, each Credit Party will, at such Credit Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Credit Party’s funds or use the same except to pay Obligations.  Each Credit Party shall deposit in the Collection Accounts or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Receivables.

(d)           Notification of Assignment of Receivables.  At any time upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Upon the occurrence and during the continuance of an Event of Default, Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Credit Parties’ account and added to the Obligations.

(e)           Power of Agent to Act on Credit Parties’ Behalf.  Upon and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Credit Party hereby constitutes Agent or Agent’s designee as such Credit Party’s attorney with power (i) to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral upon and during the continuance of an Event of Default; (ii) to sign such Credit Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables, upon and during the continuance of an Event of Default; (iii) to send verifications of Receivables to any Customer (provided, that, so long as no Event of Default has occurred and is continuing, Agent shall only conduct verifications of Receivables over the phone with participation from Credit Parties or with Credit Parties being present); (iv) to sign such Credit Party’s name on any documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same upon and during the continuance of an Event of Default; (v) to demand payment of the Receivables upon and during the continuance of an Event of Default; (vi) to enforce payment of the Receivables by legal proceedings or otherwise upon and during the continuance of an Event of Default; (vii) to exercise all of such Credit Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral upon and during the continuance of an Event of Default; (viii) to settle, adjust, compromise, extend or renew the Receivables upon and during the continuance of an Event of Default; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables upon and during the continuance of an Event of Default; (x) to prepare, file and sign such Credit Party’s name on a proof of claim in bankruptcy or similar document against any Customer upon and during the continuance of an Event of Default; (xi) to prepare, file and sign such Credit Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables upon and during the continuance of an Event of Default; (xii) to receive, open and dispose of all mail addressed to any Credit Party to the extent such actions are taken in connection with operation and administration of Credit Parties’ lockboxes or otherwise in connection with treasury management services during a Dominion Period; and (xiii) upon and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Commitments or Obligations remain outstanding.  Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Credit Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Credit Party.

(f)            No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Upon the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Credit Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept, upon the occurrence and during the continuation of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Credit Party, all without discharging or in any way affecting any Credit Party’s liability hereunder.

(g)           Cash Management.

(i)            All proceeds of assets of the Credit Parties and any other amounts payable to any Credit Party at any time, shall, subject to Section 2.17, be deposited by such Credit Parties into either (A) a collection account designated as such on Schedule 5(a) to the Perfection Certificate established at a bank reasonably satisfactory to Agent (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowers and be acceptable to Agent or (B) a collection account established at PNC for the deposit of such proceeds (all such accounts in clauses (A) and (B), the “Collection Accounts”).  Each Credit Party shall deliver to Agent on the Closing Date a Deposit Account Control Agreement, in form and substance satisfactory to Agent in its Permitted Discretion, with respect to each Collection Account which shall be in “springing” form permitting Credit Parties to access and use such Collection Accounts unless and until a “notice of sole control” (such notice, or any similar notice described in any applicable Deposit Account Control Agreement an “Activation Notice”) is issued by Agent to the bank at which such Collection Account is maintained; provided, that, Agent shall not issue such an Activation Notice except during a Dominion Period and shall revoke such Activation Notice if, subsequent thereto, the Dominion Period shall have ended.  Upon issuance of an Activation Notice, such Deposit Account Control Agreements shall provide that all available funds in each Collection Account will be transferred, on each Business Day, to Agent, either to any account maintained by Agent at such bank or by wire transfer to appropriate account(s) of Agent, and otherwise be in form and substance (including as to the extent of offset and statutory lien rights) reasonably satisfactory to Agent.  All funds deposited in such Collection Accounts during a Dominion Period shall immediately become the property of Agent and be applied to the outstanding Advances.  Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank maintaining a Collection Account.

(ii)           Notwithstanding anything to the contrary herein or in any Other Document, Credit Parties shall ensure that Agent does not receive, whether by deposit to the Collection Accounts or otherwise, any funds from any Customer located in a Sanctioned Country.

(h)           Adjustments.  No Credit Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been granted in the ordinary course of business of such Borrower.

4.15.       Inventory.  To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced, in all material respects, by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938.

4.16.       Maintenance of Equipment.  The Equipment useful and necessary to Credit Parties’ business shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved consistent with industry standards; provided that the same shall not be required if not necessary for the continued operation of the Credit Parties’ business.  No Credit Party shall use or operate the Equipment in violation of any Applicable Law to the extent such use or operation could reasonably be expected to materially and adversely affect the operation of its business as currently conducted.

4.17.       Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.18.       Environmental Matters.

(a)           Except for any deviations, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect:

(i)      Borrowers shall maintain the Real Property owned or leased by a Borrower in compliance with all Environmental Laws and the Borrowers shall not place or permit to be placed any amount of Hazardous Substances on any Real Property except as permitted by Applicable Law, permits issued thereunder;

(ii)     Borrowers shall comply with all applicable Environmental Laws which shall include periodic reviews of such compliance;

(iii)    Borrowers shall dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws; and

(iv)    Borrowers shall use commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property as required by Environmental Laws.

(b)           In the event any Credit Party or any of their respective Subsidiaries obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous

Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice, in each case, with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or such Borrower’s interest therein that could reasonably be expect to have a Material Adverse Effect (any of the foregoing received by any Borrower is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then such Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which such Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)           Borrowers shall respond promptly in accordance with Environmental Laws to any material Hazardous Discharge or Environmental Complaint and, with respect to same, shall take all actions required by applicable Environmental Law to protect the health and safety of Persons and the environment and to avoid subjecting the Collateral or Real Property to any Lien other than Permitted Encumbrances.  If any Borrower shall fail to respond in all material respects promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the material requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (i) give such notices as may be required by Environmental Laws or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deems reasonably necessary, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint; provided, however, that prior to taking any such action set forth on subpart (i) or (ii), Agent shall provide five (5) Business Days advance written notice to Borrowing Agent and a reasonable time to cure or address such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(d)           Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, actually suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to (A) any Hazardous Discharge resulting from actions on the part of Agent or any Lender or (B) any act or inaction of Agent or any Lender that constitutes gross negligence or willful misconduct.  Borrowers’ obligations under this Section 4.18(d) shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any Governmental Body has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(e)           For purposes of Section 4.18 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.19.       Financing Statements.  Except with respect to the financing statements naming Agent as secured party, the financing statements described on Schedule 8 to the Perfection Certificate, and after the Closing Date, those pertaining to Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20.       Voting Rights in Respect of Subsidiary Stock.  Upon the occurrence and during the continuance of an Event of Default and following written notice by Agent to Borrowing Agent, all rights of a Credit Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in Agent which shall then have the sole right to exercise such voting and other consensual rights.

4.21.       Dividend and Distribution Rights in Respect of Subsidiary Shares.  Upon the occurrence and during the continuation of an Event of Default and following written notice by Agent to Borrowing Agent:

(a)           all rights of a Credit Party to receive dividends, distributions and interest payments shall cease and all such rights shall thereupon be vested in Agent which shall then have the sole right to receive and hold such dividends, distributions and interest payments; provided, however, that any and all such dividends, distributions and interest payments consisting of rights or interests in the form of securities shall be forthwith delivered to Agent to hold as Collateral and shall, if received by any Credit Party, be received in trust for the benefit of Agent, be segregated from the other property or funds of such Credit Party and be promptly (but in any event within five days after receipt thereof) delivered to Agent as Collateral in the same form as so received (with any necessary endorsement); and

(b)           all dividends, distributions and interest payments which are received by a Credit Party contrary to the provisions of clause (a) shall be received in trust for the benefit of Agent, shall be segregated from other property or funds of such Credit Party, and shall be forthwith paid over to Agent as Collateral in the exact form received, to be held by Agent as Collateral and as further collateral security for the Obligations.

V.                                    REPRESENTATIONS AND WARRANTIES.

Each Credit Party represents and warrants as follows:

5.1.         Authority.  Such Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents to which any Credit Party is a party have been duly executed and delivered by the Credit Parties party thereto, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of the Credit Parties party thereto enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which any Credit Party is party (a) are within each Credit Party’s corporate, limited liability company, limited partnership, partnership or other applicable powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership, partnership or other applicable action, are not in contravention of the terms of each Credit Party’s Organizational  Documents or other applicable documents relating to such Credit Party’s formation or to the conduct of such Credit Party’s business, (b) will not conflict with or violate (i) any Applicable Law, or (ii) any Material Contract, (c) will not require the Consent of any Governmental Body or any other Person as of the Closing Date, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any Applicable Law, Organizational Document or Material Contract to which such Credit Party is a party or by which it or its property is a party or by which it may be bound.

5.2.         Formation and Qualification.

(a)           On the Closing Date, each Credit Party is duly incorporated or formed, as applicable and in good standing under the laws of the state listed on Schedule 1 to the Perfection Certificate and is qualified to do business and is in good standing in the states listed on Schedule 1 to the Perfection Certificate.  Each Credit Party is in good standing and is qualified to do business in the states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b)           As of the Closing Date, all of the Subsidiaries of Parent Guarantor are listed on Schedule 9 to the Perfection Certificate.  As of the Closing Date, the Persons identified on Schedule 9 to the Perfection Certificate are the record and beneficial owners of all of the shares of Capital Stock of each of the Subsidiaries listed on Schedule 9 to the Perfection Certificate as being owned thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.  All of the shares owned by the Credit Parties are owned free and clear of any Liens other than Permitted Encumbrances.

5.3.         Survival of Representations and Warranties.  All representations and warranties of the Credit Parties contained in this Agreement and the Other Documents shall, at the time of such Credit Party’s execution of this Agreement and the Other Documents, be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.         Tax Returns.  The federal taxpayer identification number of each Credit Party that is a Credit Party as of the Closing Date is set forth on Schedule 1 to the Perfection Certificate.  The Credit Parties have filed all federal, state and local Tax returns and other reports they are required by law to file and have paid all material Taxes that are due and payable.  The provision for Taxes on the books of the Credit Parties have been made in accordance with GAAP and the Credit Parties have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.         Financial Statements.

(a)           Historical Statements.  The Parent Guarantor and its Subsidiaries have delivered to the Agent copies of (i) its audited consolidated and unaudited consolidating year-end financial statements as of December 31, 2016 and for the fiscal year then ended and (ii) its unaudited balance sheet, statements of income and stockholders’ equity and cash flows on a consolidated and consolidating basis as of

September 30, 2017 (the “Historical Statements”).  The Historical Statements were compiled from the books and records maintained by management of the Parent Guarantor and its Subsidiaries, are correct and complete in all material respects and fairly represent the consolidated and consolidating financial condition of the Parent Guarantor and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied, except that the unaudited financial statements are subject to normal year-end adjustments.

(b)           Financial Projections.  The Parent Guarantor and its Subsidiaries have delivered to the Agent financial projections (including balance sheets and statements of operation and cash flows) for the period 2014 through 2019 derived from various assumptions of the Parent Guarantor’s management (the “Financial Projections”).  The Financial Projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, and that actual results may vary from such projections and that such variances may be material.

(c)           No Material Adverse Effect.  Since December 31, 2016, there has been no change, occurrence or development which could reasonably be expected to have a Material Adverse Effect.

5.6.         Entity Names.  As of the Closing Date, except as set forth on Schedule 1 to the Perfection Certificate, no Credit Party (i) has been known by any other corporate or trade name in the past five years, (ii) sells Inventory under any other name nor (iii) has been the surviving corporation or company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.         O.S.H.A.; Environmental Compliance; Flood Laws. Except as could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect:

(a)           The Credit Parties are and have been in compliance with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are and have been in compliance with, the provisions of the Federal Occupational Safety and Health Act, RCRA, the Federal Occupational Safety and Health Act, the Federal Mine Safety and Health Act, Flood Laws and all other Environmental Laws, including, without limitation, any provisions relating to financial assurance, reclamation or decommissioning obligations, and, to the knowledge of the Credit Parties, the obligations of the Credit Parties to maintain compliance with the Federal Occupational Safety and Health Act and all Environmental Laws will not have a Material Adverse Effect.

(b)           The Credit Parties have been issued or obtained all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)           (i) There have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances (as defined at the time of the representation) at, upon, under or within any Real Property, except as authorized by any permit or certificate issued pursuant to Environmental Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property except those kept in amounts and under circumstances in compliance with Environmental Laws (in effect at the time of the representation); (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Substances, except as previously disclosed to Agent; and (iv) no Hazardous Substances (as defined at the time of the representation) are handled or stored on the Real

Property, excepting such quantities as are handled in accordance with all applicable governmental regulations and in proper storage containers as required by Environmental Laws and as are necessary for the operation of the business of any Credit Party or of its tenants.

(d)           The Credit Parties have not received any Environmental Complaint that has not been fully resolved.

(e)           All Real Property owned by Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Credit Party in accordance with prudent business practice in the industry of such Credit Party.

5.8.         Solvency.  Taking into account rights of contribution and subrogation under Applicable Laws, and after giving effect to the Transactions, (x) the Parent Guarantor and its Subsidiaries, taken as a whole, are and will continue to be solvent, able to pay their debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business, and have and will have capital sufficient to carry on their business and all businesses in which they are about to engage and (y) the fair present saleable value of their assets and property, calculated on a going concern basis, are in excess of the amount of their liabilities, including contingent liabilities and will continue to be in excess of the amount of their liabilities.

5.9.         Litigation.  No Credit Party has any pending against, or to the knowledge of the Credit Parties, threatened litigation, arbitration, actions or proceedings which (i) purport to affect or pertain to this Agreement or any Other Document or any of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted, or (iii) any liabilities or indebtedness for borrowed money other than the Obligations and Indebtedness permitted by Section 7.6.

5.10.       Compliance with Laws; ERISA.

(a)           No Credit Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.  The Borrowers have implemented and maintained in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws.

(b)           As of the Closing Date and as of the end of each fiscal quarter thereafter, no Credit Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.10(b) hereto with respect to which any Credit Party or any member of the Controlled Group has incurred or may incur any material liability.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law.  Except as could not reasonably result in Material Adverse Effect or an Event of Default or result in material liability to any Credit Party:  (i) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the

IRS to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income Tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Credit Party nor any member of the Controlled Group has incurred any liability for any excise Tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable Event; (xi) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.11.       Patents, Trademarks, Copyrights and Licenses.  All registered trademarks, trademark applications, patents, patent applications, copyright and copyright applications and all licenses for intellectual property held on the Closing Date by any Credit Party which are material to the conduct of any Borrower’s business are set forth on Schedule 7 to the Perfection Certificate.  All of the owned or, to the knowledge of the Credit Parties, licensed, intellectual property set forth on Schedule 7 to the Perfection Certificate (a) is valid and enforceable by the Credit Party claiming ownership thereof, (b) with respect to such owned intellectual property, have been duly registered or filed with all appropriate Governmental Bodies and (c) constitute all of the intellectual property rights which are material to the conduct of each Borrower’s business as presently conducted or anticipated to be conducted.  To the knowledge of any Authorized Officer of any Credit Party there is no objection or pending challenge to the validity of any such intellectual property and there are no grounds for any such challenge, except, in each case, as could not reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

5.12.       Licenses and Permits.  Except as set forth in Schedule 5.12, each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any Applicable Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except, in the cases of both (a) and (b) where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect or an

Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

5.13.       No Burdensome Restrictions.  No Credit Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Credit Party’s ability to comply with the terms of this Agreement.  All Material Contracts as of the Closing Date are set forth on Schedule 13 to the Perfection Certificate, and the Credit Parties have heretofore delivered to Agent true and complete copies of all such Material Contracts to which any of them are a party or to which any of them or any of their properties is subject.  Except as set forth on Schedule 5.13, all Material Contracts are in full force and effect and no material defaults by any Borrower and, to the knowledge of the Borrowers, by any other party thereto, currently exist thereunder.  No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.       No Labor Disputes.  No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Credit Party’s employees threatened or in existence and no labor contract is scheduled to expire prior to the Maturity Date other than as set forth on Schedule 5.14 hereto, which, in each case, could reasonably be expected to result in a Material Adverse Effect or an Event of Default or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

5.15.       Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.       Investment Company Act.  No Credit Party is an “investment company” as defined in, and registered or required to be registered under, the Investment Company Act of 1940,  nor is it controlled by such a company.

5.17.       Disclosure.  No representation or warranty made by any Credit Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which the statements were made; provided that with respect to projected financial information, and information of an industry specific or general economic nature, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of conditions and facts then known; it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, and (ii) actual results may vary from such projections and that such variances may be material.  There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18.       Perfection of Security Interest in Collateral.  The provisions of this Agreement and of each other applicable Other Document and Security Document are effective to create in favor of the Agent, for the benefit of itself and the other Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of the Credit Parties in each item of Collateral, except (i) in the case of any Permitted Encumbrances, to the extent that any such Permitted Encumbrance would have priority over the security interest in favor of Agent pursuant to any Applicable Law and (ii) Liens perfected only by possession or control (within the meaning of the Uniform Commercial Code) to the extent Agent has not obtained or does not maintain possession or control of such Collateral (provided that such possession or control of such Collateral shall be given to Agent to the extent such possession or control is required by the terms of this Agreement or any Other Document or Security Document).

5.19.       Swaps.  No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.       Application of Certain Laws and Regulations.  Neither any Credit Party nor any Subsidiary of any Credit Party is subject to any Law which regulates the incurrence of any Indebtedness, including Laws relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.       No Brokers or Agents.  No Credit Party or Subsidiary thereof uses any brokers or other agents acting in any capacity for such Credit Party or Subsidiary in connection with the Obligations.

5.22.       Commercial Tort Claims.  As of the Closing Date and as of the end of any fiscal quarter thereafter, none of the Credit Parties has any commercial tort claims in excess of $1,000,000, except as set forth on Schedule 12 to the Perfection Certificate.

5.23.       Letter of Credit Rights.  As of the Closing Date and as of the end of any fiscal quarter thereafter, no Credit Party has any letter of credit rights in excess of $1,000,000, except as set forth on Schedule 5(b) to the Perfection Certificate.

5.24.       Deposit Accounts.  All deposit accounts and securities accounts of the Credit Parties as of the Closing Date are set forth on Schedule 5(a) to the Perfection Certificate.

5.25.       Bid Letters.  The Borrowing Agent has provided to the Agent true and complete copies of all bid letters and letters of intent (from all bidders) relating to the Fuels Division Sale, except that the name of the bidder and other identifying information may be redacted.

5.26.       Second Lien Documents.  As of the Closing Date, the Borrowing Agent has provided to the Agent true and complete copies of all of the Second Lien Note Documentation entered into as of such date.

5.27.       Personal Properties. The Parent Guarantor and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Permitted Encumbrances.

5.28.       Reserved.

5.29.       Real Property. Each Credit Party has good, valid and marketable fee simple title to all owned Real Property material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral, and a valid, binding and enforceable leasehold interest in each Leasehold Interest material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Permitted Encumbrances. All Real Property and all other property material to its business, or that constitutes(or is required pursuant to the terms hereof to constitute) Collateral, is in good operating condition and repair for the use for which they are currently employed (normal wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement) and has been maintained in accordance with industry standards and in conformity in all material respects with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No subleases, licenses or other occupancy agreements exist whereby any person other than any Credit Party uses or occupies or has a right to use or occupy or to acquire any Real Property (or interest in Real Property) set forth on Schedule 11 of the Perfection Certificate, including, but not limited to, rights of first refusal, rights of first offer or any option. Each Credit Party has substantially performed all of their obligations under any Real Property agreement or other occupancy agreement. There is no Default or event that has occurred which, with the passage of time, would ripen into an Event of Default and the Credit Parties have not received any notice (whether written or verbal) of any such Default. There are no pending or, to the knowledge of any Credit Party, threatened condemnation or eminent domain proceedings relating to any such Real Property material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral. Each Real Property as currently used, held or occupied, and the conduct of the business thereon, as currently conducted, complies in all material respects with all deed restrictions and Applicable Laws including building codes, zoning, subdivision or other land use or similar Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

VI.                               AFFIRMATIVE COVENANTS.

Credit Parties (or Borrowers if otherwise indicated) shall, and shall cause their Restricted Subsidiaries (or, if indicated, all of their Subsidiaries) to, until the Termination Date:

6.1.         Payment of Fees.  Borrowers shall pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Collection Accounts as provided for in Section 4.14(g).  Agent may, without making demand, charge Borrowers’ Account for all such reasonable and documented fees and expenses.

6.2.         Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively their business according to good business practices and maintain all of their properties (including each Real Property) useful or necessary in their business in good working order and condition in accordance with industry standards (reasonable wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material licenses, patents, copyrights, design rights, tradenames, domain names, trade secrets, trademarks, leases and occupancy agreements, and take all actions reasonably necessary to enforce and protect the validity of any material intellectual property right or other material right included in the Collateral; (b) keep in full force and effect their existence and comply in all material respects with the Applicable Laws governing the conduct of their business where the failure to do so could reasonably be expected to have a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted; and (c) make all such reports and timely pay all such franchise and other Taxes and license fees and do all such other acts and things as may be lawfully required to maintain their rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect, result in an Event of Default or result in material liability to such Credit Party or Restricted Subsidiary.  Each Credit Party will perform all of their obligations under any Real Property agreement, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3.         Violations.  Promptly after becoming aware thereof, notify Agent in writing of any violation of any Applicable Law applicable to any Credit Party or any of its Restricted Subsidiaries or the Transactions which could reasonably be expected to have a Material Adverse Effect.

6.4.         Government Receivables.  At the reasonable request of Agent, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other Applicable Laws with respect to contracts providing for payments in excess of $10,000,000 in the aggregate, and deliver to Agent, appropriately endorsed, all instruments or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them; provided that the delivery requirement shall not apply to such instruments and chattel paper of up to $5,000,000 in the aggregate.

6.5.         Financial Covenants.

(a)           Fixed Charge Coverage Ratio.  Maintain, as of March 31, 2018 and the last day of each fiscal quarter thereafter, for the four (4) fiscal quarter period then ending, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

(b)           Total Leverage Ratio.  Maintain, when measured as of the last day of each Test Period ending with the fiscal quarter set forth in the table below, a Total Leverage Ratio not more than the Total Leverage Ratio set forth below opposite the period set forth in the table:

Test Period Ending with Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2018	5.50:1.00
June 30, 2018	4.25:1.00
September 30, 2018	3.50:1.00
December 31, 2018 and thereafter	3.00:1.00

(c)           Maximum Capital Expenditures.  At any time Excess Availability is less than an amount equal to the lesser of (i) $20,000,000 and (ii) twenty five percent (25%) of the Maximum Revolving Advance Amount (calculated on a Pro Forma Basis after giving effect to such Capital Expenditure(s)), permit Capital Expenditures to be more than the respective amounts set forth below for the periods set forth below:

Fiscal Year Ending	Maximum Capital Expenditures
2018	$90,000,000
Thereafter	$30,000,000

; provided that if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under Section 6.5(c) for such fiscal year (before giving effect to any carryover), then an amount of up to $18,000,000 of such shortfall (for fiscal year 2018) or $15,000,000 of such shortfall (for each fiscal year thereafter), as applicable, may be added to the amount of Capital Expenditures permitted under this Section 6.5(c) for the immediately succeeding (but not any other) fiscal year.

(d)           Minimum Liquidity.  Cause Liquidity to be at least $20,000,000 at all times.

6.6.         Perfection:  Further Assurances.

(a)           Take all action that may be reasonably necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to (and in each case without otherwise affecting Agent’s ability to implement a reserve against the Formula Amount during the pendency of such action), (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) subject to any express exclusion or limitations in this Agreement or any Other Document, promptly (but in any event on the Closing Date or within 30 days after the receipt thereof if after the Closing Date and notify Agent of the receipt thereof if after the Closing Date within such 30-day period) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all certificates, agreements or instruments representing or evidencing Subsidiary Stock and chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iii) entering into lockbox, blocked account or other such arrangements as required under Section 4.14(g) or any other applicable provision of this Agreement or any Other Document, (iv) subject to any express exclusion or limitations in this Agreement or any Other Document, executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments (including filings with the United States Patent and Trademark Office and United States Copyright Office), in each case in form and substance satisfactory to Agent in its Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest in and Lien on assets of the Credit Parties under the Uniform Commercial Code, the PPSA or other Applicable Law, (v) providing Mortgages, surveys, title policies (and other documentation, such as owner affidavits associated with obtaining title policies and other similar requests from a title company), appraisals, zoning reports, opinions of counsel, environmental reports and Environmental Indemnity Agreements (in each case, consistent with the requirements for the Mortgages delivered as of the Closing Date) with respect to all (A) Leasehold Interests containing Sand Reserves that are included in the Formula Amount and (B) Real Property owned in fee having a fair market value in excess of $5,000,000 which is not subject to a Lien (other than a Permitted Encumbrance) securing Permitted Purchase Money Indebtedness the terms of which would prohibit such Mortgage, in the case of this clause (B), within sixty (60) days (or, at Agent’s discretion, ninety (90) days) after such Real Property owned in fee is acquired by a Credit Party or exceeds $5,000,000 in fair market value (provided that such fair market value shall be measured only as of the end of any fiscal year or upon the “substantial completion” of any improvements constructed thereon, as reasonably determined by the Borrowers in consultation with the Agent); and (vi) otherwise providing such other documents and instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect; provided, however, perfection of Agent’s Liens on assets of the Credit Parties shall not be required where the benefits of obtaining such perfection is outweighed by the costs or burdens of providing the same, as determined by Agent.  If any Credit Party shall at any time after Closing Date (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or if any intent-to use trademark application is no longer subject to clause (v) of the definition of “Excluded Collateral,” the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property and Collateral under this Agreement and each Other Document as if such would have constituted Intellectual Property at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.  Each Credit Party shall provide to Agent written notice of any of the foregoing since the delivery of the prior Compliance Certificate (or since the Closing Date) pursuant to each Compliance Certificate delivered pursuant to Section 9.3 and on the date of delivery of such Compliance Certificate confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) immediately above by execution of an instrument in form reasonably acceptable to Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect Agent’s security interest in such Intellectual Property.

(b)           Ensure that at all times on and after the Closing Date (subject to Schedule 6.11), Agent shall have received Deposit Account Control Agreements, in form and substance satisfactory to Agent in its Permitted Discretion, with respect to all accounts listed on Schedule 5(a) to the Perfection Certificate, other than Excluded Deposit Accounts.

6.7.         Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all their obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and/or the Lenders.

6.8.         Standards of Financial Statements.  Cause all financial statements referred to in this Agreement as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9.         Use of Proceeds.  With respect to Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto), the proceeds of the Permitted Second Lien will be used in accordance with the Capital Expenditure Budget; provided, that such financing or costs and expenses will not exceed the amounts set out in the Capital Expenditure Budget by more than 10% (or such greater amount as the Agent may consent to).

6.10.       Keepwell.  If it is a Qualified ECP Credit Party, then jointly and severally, together with each other Qualified ECP Credit Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 6.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.10, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Credit Party under this Section 6.10 shall remain in full force and effect until the Termination Date.  Each Qualified ECP Credit Party intends that this Section 6.10 constitute, and this Section 6.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.11.       Post-Closing Deliveries.  Borrowers shall satisfy the requirements set forth on Schedule 6.11 on or before the applicable date therefor (or such later date as Agent may agree).

6.12.       Compliance with Laws; Anti-Terrorism Law; International Trade Law Compliance.

(a)           Comply with all requirements of all Laws (including applicable anti-money laundering Laws, anti-corruption Laws and Sanctions) and all orders, writs, injunctions and decrees of any Governmental Body applicable to it or to its business or property except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(b)           (a) No Covered Entity (i) will become a Sanctioned Person, either in its own right or through any third party; (ii) will have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person or do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) will engage in any dealings or transactions prohibited by any Anti-Terrorism Law; (iv) will use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in any manner that would cause a violation of any Anti-Terrorism Law by any party to this Agreement; or (v) has engaged, done business with or derived income from any Sanctioned Person or Sanctioned Country in violation of any Anti-Terrorism Laws; (b) the funds and proceeds from the Advances used to repay the Obligations will not be derived from any unlawful activity; (c) each Covered Entity shall comply with all Anti-Terrorism Laws and (d) each Credit Party shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

6.13.       Information Regarding Collateral.

(a)           Not effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Agent not less than 30 days’ prior written notice (in the form of a certificate executed by any Authorized Officer of the Borrowing Agent), or such lesser notice period agreed to by Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Agent may reasonably request and (B) it shall have taken all necessary action to maintain the perfection and priority of the security interest of Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Credit Party agrees to promptly provide Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b)           Concurrently with the delivery of the Compliance Certificate pursuant to Section 9.3, deliver to Agent a supplement to the Perfection Certificate (or Perfection Certificate Supplement) most recently delivered in the form of Annex 6.13(b) to the Compliance Certificate.

6.14.       Flood Insurance.  The Credit Parties hereby acknowledge that if any portion of any Real Property that is subject to a mortgage is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws, then such Credit Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Laws.

VII.                          NEGATIVE COVENANTS.

Credit Parties (or Borrowers if otherwise indicated) shall not, and shall not permit their Restricted Subsidiaries (or, if indicated, any of their Subsidiaries) to, until the Termination Date:

7.1.         Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Restricted Subsidiary (including a Borrower) may merge or be consolidated into a Borrower (provided that (x) such Borrower is the continuing or surviving Person or (y) in the case of a merger or consolidation involving Emerge, Emerge is the continuing or surviving Person), (ii) any Guarantor (other than Parent Guarantor) or Inactive Subsidiary may merge or be consolidated into any other Guarantor or any Borrower (provided that, in the case of a Guarantor or Inactive Subsidiary merging or consolidating into any Borrower, such Borrower shall be the continuing or surviving Person) and (iii) any Permitted Acquisition.

(b)           Sell, lease, sublease, license, transfer. assign or otherwise dispose (collectively, “Dispositions”) of any of their properties or assets, or, except with respect to the Parent Guarantor, issue their own Equity Interests, except (i) Dispositions of Inventory and used, surplus or obsolete Equipment or reserves in the ordinary course of business, (ii) Dispositions to the Parent Guarantor or a Restricted Subsidiary, provided that any such Dispositions shall be treated as an Investment and shall comply with Section 7.4 and no Dispositions of assets which make up the Formula Amount may be Disposed of to any Person that is not a Borrower, (iii) subleases or assignments with respect to any leased Real Property (other than Leasehold Interests containing Sand Reserves), to the extent the subject Real Property is not being actively used in the conduct of Borrowers’ business, (iv) Dispositions to a Credit Party of all (but not less than all) of the assets of an Inactive Subsidiary in connection with the winding down or liquidation of such Inactive Subsidiary, (v) Dispositions of surface rights and termination of mining leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining so long as no portion thereof provides any portion of the Sand Reserve Value, (vi) use of cash or Cash Equivalents in any manner not otherwise prohibited by this Agreement, (vii) licensing and cross-licensing arrangements involving any technology or other Intellectual Property of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business consistent with past practice; provided, however, that any such license or cross-license of technology or other Intellectual Property shall be on a non-exclusive basis, (viii) Dispositions permitted under Section 7.1(a), Section 7.2, Section 7.4, or Section 7.5, (ix) the unwinding of any interest, commodity or currency swap agreements or other similar agreements, (x) the surrender, modification, release, termination or waiver of contract rights (including under leases, subleases and licenses of real property not constituting Leasehold Interests containing Sand Reserves) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind in the ordinary course of business, (xi) the issuance of Equity Interests in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary, (xii) the issuance or sale of Equity Interests by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary; provided, that the proportion of Equity Interests held by a Credit Party does not change as a result of such issuance, (xiii) Dispositions required by the terms of the Midwest Frac Agreement as in effect on the Closing Date, (xiv) subleases of leases for Real Property (other than Leasehold Interests containing Sand Reserves that are included in the Formula Amount) to the extent made in the ordinary course of business and not materially and adversely affecting the operations of any Borrower or Agent’s access to any Collateral, (xv) other sales, leases, transfers or dispositions of assets having a Fair Market Value not in excess of $20,000,000 in the aggregate following the Closing Date and (B) $10,000,000 for any individual sale, lease, transfer or disposition during any fiscal year; provided, that (x) no Event of Default shall have occurred and be continuing and (y) at least 75% of the consideration received in respect of such Disposition shall be in the form of cash of Cash Equivalents, and (xvi) any of the Specified Assets (provided that on the date of consummation of the Disposition of any Specified Assets, the Borrower shall deliver to the Agent a certificate setting forth in reasonable detail the calculation of Net Cash Proceeds thereof and the Borrower shall receive not less than $3,300,000 of net cash proceeds from the first Disposition of any Specified Asset, no Event of Default shall have occurred and be continuing and such Disposition must otherwise be permitted under the Second Lien Note Documentation.  To the extent the Required Lenders waive the provisions of this Section 7.1 or property is sold, leased, transferred or otherwise disposed of as permitted by this Section 7.1 to a Person that is not a Credit Party, such property will be sold free and clear or any Liens in favor of Agent and Secured Parties, and the Agent shall take all actions reasonably requested by the Credit Parties to effect the foregoing subject to Agent’s receipt of certifications as to compliance with this Section in form and substance reasonably satisfactory to Agent.

7.2.         Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of their property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.         Guarantees.  Except as otherwise agreed to in writing in advance by Agent, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guarantee thereof or otherwise (other than to Lenders) except (a) guarantees of Indebtedness that is permitted pursuant to Section 7.6, or other obligations (not constituting Indebtedness) which are not prohibited by this Agreement, of another Credit Party or Restricted Subsidiary (provided that guarantees of Indebtedness or other obligations of Subsidiaries that are not Credit Parties shall otherwise be permitted under Section 7.4(h)(iii), and (b) the endorsement of checks in the ordinary course of business.

7.4.         Investments.  Make any Investments, except (a) obligations issued or guaranteed by the United States of America or any agency thereof that mature within one year of acquisition thereof, (b) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) United States money market funds at least 95% of the assets consists of Investments described in the foregoing clauses (a) through (c) (each of clauses (a) through (d), “Cash Equivalents”), (e) investments in respect of Hedges, (f) extensions of commercial trade credit to Customers in the ordinary course of business, (g) payroll, travel and other loan and advances to officers and employees of it or of Parent Guarantor made in the ordinary course of business not to exceed the aggregate amount of $250,000 at any time outstanding, (h) Investments (i) between Credit Parties (including any existing Restricted Subsidiary that becomes a Credit Party immediately after giving effect to and as a result of such Investment), (ii) Investments by any Restricted Subsidiary that is not a Credit Party in any other existing Restricted Subsidiary that is not a Credit Party, and (iii) Investments by any Credit Party in any Restricted Subsidiary that is not a Credit Party, in the case of this clause (iii) in an aggregate amount not to exceed $2,125,000 at any time outstanding, (j) Investments existing on the Closing Date and identified on Schedule 7.4 (including any extensions, refinancings, restructurings or recharacterizations thereof that do not increase the original amount of such investments), (k) the Investments of the Credit Parties in their Subsidiaries on or prior to the Closing Date and as otherwise permitted by Section 7.1, (l) Investments made in compliance with Section 7.1(a), including Permitted Acquisitions, (m) [reserved], (n) Investments received as non-cash consideration in a Disposition permitted by Section 7.1(b) to the extent such non-cash consideration does not exceed 25% of the aggregate consideration received or to be received in connection with such Disposition, (o) (i) Receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of Receivables created in the ordinary course of business or loans permitted to be made under Section 7.4, or whether by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any asset received by way of foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default, (p) Investments consisting of deposits permitted under the definition of “Permitted Encumbrances”, (q) Investments consisting of customary indemnification obligations in respect of any Permitted Acquisition, including the Osburn Acquisition, (r) deposits received from Customers in the ordinary course of business, (s) any Investments owned by a Person at the time it is acquired pursuant to a Permitted Acquisition to the extent not made in contemplation of such acquisition, including, without limitation, the Osburn Acquisition, (t) guarantees to the extent permitted by Section 7.3, (u) [reserved], (v) other Investments made by Credit Parties and their Restricted Subsidiaries not to exceed $10,000,000 in the aggregate since the Closing Date, and (w) loans made by any Subsidiary that is not a Credit Party to any Credit Party so long as such loan is subordinated to the Obligations pursuant to an agreement reasonably satisfactory to Agent.

7.5.         Dividends and Distributions.  Declare, pay or make any dividend or distribution on any of its Equity Interests or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its Equity Interests, or of any options to purchase or acquire any Equity Interests of any Credit Party or Subsidiary thereof (each a “Restricted Payment”), except:

(a)           the Borrower may make dividends and distributions (a) to Parent Guarantor in order to permit Parent Guarantor to make the Restricted Payments set forth in clause (b); provided, that, as of the date such Restricted Payment is made (A) no Default or Event of Default shall have occurred or be continuing or shall be caused thereby, (B) on a Pro Forma Basis after giving effect to such Restricted Payment, (1) the Total Leverage Ratio shall not exceed 2.00:1.00, (2) the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00, and (3) Liquidity shall be at least $75,000,000 for the 30 days preceding such payment and immediately after giving effect thereto  and (C) Parent Guarantor has maintained its qualification as a publicly traded partnership that is not subject to United States federal income taxation as a corporation (pursuant to section 7704 of the Code or otherwise) (clauses (A), (B) and (C), the “Restricted Payment Conditions”); provide further, that no Restricted Payment pursuant to this Section 7.5(a) may be made until the date occurring six months after the later of (x) Final Completion (as defined in the contracts described in clause (b) of the definition of Material Contract and such definition subject to Agent’s reasonable discretion) and (y) July 1, 2018);

(b)           Parent Guarantor may repurchase, and make quarterly cash distributions on, the common units representing limited partner interests in Parent Guarantor so long as, with respect to such quarterly cash distributions, (i) such distributions are made in accordance with the cash distribution policy adopted by the board of directors of the General Partner pursuant to the Partnership Agreement, (ii) on the date such distributions are declared by the Parent Guarantor, each of the Restricted Payment Conditions shall be satisfied, (iii) such distributions are made within sixty (60) days after the declaration thereof, and (iv) Parent Guarantor has maintained its qualification as a publicly traded partnership that is not subject to United States federal income taxation as a corporation (pursuant to section 7704 of the Code or otherwise);

(c)           Subsidiaries of any Borrower may declare and pay dividends and distributions to any Borrower;

(d)           any Credit Party may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock);

(e)           Parent Guarantor and its Subsidiaries may, directly or indirectly, make dividends and distributions to the General Partner at such times and in such amounts as are necessary to permit the General Partner to pay (or to make a payment to any Person that owns a direct Equity Interest in the General Partner to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, payroll and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent such expenses are directly attributable to the ownership or operation of the Borrowers and their Subsidiaries; provided, that, unless such expenses are detailed in the financial statements received by Agent pursuant to Sections 9.7 or 9.8, Agent shall have received, on a quarterly basis, a report detailing such expenses; and

(f)            Parent Guarantor and its Subsidiaries may, directly or indirectly, make dividends and distributions to the General Partner at such times and in such amounts as are necessary to pay amounts due under the Services Agreement (as in effect on the date hereof); provided, that, unless such amounts are detailed in the financial statements received by Agent pursuant to Sections 9.7 or 9.8, Agent shall have received, on a quarterly basis, a report detailing such amounts.

7.6.         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except in respect of (a) the Obligations; (b) Capitalized Lease Obligations consisting of the Capital Lease of the wet sand plant located in Barron County, Wisconsin plus additional Capitalized Lease Obligations in an aggregate amount at any time outstanding not to exceed $6,875,000; (c) Permitted Purchase Money Indebtedness in an aggregate amount at any time outstanding not to exceed $3,500,000; (d) Indebtedness under any Hedge so long as such Indebtedness (except to the extent constituting Hedge Liabilities) is unsecured; (e) Indebtedness owing to any other Credit Party or Restricted Subsidiary thereof so long as (i) any such Indebtedness owing to any Person that is not a Credit Party is subordinated pursuant to an agreement reasonably satisfactory to Agent and (ii) any such Indebtedness owing by a Restricted Subsidiary that is not a Credit Party, shall be permitted pursuant to Section 7.4(h)(iii); (f) guarantees permitted under Section 7.3; (g) to the extent not otherwise described in this Section 7.6, Indebtedness set forth on Schedule 7.6 and any Permitted Refinancing in respect thereof; (h) Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, and self-insurance obligations, in each case in the ordinary course of business; (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (j) Indebtedness of the Parent Guarantor or any Restricted Subsidiary consisting of the financing of insurance premiums, (k) Indebtedness arising from agreements of the Parent Guarantor or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with a Disposition permitted under Section 7.1(b) or a Permitted Acquisition, (l) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in connection with performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances, (m) Indebtedness in the form of subordinated notes in an aggregate amount at any time outstanding not to exceed $5,000,000 so long as immediately before and after giving effect to the incurrence of any such Indebtedness, and the application of the use of proceeds therefrom:  (i) no Event of Default shall have occurred or be continuing or shall be caused thereby; (ii) after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom, Parent Guarantor and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the covenants then in effect set forth in Section 6.5 as of the most recently ended Test Period; and (iii) (A) interest on such Indebtedness may not be paid in cash prior to the Maturity Date, (B) such Indebtedness shall not mature and shall not provide for any mandatory prepayments, offers to repurchase or redemptions (other than customary asset sale and change of control offers) until at least six months after the Maturity Date, and such Indebtedness shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement satisfactory to the Agent, (C) such Indebtedness shall be unsecured and shall not be guaranteed by any person other than a Credit Party, (D) the aggregate amount of Indebtedness permitted to be incurred under this Section 7.6(m) by Restricted Subsidiaries that are not Credit Parties shall not exceed $2,125,000 at any time outstanding, (E) the covenants, mandatory prepayments, events of default and guarantees of such Indebtedness, taken as a whole, shall not be materially more restrictive to the Credit Parties than the terms of this Agreement, as determined by the Borrowing Agent in good faith, unless (1) such provisions are added to this Agreement for the benefit of the Lenders hereunder or (2) any such provisions apply after the Maturity Date, and (F) any Indebtedness incurred under this Section 7.6(m) cannot be provided by any Credit Party or any of their respective Affiliates and shall have furnished to the Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of the preceding clauses (i), (ii) and (iii) and containing the calculations required by the preceding clause (ii), (n) the Specified Note, including interest payments thereon by the increase in the principal amount thereof in accordance with the terms of the Specified Note, the Specified Obligations and the Specified Other Obligations, and (o) Permitted Second Lien Notes (including any interest payable-in-kind with respect thereto) and any Permitted Refinancing thereof.

7.7.         Nature of Business.  Engage in any businesses other than the businesses engaged by the Credit Parties and their Restricted Subsidiaries on the Closing Date and businesses that are reasonably related or ancillary thereto or reasonable extensions of such businesses or any other business or activity in the energy sector that produces “qualifying income” as such term is defined in Section 7704(d) of the Code.

7.8.         Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, make any payment (including payments of management or consulting fees) to, or enter into any transaction or arrangement with, or otherwise deal with, any Affiliate, except, in each case to the extent not otherwise prohibited under this Agreement or any Other Document:  (a) transactions which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (b) transactions among Credit Parties not involving any other Affiliates, (c) dividends or distributions permitted by Section 7.5, Indebtedness permitted by Section 7.6 and Investments permitted by Section 7.4(g), (h), (i), (k), (m), (o)(i) and (w), (d) any issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor; (e) transactions provided for in or contemplated by the Services Agreement, (f) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith, (g) the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the General Partner, the Parent Guarantor and the Restricted Subsidiaries in the ordinary course of business; (h) the payment of fees and expenses relating to the Transactions on the Closing Date; transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the Parent Guarantor; provided that such Affiliate is treated the same as other such holders of Indebtedness or Capital Stock; and (i) transactions for which the Parent Guarantor or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Parent Guarantor and its Restricted Subsidiaries from a financial point of view.

7.9.         Subsidiaries.  Form or acquire any Restricted Subsidiary (other than any Inactive Subsidiary) unless within ten (10) Business Days (or such longer period as Agent may consent to) after formation (i) if such Restricted Subsidiary is a Domestic Subsidiary either (A) such Domestic Subsidiary expressly joins in this Agreement as a “Borrower” and becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any other agreement among any Borrower, Agent or Lenders and takes all other actions necessary or advisable in the opinion of Agent to grant a first priority perfected Lien in all of its assets to the extent required by the terms of this Agreement and each applicable Other Document or (B) becomes a “Guarantor” by executing a Guaranty and joinders to the applicable Pledge Agreements and Security Agreements and each applicable Other Document and takes all other actions necessary or advisable in the opinion of Agent to grant a first priority perfected Lien on all of its assets to the extent required by the terms of this Agreement and each applicable Other Document, (ii) the Equity Interests of such Restricted Subsidiary are pledged to Agent to the extent constituting “Subsidiary Stock” and all certificates representing such Equity Interests, together with undated stock powers executed in blank, are delivered to Agent and (iii) in the case of clauses (i) and (ii), Agent shall have received all documents, including, without limitation, legal opinions and appraisals, it may reasonably require in connection therewith.  In addition, if any Restricted Subsidiary that was an Inactive Subsidiary ceases to be an Inactive Subsidiary, the foregoing requirements shall be complied with respect to such Restricted Subsidiary within ten Business Days (or such longer period as Agent may consent to) after such Restricted Subsidiary ceases to be an Inactive Subsidiary.

7.10.       Fiscal Year and Accounting Changes.  Change its fiscal year from December 31 or make any significant change (i) in financial accounting treatment and reporting except as required by GAAP or  in the application of GAAP concurred by the Credit Parties’ Accountants, (ii) in Tax accounting method except as required by Applicable Law.

7.11.       Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

7.12.       Amendment of Certain Documents.

(a)           Amend, modify or waive any term or provision of its Organizational Documents (including the Partnership Agreement), the Services Agreement, the Midwest Frac Agreement or any Material Contract in a manner material and adverse to Agent or any Lender (for the avoidance of doubt, any amendment, modification or other change in the Partnership Agreement that would result in an increase in dividends or distributions payable thereunder is hereby deemed material and adverse to Agent and the Lenders); provided, however, a Credit Party may amend its Organizational Documents to change its legal name in compliance with Section 6.13(a).

(b)           Until the payment of the Specified Other Obligations in accordance with the Termination of LTSA Agreement, amend, modify or waive any term or provision of any documentation relating to the Specified Obligations in a manner material and adverse to Agent or any Lender (for the avoidance of doubt, any amendment, modification or other change in such documentation (i) to increase the aggregate amount of Specified Obligations that is secured, (ii) to increase the aggregate amount of Specified Obligations by more than 10% than such amount outstanding on March 1, 2016 (other than by operation of the terms of such documentation as in effect on March 1, 2016 or by capitalizing any rental or interest payable in respect of Specified Obligations), (iii) to accelerate or otherwise make earlier any payment date or (iv) to add any restriction on any sale, lease, transfer or other disposition of Collateral or on the amendment, restatement, waiver, supplement or refinancing of any Senior Lien Obligations (as defined in the Junior Lien Intercreditor Agreement) is hereby deemed material and adverse to Agent and the Lenders); provided that, notwithstanding the foregoing, the Credit Parties shall not, at any time on and from the Closing Date, amend, modify or waive any term or provision of any documentation related to the Specified Obligations to incur any Lease Payment Deferral (as defined in the Termination Agreement) or otherwise defer any amount of any lease obligations in respect of the Specified Obligations to a date later than the scheduled date therefor.  The Credit Parties shall provide Agent a final draft of any amendment, modification or waiver of any documentation relating to the Specified Obligations at least three Business Days in advance of the proposed effectiveness of any such amendment, modification or waiver; provided that, in the case of any modifications to security documents relating to the Specified Obligations that are required by Section 5.03(b) of the Junior Lien Intercreditor Agreement, no advance notice shall be required but a copy thereof shall be provided to Agent following effectiveness.

(c)           Amend, modify or waive any term or provision of any Specified Document in a manner material and adverse to Agent or any Lender; provided that the following amendments and modifications are deemed to be material and adverse to the Agent and the Lenders: (i) any increase in the interest rate under the Specified Note other than as a result of the imposition of the default rate provided for therein as of May 20, 2016, (ii) any modification or amendment which makes any payment date under the Specified Documents earlier than such payment date set forth in the Specified Documents as of May 20, 2016 and (iii) any modification or amendment which restricts or removes the ability to pay interest in kind.

(d)           Amend, modify or waive any term or provision of any Second Lien Note Documentation in a manner material and adverse to Agent or any Lender; provided that the following amendments and modifications are deemed to be material and adverse to the Agent and the Lenders: (i) any such amendment or modification prohibited by the First Lien/Second Lien Intercreditor Agreement and (ii) any modification or amendment which would make any representation, warranty, covenant or event of default more expansive, or restrictive to the Credit Parties, than the Second Lien Note Documentation in effect as of the Closing Date.

7.13.       Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.10(b) for which there could reasonably be material liability, which may be updated from time to time with the consent of the Agent, which consent shall not be unreasonably withheld, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any material withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan and such failure to comply could reasonable result in material liability to any Credit Party or any members of the Controlled Group, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.10(b) to cease to be true and correct.

7.14.       Prepayment of Indebtedness and Certain Other Obligations.

(a)           At any time, directly or indirectly, prepay or repurchase, redeem, retire or otherwise acquire, any Indebtedness permitted under Section 7.6 or any other Indebtedness that is subordinated to the Obligations in right of payment or Liens (other than the “Indebtedness” (or related term) under the Second Lien Note Purchase Agreement, Specified Obligations, the Specified Other Obligations and the Specified Note, which shall be subject to clauses (b), (c), (d) and (e) below, as applicable).

(b)           Until the payment of the Specified Other Obligations in accordance with the Termination of LTSA Agreement, at any time make any payments on any of the Specified Obligations, other than at their scheduled due dates.

(c)           At any time make any payments on Specified Other Obligations (other than in accordance with the Termination of LTSA Agreement as in effect on the Closing Date).

(d)           At any time make any cash payments in respect of the Specified Note, including principal, interest, fees and other expenses due thereunder, (i) other than upon the scheduled due date therefor (subject to the terms and conditions therein) as set forth in the Specified Note as in effect on the Closing Date, including without limitation the scheduled maturity date thereof on June 2, 2020, and (ii) unless, as of the date thereof, the Borrowers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.5 (and in the case of any payment on the scheduled maturity date thereof on June 2, 2020, such compliance shall be determined on the date of delivery of the Compliance Certificate for the Test Period ending March 31, 2020).

(e)           At any time make any payment with respect to Permitted Second Lien Notes other than payments in accordance with (and to the extent required by) the Second Lien Note Documentation of (i) principal and interest on the Permitted Second Lien Notes, (ii) subject to Section 2.17 (and to the extent no Advances remain outstanding after application in accordance therewith) mandatory prepayments of Permitted Second Lien Notes as contemplated in the Permitted Second Lien Note documentation existing as of the Closing Date (or as otherwise approved by Agent thereafter); provided, however, for the avoidance of doubt, no mandatory prepayment including any prepayment consisting of the “Applicable Restricted Payment Redemption Amount” under (and as defined in) the Permitted Second Lien Note documentation shall be made unless the Restricted Payment Conditions have been met prior to and immediately after giving effect to such payment, (iii) so long as (A) no Default or Event of Default shall have occurred or be continuing or shall be caused thereby and (B) on a Pro Forma Basis after giving effect to such optional payment, (x) the Total Leverage Ratio shall not exceed 2.00:1.00, (y) the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00, and (z) Liquidity shall be at least $75,000,000 for the 30 days preceding such payment and immediately after giving effect thereto, optional payments on the Permitted Second Lien Notes and (iv) a Permitted Refinancing thereof.

(f)            At any time make any payments in respect of the Midwest Frac Agreement other than upon the required dates therefor pursuant to the Midwest Frac Agreement as in effect on the Closing Date.

7.15.       Management Fees.  Except for amounts paid pursuant to the Services Agreement or the Partnership Agreement, in each case, as in effect on the Closing Date, and which are otherwise permitted under this Agreement, pay, or permit any of its respective Subsidiaries to pay, any management, consulting, service or other such fees to any Affiliates of any Credit Party.

7.16.       Bank Accounts.  Establish or otherwise acquire any deposit accounts or securities accounts, other than Excluded Deposit Accounts, without first providing to Agent an updated Schedule 5(a) to the Perfection Certificate and a Deposit Account Control Agreement with respect thereto in form and substance satisfactory to Agent in its Permitted Discretion.

7.17.       Passive Holding Company.  With respect to Parent Guarantor, notwithstanding anything herein to the contrary, (a) engage in any business or activity other than (i) owning the Equity Interests of the Borrowers, (ii) activities incidental or related thereto or the maintenance of the existence of Parent Guarantor or compliance with Applicable Law and legal, tax and accounting matters related thereto and activities relating to the General Partner and its employees, (iii) the making and receipt of Restricted Payments permitted pursuant to Section 7.5 and (iv) complying with its obligations under the Services Agreement, (b) hold any assets other than the Equity Interests of the Borrowers, (c) have any material liabilities other than (i) Indebtedness and Guarantees of such Indebtedness under the Other Documents, the Second Lien Note Purchase Agreement and the “Other Documents” (or related term) under the Second Lien Note Purchase Agreement, (ii) tax liabilities in the ordinary course of business, (iii) state and federal securities and tax filings, (iv) guarantees of Indebtedness permitted by Section 7.3, (v) obligations with respect to its Equity Interests and (vi) non-consensual obligations imposed by operation of law.

VIII.                     CONDITIONS PRECEDENT.

8.1.         Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent, subject to Schedule 6.11 hereof:

(a)           Note.  Agent shall have received the Notes duly executed and delivered by an Authorized Officer of each Borrower;

(b)           Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statements and PPSA registrations) required by this Agreement, any Security Document, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral (except as provided in Section 4.2) shall have been, or will substantially simultaneously with the making of the initial Advances will be, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received (i) an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation, (ii) satisfactory evidence of the payment of any necessary fee, Tax or expense relating thereto and (iii) satisfactory evidence that no Liens other than Permitted Encumbrances will exist with respect to the Collateral after giving effect to the initial Advances;

(c)           Other Documents.  Agent shall have received, each duly executed and in form and substance satisfactory to Agent, (i) the Perfection Certificates, (ii) Mortgages with respect to the locations listed on Schedules 11(a) and (b) to the Perfection Certificate, (iii) the Environmental Indemnity Agreements, (iv) the Guaranty, (v) the Pledge Agreement, (vi) the Termination of LTSA Agreement, (vii) the Specified Note and (viii) the Other Documents and Security Documents contemplated to be delivered as of the Closing Date, subject to any express exclusion or limitations in this Agreement or any Other Document, together with all certificates, agreements or instruments necessary to perfect the Agent’s security interest under this Agreement or any other Security Document in all Investment Property, Tangible Chattel Paper and Instruments of each Credit Party, together with duly executed instruments of transfer or assignment in blank in form and substance reasonably satisfactory to the Agent;

(d)           Title Insurance.  Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgages), in standard ALTA form (or other form reasonably satisfactory to Agent), issued by a title insurance company reasonably satisfactory to Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgages, insuring that each Mortgage creates a valid Lien on the Real Property described therein with no exceptions which Agent shall not have approved in writing and no survey exceptions;

(e)           [Reserved].

(f)            Financial Condition Certificate.  Agent shall have received an executed certificate in the form of Exhibit 8.1(f) (the “Financial Condition Certificate”);

(g)           Closing Certificate.  Agent shall have received a closing certificate signed by an Authorized Officer of each Credit Party dated as of the Closing Date stating that (i) each of the representations and warranties made by any Credit Party in or pursuant to this Agreement or the Other Documents are true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty specifically relates to a certain prior date), and (ii) on such date no Default or Event of Default has occurred or is continuing;

(h)           Bank Accounts.  Agent shall have received duly executed Deposit Account Control Agreements with respect to all Collection Accounts and other deposit accounts and securities accounts as required under Section 4.14(g) to the extent not executed and delivered under the Existing Credit Agreement or to the extent such Deposit Account Control Agreements would not cover this Agreement;

(i)            Proceedings of Credit Parties.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors, management committee, managing member, manager or general partner, as applicable, of each Credit Party authorizing (as applicable) (i) the execution, delivery and performance of this Agreement, the Notes, the Guaranty, the Pledge Agreements, the Security Agreements and any Other Documents contemplated to be delivered on the Closing Date (collectively, the “Documents”) and (ii) the granting by each Credit Party of the security interests in and liens upon the Collateral in each case certified by an Authorized Officer of each Credit Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(j)            Incumbency Certificates of Credit Parties.  Agent shall have received a certificate of an Authorized Officer of each Credit Party, dated the Closing Date, as to the incumbency and signature of the officers of each Credit Party, as applicable, executing the Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;

(k)           Organizational Documents.  Agent shall have received a copy of Organizational Documents of each Credit Party as in effect on the Closing Date certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of all agreements of each Credit Party’s shareholders or members, as applicable, certified as accurate and complete by an Authorized Officer of each Credit Party;

(l)            Good Standing Certificates.  Agent shall have received good standing certificates for each Credit Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Credit Party’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Credit Party’s business activities or the ownership of its properties necessitates qualification;

(m)          Legal Opinion.  Agent shall have received the executed legal opinions, each in form and substance satisfactory to Agent of Latham & Watkins, LLP, which shall cover such matters incident to the transactions contemplated by the Documents as Agent may reasonably require, and the Credit Parties hereby authorize and direct such counsel to deliver such opinions to Agent and Lenders;

(n)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing, or to the knowledge of the Credit Parties, threatened against any Credit Party or against the officers or directors of any Credit Party (A) in connection with this Agreement, the Other Documents or any of the Transactions which is in excess of $500,000 in the aggregate or (B) which would reasonably be expected to have, in the reasonable opinion of Agent, a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Credit Parties as a whole or the conduct of their business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(o)           Fees and Expenses.  Agent shall have received all reasonable and documented out-of-pocket fees and expenses payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(p)           Insurance.  Agent shall have received in form and substance reasonably satisfactory to Agent, certificates evidencing the Credit Parties’ casualty insurance policies and any certificates evidencing flood insurance coverage, together with loss payable endorsements on Agent’s standard form of lender loss payee endorsement naming Agent as lender loss payee, and certificates evidencing the Credit Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(q)           Payment Instructions.  Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(r)            Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions; and

(s)            Know Your Customer.  Agent shall have received such documentation and information, including but not limited to each Borrowers’ IRS Form W-9, as is reasonably requested in writing at least five days prior to the Closing Date by the Agent about the Credit Parties to the extent the Agent and Parent Guarantor in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(t)            Payoff Letters and Termination Documents. Agent shall have received duly executed payoff letters and applicable lien termination documents with respect to Indebtedness for borrowed money incurred before the Closing Date contemplated to the terminated concurrently with the Closing Date.

(u)           Capital Expenditure Budget.  Agent shall have received a budget of Capital Expenditures (the “Capital Expenditure Budget”) which shall describe Capital Expenditures of the Parent Guarantor and its Restricted Subsidiaries for the fiscal year ending December 31, 2018, which shall be in form and substance acceptable to the Agent, and attached as Exhibit 8.1(u) hereto.

(v)           Second Lien Note Purchase Agreement.  Agent shall have received the duly executed and delivered Second Lien Note Purchase Agreement dated as of the Closing Date, which shall be in form and substance satisfactory to the Agent and which shall amend and restate and refinance that certain Second Lien Credit and Security Agreement, dated as of April 12, 2017, among, inter alia, the Borrowers, Parent Guarantor, U.S. Bank National Association and the lenders party thereto from time to time.

(w)          Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel in the exercise of its Permitted Discretion.

8.2.         Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Credit Party in or pursuant to this Agreement or the Other Documents shall be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty specifically relates to a certain prior date);

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)           Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement;

(d)           Revolving Facility Usage.  After giving effect to such Advance, the Revolving Facility Usage shall not exceed the Line Cap (other than as a result of a Protective Advance); and

(e)           Notice of Borrowing.  The applicable Borrower (or the Borrowing Agent on such Borrower’s behalf) shall have delivered a notice of borrowing in accordance with Section 2.2 hereof.

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.                               INFORMATION AS TO CREDIT PARTIES.

Each Credit Party shall, or (except with respect to Section 9.9) shall cause Borrowing Agent on its behalf to, until the Termination Date:

9.1.         Disclosure of Material Matters.  Promptly, following an Authorized Officer of any Borrower obtaining knowledge, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or material claims or disputes asserted by any Customer or other obligor.

9.2.         Borrowing Base Certificate; Schedules.  Deliver to Agent:

(a)           on or before the twentieth (20th) day of each month as and for the prior month:  (i) accounts receivable ageings inclusive of reconciliations to the general ledger, (ii) an account rollforward with supporting detail, (iii) accounts payable schedules inclusive of reconciliations to the general ledger in electronic format, (iv) detailed Inventory perpetual in electronic format, (v) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month (or week, as applicable) and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (vi) a cash collection report; provided that, (x) Borrowers may elect to deliver a Borrowing Base Certificate weekly, in which case a Borrowing Base Certificate shall thereafter be delivered weekly for a period of no less than eight (8) consecutive weeks and (y) Borrowers shall deliver a Borrowing Base Certificate to Agent upon any non-ordinary course disposition or acquisition of Receivables or Inventory;

(b)           at such intervals as Agent may require in its Permitted Discretion:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications; and

(c)           within a reasonable time of Agent’s request therefor (i) all new Material Contracts, (ii) notice of termination of any Material Contract, (iii) copies of any customer agreements, sand processing or transport agreements or fuel transport agreements and (iv) to the extent not otherwise covered by information delivered by Borrowers to Agent, a report of all modified, developed or newly acquired material intellectual property.

Agent shall have the right to confirm and verify all Receivables (provided, that, so long as no Event of Default has occurred and is continuing, Agent shall only conduct verifications of Receivables over the phone with participation from Borrowers or with Borrowers being present).  The items to be provided under this Section 9.2 are to be in form reasonably satisfactory to Agent and executed by Borrowers and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrowers’ failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.         Compliance Certificate.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8(a), with a Compliance Certificate.

9.4.         Litigation.  Promptly, following an Authorized Officer of any Borrower obtaining knowledge, notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Credit Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted.

9.5.         Material Occurrences.  Promptly, following an Authorized Officer of any Borrower obtaining knowledge, notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Parent Guarantor and its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Credit Party to a Tax imposed by Section 4971 of the Code; (d) a breach by a Credit Party of any Material Contract; and (e) any other development in the business or affairs of any Credit Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Credit Party proposes to take with respect thereto.

9.6.         Government Receivables.  Identify in each Borrowing Base Certificate delivered pursuant to Section 9.2 hereof, any Receivables arising from contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them under which the aggregate amount payable is more than $10,000,000.

9.7.         Annual Financial Statements.  Furnish Agent (for distribution to the Lenders) within one hundred twenty (120) days after the end of each fiscal year of Parent Guarantor, commencing with the fiscal year 2017, (i) audited consolidated and unaudited consolidating financial statements of Parent Guarantor and its Subsidiaries including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and accompanied by a report and opinion (which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like assumption, qualification or exception as to the scope of the audit) of an independent certified public accounting firm selected by Parent Guarantor and reasonably satisfactory to Agent (the “Accountants”) and (ii) if available and requested by the Agent, any management letters from the Accountants to Parent Guarantor or to an officer of Parent Guarantor.

9.8.         Quarterly, Monthly and Weekly Reporting.

(a)           Furnish Agent (for distribution to the Lenders) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2018, an unaudited balance sheet of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, and a comparison against the balance sheet and the statements of income for (i) the period from the beginning of prior fiscal year to the end of the equivalent quarter in such prior fiscal year and for such equivalent quarter in the prior fiscal year, and (ii) for statements of income only, the equivalent quarter in the Financial Projections, in each case, prepared internally on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that are disclosed to Agent and the Lenders if, in the aggregate, they are material to Borrowers’ business.

(b)           Furnish Agent (for distribution to the Lenders) within 30 days after the end of each of the first two months of each fiscal quarter, commencing with the month ending November 30, 2017, an unaudited balance sheet of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, and a comparison against the balance sheet and the statements of income for the period from the beginning of prior fiscal year to the end of the equivalent month in such prior fiscal year and for such equivalent month in the prior fiscal year, in each case, prepared internally on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that are disclosed to Agent and the Lenders if, in the aggregate, they are material to Borrowers’ business.

9.9.         Additional Information.  Furnish Agent promptly upon an Authorized Officer of any Credit Party’s obtaining knowledge thereof, notice of any material labor dispute to which such Credit Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any material labor contract to which any Credit Party is a party or by which any Credit Party is bound.

9.10.       Projected Operating Budget.  Furnish Agent, no later than thirty (30) days after the end of Parent Guarantor’s fiscal year commencing with the end of fiscal year 2017, a month by month projected operating budget and cash flow of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by an Authorized Officer of Parent Guarantor to the effect that such projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from such projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature.

9.11.       MD&A.  Furnish Agent, upon its request, with respect to the financial statements referred to in Sections 9.7 and 9.8, a management discussion and analysis report relating to the Borrowers.

9.12.       Notice of Suits, Adverse Events.  Furnish Agent written notice, within 5 Business Days of (i) an Authorized Officer of any Credit Party having knowledge thereof, any lapse or other termination of any material Consent issued to any Credit Party by any Governmental Body or any other Person that is material to the operation of such Credit Party’s business, (ii) an Authorized Officer of any Credit Party having knowledge thereof, any refusal by any Governmental Body or any other Person to renew or extend any such material Consent; and (iii) filing by any Credit Party with any Governmental Body or Person, copies of any material periodic or special reports, if such reports indicate the occurrence of a Material Adverse Effect and (iv) an Authorized Officer of any Credit Party having knowledge thereof, copies of any notices and other communications from any Governmental Body or Person which specifically relate to any Credit Party and are material and adverse to a Credit Party.

9.13.       ERISA Notices and Requests.  Furnish Agent with immediate written notice in the event that (i) any Credit Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Credit Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS,

Department of Labor or PBGC with respect thereto, (ii) any Credit Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred that is reasonably likely to result in a material liability to any Credit Party together with a written statement describing such transaction and the action which such Credit Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Credit Party or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Credit Party or any member of the Controlled Group was not previously contributing, and for which it is reasonably likely that any Credit Party may have any material liability, shall occur, (v) any Credit Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Credit Party or any member of the Controlled Group shall receive any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code pursuant to which any Credit Party has material liability, together with copies of each such letter; (vii) any Credit Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Credit Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Credit Party or any member of the Controlled Group knows that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (D) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.14.       Notice of Leases.  Furnish Agent, within 15 Business Days of the effectiveness thereof, copies of any new lease for real property or other occupancy agreement upon which any Inventory or Sand Reserves intended to be part of the Formula Amount is to be located or any material books and records of a Borrower are to be located.

9.15.       Second Lien Notice.  Furnish Agent (i) notice of any default or event of default under any of the Second Lien Note Documentation promptly following the earlier of (x) an Authorized Officer of any Borrower obtaining knowledge thereof and (y) any Borrower receiving notice thereof by any agent or lender under the Second Lien Note Documentation and (ii) drafts of any additional Second Lien Term Documentation to be entered into after the Closing Date a reasonable time prior to the entry thereof, and copies of such additional Second Lien Note Documentation, promptly following execution thereof.

9.16.       Reserve Reports.  Furnish Agent as soon as available and in any event by April 30th and October 31st of each year (or such later date as is reasonably acceptable to the Agent), beginning April 30, 2018, a discounted cash flow appraisal of the Borrowers’ mining locations by John T. Boyd Company (or any other third party appraiser reasonably acceptable to the Agent), in form, scope and methodology substantially similar to the Sand Reserve Appraisal.

9.17.       SEC Filings.  Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Parent Guarantor, any Borrower or any Subsidiary files with the SEC or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Agent pursuant to any other Section of this Article IX.

9.18.       Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request (including, documents relating to the Collateral) to carry out the purposes, terms or conditions of this Agreement but excluding any “cash creation day” presentation prepared by the Borrowers.

X.                                    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.       Nonpayment.

(a)           Failure by any Borrower to pay when due any principal on the Obligations (including without limitation pursuant to Section 2.8) other than Cash Management Liabilities or Hedge Liabilities on the date due;

(b)           Failure by any Borrower to pay when due any interest on the Obligations (including without limitation pursuant to Section 2.8) other than Cash Management Liabilities or Hedge Liabilities within three (3) Business Days after such interest becomes due; and

(c)           Failure by any Borrower to pay when due any other fee, charge, amount or liability (other than Cash Management Liabilities or Hedge Liabilities) provided for herein (specifically excluding principal and interest which are addressed in subparagraphs (a) and (b) above) or in any Other Document, within the time period specified herein or therein and, if no time period is specified, then within three (3) Business Days after a demand or notice has been provided to the Borrowing Agent requesting payment of such amount;

10.2.       Breach of Representation.  Any representation or warranty made or deemed made by any Credit Party in this Agreement, any Other Document or any related agreement or any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.       Financial Information.  Failure by any Borrower to (i) furnish financial, collateral or other information when due under Article IX hereof, or if no due date is specified herein, within fifteen (15) days after requested by Agent or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4.       Judicial Actions.  Issuance of any Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables with an aggregate value in excess of $5,000,000 (for all such Inventory or Receivables) or against a material portion of any Borrower’s other property that is not a Permitted Encumbrance which is not stayed or lifted within sixty (60) days;

10.5.       Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3, 10.9, 10.12 or 10.17:  (i) except as set forth in Section 10.5(iii) below, failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, covenant contained in Article IV, Article VI or Article VII of this Agreement, (ii) failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, covenant contained in any Other Document (other than this Agreement) which is not cured within twenty (20) days from the earlier of (A) receipt by Borrowing Agent of written notice from Agent or the Lenders of such failure or neglect and (B) the time at which an Authorized Officer had knowledge of such failure or neglect, or (iii) failure or neglect of (A) any Credit Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 4.6, 4.7, 4.8, 4.13, 4.14(c),

4.18, 6.3, 6.4, 6.10, 6.11 or 7.9 hereof or (B) any other term, provision, condition or covenant of this Agreement to the extent not addressed in clause (i) hereof, in each case, which is not cured within twenty (20) days from the earlier of (X) receipt by Borrowing Agent of written notice from Agent or the Lenders of such failure or neglect and (Y) the time at which an Authorized Officer had knowledge of such failure or neglect;

10.6.       Judgments.  Any judgment or judgments are rendered against any Credit Party for an aggregate amount in excess of $5,000,000 (for all such judgments), in each case to the extent not fully covered by a third party insurer and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.       Bankruptcy.  Any Credit Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.       Inability to Pay.  Any Credit Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.       Cash Management Liabilities and Hedge Liabilities.  Any default or event of default under any documents or agreements governing Cash Management Products and Services or Lender-Provided Hedges which results in monetary liability to any Credit Party (or Credit Parties) in excess of $10,000,000 in the aggregate;

10.10.     Lien Priority.  Any Lien on assets in excess of $10,000,000 in the aggregate created hereunder or any Other Document or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected first priority Lien in favor of the Agent for the benefit of the Secured Parties (subject to only to Permitted Encumbrances);

10.11.     Cross Default.  Any “event of default” under (i) the Specified Note or (ii) any Indebtedness (other than the Obligations) of any Credit Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,000,000 or more (in the aggregate for all such Indebtedness as to which an event or circumstance under this Section 10.11 has occurred), or any other event or circumstance which would permit the holder of any such Indebtedness to accelerate such Indebtedness (and/or the obligations of any Credit Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);

10.12.     Breach of Guaranty, Security Agreement or Pledge Agreement.  (i) Termination of any Guaranty, Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Credit Party attempts to terminate, challenges in writing the validity of, or its liability under, any such Guaranty, Security Agreement, Pledge Agreement or similar agreement, or (ii) if any breach of the terms of any such agreement occurs (other than termination in clause (i) above or termination in accordance with its terms), which, in the cause of this clause (ii) is not remedied within twenty (20) days after the occurrence thereof;

10.13.     Change of Control.  Any Change of Control shall occur;

10.14.     Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Credit Party or any Credit Party shall so claim in writing to Agent or any Lender;

10.15.     Licenses.  Any Governmental Body shall revoke, terminate, suspend or adversely modify any material license, permit, patent, trademark or tradename of any Credit Party or Restricted Subsidiary that is material to a Borrower’s business and such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted;

10.16.     Pension Plans.  An event or condition specified in Section 7.13 or Section 9.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur liability (including liability of any Borrower in its capacity as a member of a Controlled Group) to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect or result in material liability to any Credit Party; or

10.17.     Reportable Compliance Event.  The occurrence of any Reportable Compliance Event, or any Credit Party’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.18 hereof.

XI.                               LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.       Rights and Remedies.

(a)           Upon the occurrence of:  (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower.  Upon the occurrence and during the continuation of any Event of Default, subject to Applicable Law, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and other Applicable Law and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of any Credit Party’s premises or other premises without legal process and without incurring liability to any Credit Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Credit Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Credit Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Credit Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Credit Party’s (a) trademarks, trade styles, trade names, trade name applications, domain names, domain name applications, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof unless required otherwise by Applicable Law.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Credit Parties shall remain liable to Agent and Lenders therefor.

(b)           To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Credit Party acknowledges and agrees that it is not commercially unreasonable for Agent:  (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Credit Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment; (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Each Credit Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Credit Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.                     Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.                     Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Credit Party’s property held by Agent and such Lender to reduce the Obligations.

11.4.                     Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.                     Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents, under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest with respect to Advances and Commitment Percentages (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of Revolving Advances, and to the payment of Hedge Liabilities and Cash Management Liabilities (in each case, only to the extent of reserves established for Hedge Liabilities or Cash Management Liabilities against the Formula Amount), and payment or Cash Collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) or 2.8(j) hereof, and not repaid pursuant to clauses “FIRST” through “SIXTH” above;

EIGHTH, to payment or Cash Collateralization of Cash Management Liabilities and Hedge Liabilities, to the extent not provided for above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its Pro Rata Share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “SIXTH”, “SEVENTH” “EIGHTH” and “NINTH”; and (iii) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent as Cash Collateral for the Letters of Credit pursuant to Sections 3.2(b) and 2.8(j) hereof and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “SEVENTH” above in the manner provided in this Section 11.5.  Monies and proceeds obtained from a Credit Party shall not be applied to its Excluded Hedge Liabilities, but appropriate adjustments shall be made with respect to amounts obtained from other Credit Parties to preserve the allocations specified above.

XII.                          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.                     Waiver of Notice.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.                     Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.                     Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.                     EFFECTIVE DATE AND TERMINATION.

13.1.                     Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party signatory hereto, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until the Maturity Date unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon five (5) days’ prior written notice upon payment in full of the Obligations (other than contingent indemnity claims not yet asserted or threatened) and termination of the Commitments.  Each notice delivered by the Borrowers under this Section 13.1 may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied).  In the event the Obligations are prepaid in full (whether voluntary or involuntary, including upon acceleration thereof, other than in connection with any prepayment of the Obligations upon the occurrence of a Change of Control or the sale of all or substantially all of the assets of the Credit Parties) and this Agreement is terminated on or before the first anniversary of the Closing Date (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to one-half of one percent (.50%) of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date. For the avoidance of doubt, to the extent the above described liquidated damages are payable hereunder, such early termination fee shall be paid upon any automatic or other acceleration of the Maturity Date, including, without limitation, any automatic or contractual acceleration upon the commencement of a case or proceeding under the United States Bankruptcy Code or any applicable provisions of comparable state law, by, or with respect to, Borrower.

13.2.                     Termination.  The termination of the Agreement shall not affect any Credit Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than contingent indemnity claims not yet asserted or threatened) have been fully and indefeasibly paid, disposed of, concluded or liquidated and all Commitments have been terminated.  The security interests, Liens and rights granted to Agent for the benefit of the Secured Parties hereunder and the financing statements filed in connection therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until the Termination Date.  Upon the occurrence of the Termination Date or any release of Collateral or any part thereof in accordance with the provisions of this Agreement, then the Collateral (or such part of the Collateral) shall be released from the security interests created by this Agreement and Agent shall, upon the request and at the sole cost and expense of the Borrowers and receipt by Agent of a certificate from an Authorized Officer of the Borrowing Agent confirming that such release (other than in connection with the occurrence of the Termination Date) is permitted under this Agreement and each Other Document, assign, transfer and deliver to Credit Parties, without recourse to or warranty by Agent, such of the Collateral or any part thereof as may be in possession of and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination of the Liens granted pursuant to this Agreement.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than contingent indemnity claims not yet asserted or threatened) are indefeasibly paid and performed in full and all Commitments have been terminated.

XIV.                      REGARDING AGENT.

14.1.                     Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to enter into the Other Documents and to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the benefit of Lenders entitled thereto.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.                     Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder or for the existence, priority or perfection of  the Liens and security interests granted hereunder or under any Other Documents or in the value of any of  the Collateral.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower.  The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.  Anything herein to the contrary notwithstanding, none of the “Joint Lead Arrangers,” “Joint Bookrunners,” “Co-Documentation Agents,” “Co-Syndication Agents” or Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any Other Document, except in its capacity, as applicable, as Agent, Collateral Agent, Administrative Agent, a Lender or the Issuer hereunder or thereunder.  No Secured Party has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any Other Document, and the relationship between the Credit Parties, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  No joint venture is created hereby or by any Other Document or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Credit Parties and the Secured Parties.

Without limiting the foregoing, the Agent shall not be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any Other Document, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under and in accordance with the provisions of Section 14.7 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action.  The Agent shall be fully justified in requesting direction from the Required Lenders in the event this Agreement or any Other Document is silent or vague with respect to Agent’s duties, rights or obligations.  The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision.  In no instance shall the Agent have any liability for special, consequential or indirect damages or penalties (including lost profits) even if it has been advised of the likelihood of the same.  Without prejudice to the generality of the foregoing, the Agent shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Agent’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts.

14.3.                     Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Credit Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Credit Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Credit Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any Other Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Credit Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent.  If a successor Agent shall not have been so appointed within said sixty (60) Business Day period, the retiring Agent may appoint a successor Agent reasonably satisfactory to Borrower who shall serve as an Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowing Agent and such Person remove such Person as Agent and, in consultation with the Borrowing Agent, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

14.4.                     Certain Rights of Agent.  The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Other Documents the Agent is permitted or required to take or to grant.  If Agent shall request any such instructions, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.                     Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing (including any electronic message), resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the acts, omissions, negligence or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.  In determining compliance with any condition hereunder, the Agent shall be entitled to receive, and shall not incur any liability for relying upon, a certificate of an Authorized Officer or an opinion of counsel or both certifying as to compliance with such condition.  The Agent may consult with legal counsel (who may be counsel for the Credit Parties or any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.6.                     Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received written notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders and Borrowers.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.                     Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, including, without limitation, the fees and expenses of its agents and attorneys, whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.                     Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9.                     Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.3, 9.7, 9.8, 9.10 and 9.11 or Borrowing Base Certificates from Borrowers pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.              Borrowers’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.              No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

14.12.              Other Documents.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13.              Withholding Tax.  To the extent required by any Applicable Law Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Body asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Other Document against any amount due Agent under this Section 14.13.  The agreements in this Section 14.13 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.  For purposes of this Section 14.13, the term “Lender” shall include any Swing Loan Lender and any Issuer.

14.14.              Collateral and Guaranty Matters.  Each of the Lenders (including in their capacity as counterparties to any Hedge Liabilities or Cash Management Liabilities) irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Agent under this Agreement and/or any applicable Other Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted under this Agreement to a Person that is not a Credit Party, (iii) that constitutes Excluded Collateral, or (iv) if approved, authorized or ratified in writing in accordance with Section 16.2 and (b) to release any Guarantor from its obligations under this Agreement and the Other Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.  Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and the Other Documents pursuant to this Section 14.14.

XV.                           BORROWING AGENCY.

15.1.                     Borrowing Agency Provisions.

(a)                                 Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)                                 The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof.

(c)                                  Each of the Borrowers shall be jointly and severally liable with respect to their Obligations under the Agreement and the Other Documents to which it is party (including the Obligations to repay the Advances and interest and fees thereon, together with each other payment, reimbursement, indemnification and contribution Obligation under this Agreement and any Other Document).  Such joint and several liability of each Borrower shall not be impaired or released by, and each Borrower irrevocably waives any defense it might have by virtue of:  (i) the failure of any Lender or the Agent or any successor or assign thereof to assert any claim or demand or to exercise or enforce any right, power or remedy against any Borrower, any other Person, any collateral under this Agreement or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the obligations under this Agreement or any Other Document or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including any collateral under this Agreement or otherwise) securing payment, performance and/or observance of any of the obligations under this Agreement or the Other Documents or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) any action or inaction on the part of any Lender, the Agent or any other Person, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Borrower, or a guarantor or surety of or for any or all of the Obligations under this Agreement or the Other Documents, (v) any disability, incapacity or lack or powers, authority or legal personality of or dissolution or change in the members or status of any Borrower or any other person, (vi) any unenforceability, illegality or invalidity of any obligation of any other Person under this Agreement or any Other Document or any other document, guaranty or security, (vii) any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Credit Party under this Agreement or an Other Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of such other Borrower’s obligations hereunder be construed as if there were no such circumstances, (viii) the release or substitution of any other Borrower in respect of the Obligations, or (ix) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the joint and several nature of the obligations of such or any other Borrower.  It is understood and agreed that the Lenders and the Agent shall be entitled to payment from any one or more Borrowers, as determined by the Lenders and the Agent in their discretion, of any amount due in accordance with this Agreement and the Other Documents, and no Lender nor the Agent shall be required to seek prior or simultaneous payment from any other Borrower.  Until the indefeasible payment in full in cash of all Obligations and the expiration or termination of the Commitments under this Agreement, each Borrower hereby agrees that it shall not exercise any right or remedy arising by reason of any performance by such Borrower of its obligations hereunder, whether by subrogation, reimbursement, contribution, indemnification or otherwise, against any other Borrower or any other Person or any Collateral for any of the Obligations.

(d)                                 Notwithstanding anything to the contrary in Section 15.1(c), the obligations of each Borrower under Section 15.1(c) with respect to advances made by a Secured Party to one or more other Borrowers shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Borrower’s undertakings hereunder subject to avoidance as a fraudulent transfer or fraudulent conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case taking into account the provisions of Section 15.1(e), and after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Borrower pursuant to applicable law or any agreement providing for an equitable allocation among such Borrower and the other Borrowers and Affiliates of the Borrowers of obligations arising under co-borrowings or guarantees by such parties.

(e)                                  The Borrowers hereby agree, as between themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below) by reason of the payment by such Borrower of any of the Obligations, each other Borrower shall, on written demand of such Excess Funding Borrower (but subject to the immediately following sentence), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Borrower Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Borrower) of the Excess Borrower Payment (as defined below) in respect of such Obligations.  The payment obligation of a Borrower to any Excess Funding Borrower under this clause (e) shall be subordinated and subject in right of payment to the prior payment in full of the Obligations and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment in full of all of the Obligations.  For purposes of this Section 15.1(e), (i) “Excess Funding Borrower” means a Borrower that has paid an amount in excess of its Pro Rata Borrower Share of the Obligations, (ii) “Excess Borrower Payment” means the amount paid by an Excess Funding Borrower in excess of its Pro Rata Borrower Share of the Obligations and (iii) “Pro Rata Borrower Share” means, for any Borrower, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Borrower (excluding any shares of stock of any other Borrower) exceeds the amount of all the debts and liabilities of such Borrower (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Borrower hereunder and any obligations of any other Borrower that have been guaranteed by such Borrower) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Borrowers exceeds the amount of all the debts and liabilities of all of the Borrowers (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrowers under this Agreement and the Other Documents), determined (A) with respect to any Borrower that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Borrower, as of the date such Borrower becomes a Borrower hereunder.

15.2.                     Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the Termination Date.

XVI.                      MISCELLANEOUS.

16.1.                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Credit Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Credit Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Credit Party irrevocably appoints as such Credit Party’s Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction.  Each Credit Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens with respect to any action brought in the aforesaid courts.  The provisions of Sections 3.6, 16.20 and 16.21 are included solely out of an abundance of caution and shall not be construed to mean that any provisions of Texas law are in any way applicable to this Agreement, the Other Documents or any of the Obligations.

16.2.                     Entire Understanding; Amendments; No Waiver by Course of Conduct.

(a)                                 This Agreement and the documents executed concurrently herewith contain the entire understanding among each Credit Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Credit Party’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Credit Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders, Agent with the consent in writing of the Required Lenders, and the applicable Credit Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents (other than with respect to Cash Management Products and Services and Lender-Provided Hedges, other similar agreements or the Fee Letter, which shall require only the consent of the parties thereto) executed by the applicable Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Credit Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)                  increase the Commitment Percentage, or the maximum dollar amount of the Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii)               whether or not any Advances are outstanding, extend the Maturity Date or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)            except in connection with any increase pursuant to Section 2.15 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv)           alter the definition of the term  Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)              alter, amend or modify the provisions of Sections 2.10(e), 2.11 (as it relates to the pro rata reduction of the Lenders’ commitments) or 11.5, or any other provision hereof providing for the pro rata sharing by the Lenders of payments received on the Revolving Advances or the pro rata reduction of their commitments to make Advances without the consent of all Lenders;

(vi)           other than in accordance with the provisions of this Agreement upon the occurrence of the Termination Date or with respect to any disposition of Collateral permitted under this Agreement, release all or substantially all of the Collateral without the consent of all Lenders;

(vii)        change the exculpatory provisions in this Agreement benefitting Agent without the consent of all Lenders;

(viii)     permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Line Cap for more than thirty (30) consecutive Business Days or exceed one hundred and five percent (105%) of the Line Cap without the consent of all Lenders directly affected thereby;

(ix)           increase the Advance Rates above the Advance Rates in effect on the Closing Date, or alter the definitions of Eligible In-Transit Fuel Inventory, Eligible In-Transit Sand Inventory, Eligible Inventory, Eligible Receivables in a manner that would increase the Formula Amount without the consent of Supermajority Lenders; or

(x)              release any Guarantor or Borrower (except as otherwise permitted under this Agreement) without the consent of all Lenders.

(c)                                  Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)                                 Nothing herein contained, and no act done or omitted by the Agent pursuant to the powers and rights granted it herein, shall be deemed to be a waiver by the Agent of its rights and remedies under this Agreement, any Organizational Document of any Credit Party or any related document, but this Agreement is made and accepted without prejudice to any of the rights and remedies possessed by the Agent under the terms hereof or thereof.  The right of the Agent to collect any amounts due to the Secured Parties hereunder or any Other Document and to enforce its rights with respect to Collateral may be exercised by the Agent either prior to, simultaneously with or subsequent to any action taken by it hereunder or any Other Document.

16.3.                     Successors and Assigns; Participations.

(a)                                 This Agreement shall be binding upon and inure to the benefit of each Credit Party, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Credit Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)                                 Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances (other than Swing Loans) to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off to the extent permitted by Applicable Law) with respect to the portion of such Advances (other than Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof, and each Participant shall have the benefits of Section 3.10 hereof (subject to the rights and limitations therein, provided that any forms required to be provided by any Participant pursuant to Section 3.10 shall be provided to the participating Lender) provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder, unless the sale of the participation is made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed) and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Participant shall have the benefits of Section 3.10 hereof.  Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.  No Lenders shall transfer, grant or sell any participation under which the participant shall have the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would require the approval of all Lenders pursuant to Section 16.2(b).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement and the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register

(c)                                  Any Lender may assign all or any part of its rights and obligations under or relating to Revolving Advances (other than Swing Loans) under this Agreement and the Other Documents to one or more additional banks or financial institutions (each such assignee, a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided that any such assignment will require the consents of Agent and Borrowing Agent (not to be unreasonably withheld or delayed), except that no consent of Borrowing Agent shall be required for an assignment during an Event of Default or to a Lender or an Affiliate of a Lender.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender (with respect to its own interests) at any reasonable time and from time to time upon reasonable prior written notice.  Agent shall receive (i) all documentation and other information required by required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (ii) a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)                                   Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower; provided that the Transferee or prospective Transferee agrees to be bound by a non-disclosure agreement approved by Borrowers pursuant to which Borrowers are third party beneficiaries.

(g)                                  Notwithstanding anything to the contrary in this Section 16.3:  (i) no sale, transfer or assignment of all or any portion of any Lender’s rights and obligations under or relating to Loans under this Agreement shall be made to any Credit Party or any of their respective Affiliates.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.                     Application of Payments.  Subject to application of payments and proceeds in accordance with Section 11.5, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.                     Indemnity.  Each Credit Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of:  (a) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (c) any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (d) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Credit Party, any Affiliate or Subsidiary of any Credit Party, (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not brought by any Credit Party, any director, equity holder or creditor thereof, any Indemnified Party or any other Person and whether or not any Indemnified Party is a party thereto and (g) arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided in Section 15.1, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to Section 15.1; provided, however, notwithstanding anything in this Section 16.5, to the contrary, no Credit Party shall be required to indemnify any Indemnified Party for any Claim which, in each case is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s own gross negligence or willful misconduct or that of its respective Affiliates or each of their respective officers, directors, employees, advisors and agents, or (y) any dispute solely among Indemnified Parties and not involving a Credit Party or any Subsidiary or Affiliate thereof and not arising out of or in connection with, in each case is found in a final non-appealable judgment by a court of competent jurisdiction, (i) the Agent’s or its Affiliates’ respective capacities in connection with this Agreement or in fulfilling their roles as Agent, arranger or bookrunner or (ii) any action or inaction of a Credit Party, any of its Subsidiaries or Affiliates.  Without limiting the generality of any of the foregoing (but subject to clauses (x) and (y) above), each Credit Party shall defend, protect, indemnify, pay and save harmless each

Indemnified Party from (A) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (B) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous or other real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  To the extent relating to Hazardous Substances at the Real Property, the Credit Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that the presence of any Hazardous Substances results from the actions on the part of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing (but subject to clauses (x)-(z) above), this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Credit Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  No Indemnified Party shall be liable for any damage arising from the use by others of information relating to the Credit Parties obtained through electronic, telecommunications or other information systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnified Person.  This Section 16.5 shall not apply to Taxes, other than any Taxes that represent claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses or disbursements arising from any non-Tax claim.

16.6.                     Notice.  Any notice or request hereunder to any Credit Party may be given to Borrowing Agent at its address set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice or request hereunder to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                                  In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)                                 In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                                  In the case of electronic transmission, when actually received;

(f)                                   In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)                                  If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)                               If to Agent or PNC at:

PNC Bank, National Association
c/o PNC Business Credit
2100 Ross Avenue, Suite 1850
Dallas, Texas  75201
Attention:                       Ron Eckhoff
Telephone:                 (214) 871-1261
Facsimile:                       (214) 871-2015

with a copy to:

PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania  15219
Attention:                       Lisa Pierce
Telephone:                 (412) 762-6442
Facsimile:                       (412) 762-8672

with an additional copy of non-routine notices only to (which shall not constitute notice):

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention:                       Michelle Suarez
Telephone:                 (214) 964-9500
Facsimile:                       (214) 964-9501

(B)                               If to a Lender other than Agent, to the address for the Lender as set forth in Agent’s records.

(C)                               If to Borrowing Agent or any Borrower:

Emerge Energy Services Operating LLC
5600 Clearfork Main Street
Fort Worth, Texas  76109
Attention:                       Deborah Deibert
Telephone:                 (817) 618-4012
Facsimile:                       (817) 488-7739
Email:                                          DDeibert@emergelp.com

with copies to:

Insight Equity Management Company LLC
1400 Civic Place, Suite 250
Southlake, Texas  76092

Attention:                       Warren Bonham
Telephone:                 (817) 488-5917
Facsimile:                       (817) 488-7739
Email:                                          wbonham@insightequity.com

Attention:                       Robert J. Conner, General Counsel
Telephone:                 (817) 865-2534
Facsimile:                       (817) 488-7739
Email:                                          rconner@insightequity.com

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas  77002
Attention:                       M. Catherine Ozdogan
Telephone:                 (713) 546-7494
Facsimile:                       (713) 546-5401

16.7.                     Survival.  The obligations of Borrowers under Sections 2.2, 2.8(g), Article III, 4.18(d), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.                     Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.                     Expenses.  (A) All documented costs and expenses including attorneys’ fees (which in the case of clauses (b) and (e) shall be reasonable and which in each case below, includes the costs and disbursements of one (1) lead counsel for Agent and Lenders and one (1) additional local counsel in each applicable jurisdiction) incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this

Agreement or any of the Other Documents, (b) in connection with the entering into, syndication, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any Other Document, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Credit Party or any other creditor of a Credit Party, (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and the Other Documents or (f) without limiting the foregoing, in ensuring compliance with Article IV and Section 6.6, and all of the foregoing may be charged to Borrowers’ Account and shall be part of the Obligations.

(B)                               At any time, Agent may retain a financial advisor to Agent and the Lenders (the “Financial Advisor”) to conduct a detailed review of the financial statements, financial projections, existing business model, operations and long-term credit structure of the Parent Guarantor and its Subsidiaries and such other matters relating to the Parent Guarantor and its Subsidiaries as Agent shall determine.  The Credit Parties shall cooperate with the Financial Advisor and provide the Financial Advisor all such information reasonably requested by it.  Without limiting Section 16.9(A), the Credit Parties shall be responsible for, and timely pay, all reasonable and documented fees and reasonable out-of-pocket expenses and disbursements of the Financial Advisor, including, if requested by the Financial Advisor and approved by Agent, a retainer to be applied to such fees and expenses.

16.10.              Injunctive Relief.  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.              Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Credit Party (or any Subsidiary of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.              Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.              Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

16.14.              Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.              Confidentiality; Sharing Information.  Agent, each Lender and each Transferee shall hold all non-public information of the Borrowers and their Subsidiaries obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees (provided that any prospective Transferee has agreed in writing to hold such information confidential), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and this Agreement has been terminated.  Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16.              Publicity.  Each Borrower agrees that any references to Agent, any Lender or any of their respective affiliates made in connection with the Transactions are subject to the prior approval of Agent or such Lender, as applicable, which approval shall not be unreasonably withheld.  Agent and Lenders shall not be permitted to use information related to the syndication and arrangement of the Loans in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of their choice at their own expense, without the prior written consent of Parent Guarantor (such consent not to be unreasonably withheld or delayed); provided, that (I), notwithstanding anything to the contrary herein, Agent and Lenders may include references to the Loans in their marketing materials without the prior written consent of Borrowers so long as such references shall be limited to:  (i) a description of the Transactions, including industry type; (ii) a reproduction of any Borrower’s logo; (iii) a description of Agent’s and/or Lenders’ roles in the Transactions (e.g., administrative agent, arranger); (iv) the date and amount of the Loans; and (v) the names of the Borrowers and the other Credit Parties, and (II) upon the consent by Parent Guarantor, Agent and Lenders may make and distribute reproductions of such consented-to marketing, press releases or other transactional announcements or updates.

16.17.              Certifications From Banks and Participants; USA PATRIOT Act.

(a)                                 Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the

United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations:  (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)                                 The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lenders may from time to time request, and Borrowers shall provide to any such Lender, each Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.              Anti-Terrorism Laws.  Each Credit Party represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until the Termination Date, that:  (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (c) engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.

16.19.              Concerning Joint and Several Liability of Borrowers.

(a)                                 Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the obligations of each of them.

(b)                                 Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The obligations of each Borrower under the provisions of this Section 16.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the Applicable Laws or regulations thereunder which might, but for the provisions of this Section 16.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 16.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 16.19 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 16.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender.  The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)                                   The provisions of this Section 16.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 16.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 16.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g)                                  Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h)                                 Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below).  The payment obligation of any Borrower to any Excess Funding Borrower under this Section 16.19(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations.  For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share,” for the purposes of this Section 16.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 16.19(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

16.20.              Non-Applicability of Chapter 346.  The parties hereto hereby agree that, except for the opt-out provisions of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement, any of the Other Documents, or the Obligations.

16.21.              BORROWERS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT.  EACH BORROWER HEREBY WAIVES ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF THE BORROWERS’ OWN SELECTION, EACH BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER.  EACH BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT EACH BORROWER (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO AGENT, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER DOCUMENTS.

16.22.              Amendment and Restatement.

(i)                                     On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and the Existing Credit Agreement shall thereafter be of no further force and effect except to evidence (i) the incurrence by the Borrowers of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Closing Date), (ii) the representations and warranties made by the Credit Parties prior to the Closing Date and (iii) any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in such Existing Credit Agreement).

(ii)                                  The terms and conditions of this Agreement and the rights and remedies of the Agent and the Lenders under this Agreement and the Other Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement.

(iii)                               The Credit Parties hereby reaffirm the Liens granted pursuant to the Existing Credit Agreement and the Other Documents (as defined in the Existing Credit Agreement) and existing immediately prior to the Closing Date to the Agent for the benefit of the Secured Parties, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations.  After giving effect to this Agreement and the transactions contemplated hereby, neither the modification of the Existing Credit Agreement effected pursuant to this amendment and restatement nor the execution, delivery, performance or effectiveness of this Agreement (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to this Agreement or any Other Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.  The Parent Guarantor hereby reaffirms its obligations under the Guaranty, which shall remain in full force and effect.

(iv)                              On and after the Closing Date, (i) all references to this Agreement in the Other Documents (other than this Agreement) shall be deemed to refer to this Agreement and (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Other Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement.

(v)                                 This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any Other Document, all terms and conditions of the Other Documents remain in full force and effect unless otherwise specifically amended hereby or by any Other Document.

(vi)                              For the avoidance of doubt, unless otherwise specified in this Agreement, all “baskets” set forth in this Agreement shall be calculated from the Closing Date.

(vii)                           The Advances outstanding under the Existing Credit Agreement on the Closing Date shall be deemed borrowed hereunder, and the Lenders shall fund such portion of the Advances or receive prepayment of such Advances as directed by the Agent such that after giving effect thereto each Lender has made its Commitment Percentage of the Advances outstanding on the Closing Date.

16.23.              Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)                                     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(ii)                                  the effects of any Bail-in Action on any such liability, including, if applicable:

(a)                                 a reduction in full or in part or cancellation of any such liability;

(b)                                 a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Other Document; or

(c)                                  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank; signature pages follow.]

Each of the parties has signed this Agreement as of the day and year first above written.

PARENT GUARANTOR:

EMERGE ENERGY SERVICES LP

By: EMERGE ENERGY SERVICES GP LLC, its general partner

By:	/s/ Warren B. Bonham
Name:	Warren B. Bonham
Title:	Vice President

BORROWERS:

EMERGE ENERGY SERVICES OPERATING LLC

By:	/s/ Warren B. Bonham
Name:	Warren B. Bonham
Title:	Vice President

SUPERIOR SILICA SANDS LLC

By: EMERGE ENERGY SERVICES OPERATING LLC, its sole member

By:	/s/ Warren B. Bonham
Name:	Warren B. Bonham
Title:	Vice President

[Signature Page]

Second Amended and Restated Revolving Credit and Security Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Ronald Eckhoff
Name:	Ronald Eckhoff
Title:	Vice President

[Signature Page]

Second Amended and Restated Revolving Credit and Security Agreement